CLIFFORD CHANCE

Exhibit 10.1
Execution Version

AMENDMENT AND RESTATEMENT AGREEMENT
DATED ____27 June _____ 2023
FOR
WYNN MACAU, LIMITED
AS COMPANY

WM CAYMAN HOLDINGS LIMITED II
AS BORROWER
THE SUBORDINATED CREDITORS
AND
THE SUBORDINATED DEBTORS
WITH
BANK OF CHINA LIMITED, MACAU BRANCH
AS AGENT

RELATING TO THE FACILITY AGREEMENT DATED 16 SEPTEMBER 2021

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CONTENTS
Clause	Page

1. Definitions and Interpretation	2
2. Representations	3
3. Amendments	3
4. Continuity and Further Assurance	3
5. Costs and Expenses	4
6. Miscellaneous	4
7. Governing Law	4
Schedule 1 The Subordinated Creditors	5
Schedule 2 The Subordinated Debtors	6
Schedule 3 Restated Facilities Agreement	7

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THIS AGREEMENT is dated ____27 June______ 2023 and made between:
(1)WYNN MACAU, LIMITED, an exempted company incorporated in the Cayman Islands with limited liability with registered office at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, South Church Street, George Town, Grand Cayman KY1-1104, Cayman Islands with registration number 230109 (the "Company");
(2)WM CAYMAN HOLDINGS LIMITED II, an exempted company incorporated in the Cayman Islands with limited liability with registered office at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, South Church Street, George Town, Grand Cayman KY1-1104, Cayman Islands with registration number 230468 (the "Borrower");
(3)THE PERSONS listed in Schedule 1 (The Subordinated Creditors) (each a "Subordinated Creditor");
(4)THE PERSONS listed in Schedule 2 (The Subordinated Debtors) (each a "Subordinated Debtor"); and
(5)BANK OF CHINA LIMITED, MACAU BRANCH as agent of the other Finance Parties (the "Agent").
RECITALS:
(a)The Lenders made available the Facilities (as defined in the Original Facility Agreement) to the Borrower pursuant to the Original Facility Agreement (as defined below).
(b)A Screen Rate Replacement Event (as defined in the Original Facility Agreement) has occurred.
(c)Pursuant to a consent request letter dated _____28 April_____ 2023, the Borrower requested that the Agent seek consent from the Majority Lenders to amend the terms of the Original Facility Agreement in order to (i) enable the transition of the base rate for loans denominated in US Dollars from LIBOR to Term SOFR, (ii) adjust for certain economic differences between LIBOR and Term SOFR and (iii) reflect operational and mechanical changes to the calculation and notification of interest and other amounts.
(d)The Majority Lenders (as defined in the Original Facility Agreement) have consented to the amendments to the Original Facility Agreement that are to become effective pursuant to this Agreement. Accordingly, the Agent is authorised to execute this Agreement on behalf of the Majority Lenders pursuant to paragraph (b) of clause 34.4 (Replacement of Screen Rate) of the Original Facility Agreement.
IT IS AGREED as follows:
1.DEFINITIONS AND INTERPRETATION
1.1Definitions
In this Agreement:
"Amended Facility Agreement" means the Original Facility Agreement, as amended and restated by this Agreement.

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"Amendment Document" means:
(a)this Agreement; or
(b)the Amended Facility Agreement.
"Consent Request Letter (Covenant Waivers 2022)" means the consent request letter dated 7 March 2022 from the Borrower to the Agent.
"Consent Response Letter (Covenant Waivers 2022)" means the consent request letter dated 5 May 2022 from the Agent to the Borrower.
"Effective Date" means the date of this Agreement.
"Original Facility Agreement" means the facility agreement dated 16 September 2021 between, among others, the Borrower, the Company and the Agent, as amended and supplemented by the Consent Request Letter (Covenant Waivers 2022) and the Consent Response Letter (Covenant Waivers 2022).
"Subordination Deed" means the subordination agreement dated 16 September 2021 between the Borrower, the Subordinated Creditors, the Subordinated Debtors and the Agent.
1.2Incorporation of defined terms
(a)Unless a contrary indication appears, a term defined in the Original Facility Agreement has the same meaning in this Agreement.
(b)The principles of construction set out in the Original Facility Agreement shall have effect as if set out in this Agreement.
1.3Clauses
In this Agreement any reference to a "Clause" or a "Schedule" is, unless the context otherwise requires, a reference to a Clause in or a Schedule to this Agreement.
1.4Third party rights
A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.
1.5Designation
In accordance with the Original Facility Agreement, each of the Borrower and the Agent designates each Amendment Document as a Finance Document.
2.REPRESENTATIONS
1.1No filing or stamp fees or taxes
Each Obligor makes the representations and warranties set out in clause 18.8 (No filing or stamp fees or taxes) on the Effective Date to the Finance Parties, but as if references to "Finance Documents" therein were references to this Agreement and the Amended Facility Agreement.

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1.2Repeating Representations
The Repeating Representations are deemed to be made by each Obligor (in each case, by reference to the facts and circumstances then existing) on the Effective Date as if references to "this Agreement" or "Finance Documents" in the Repeating Representations included this Agreement and the Amended Facility Agreement.
3.AMENDMENTS
With effect from the Effective Date, the Original Facility Agreement shall be amended and restated so that it shall be read and construed for all purposes as set out in Schedule 3 (Restated Facilities Agreement).
4.CONTINUITY AND FURTHER ASSURANCE
1.1Consent of Obligors
On the Effective Date, each Obligor:
(a)confirms its acceptance of the Amended Facility Agreement; and
(b)agrees that it is bound as an Obligor by the terms of the Amended Facility Agreement.
1.2Continuing obligations
The provisions of the Original Facility Agreement and the other Finance Documents shall, save as amended by this Agreement, continue in full force and effect.
1.3Confirmation of guarantee obligations
For the avoidance of doubt, the Company confirms for the benefit of the Finance Parties that all guarantee and indemnity obligations owed by it under the Amended Facility Agreement (including under Clause 17 of the Amended Facility Agreement) shall (a) remain in full force and effect notwithstanding the amendments referred to in Clause 3 (Amendments) and (b) extend to any new obligations assumed by the Borrower under the Finance Documents as a result of this Agreement (including, but not limited to, under the Amended Facility Agreement).
1.4Confirmation of subordination obligations
For the avoidance of doubt, each Subordinated Debtor and Subordinated Creditor confirms for the benefit of the Finance Parties that, notwithstanding the amendments referred to in Clause 3 (Amendments), all of their respective obligations owed by it under the Subordination Deed remain in full force and effect and continue to be legal, valid, binding and enforceable obligations in accordance with the terms of the Subordination Deed.
1.5Further assurance
The Borrower, shall, at the request of the Agent and at the Borrower's own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Agreement.
5.COSTS AND EXPENSES
The Borrower shall, within 15 days of receipt of a written demand, pay the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by the

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Agent in connection with the negotiation, preparation, printing and execution of this Agreement and any other documents referred to in this Agreement.
6.MISCELLANEOUS
1.1Incorporation of terms
The provisions of clause 1.2 (Constructions), clause 34 (Amendments and waivers) and clause 44 (Enforcement) of the Original Facility Agreement shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those clauses to "this Agreement" or "the Finance Documents" are references to this Agreement.
1.2Construction as one document
Subject to the terms of this Agreement, the Original Facility Agreement will remain in full force and effect and, from the Effective Date, the Original Facility Agreement and this Agreement will be read and construed as one document.
1.3Counterparts
This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
7.GOVERNING LAW
This Agreement is governed by English law.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

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Schedule 1
THE SUBORDINATED CREDITORS

Original Subordinated Creditors	Registered no.	Jurisdiction
Wynn Macau, Limited	230109	Cayman Islands
WML Corp. Ltd.	299062	Cayman Islands
WML Finance I Limited	292770	Cayman Islands

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Schedule 2
THE SUBORDINATED DEBTORS

Original Subordinated Debtors	Registered no.	Jurisdiction
WM Cayman Holdings Limited II	230468	Cayman Islands
Wynn Resorts (Macau) S.A.	14917 (SO)	Macau

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Schedule 3
RESTATED FACILITIES AGREEMENT

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Execution version
FACILITY AGREEMENT

dated 16 September 2021 (as amended and restated on the Amendment and Restatement Effective Date)

for

WM CAYMAN HOLDINGS LIMITED II

arranged by
BANK OF CHINA LIMITED, MACAU BRANCH

with

BANK OF CHINA LIMITED, MACAU BRANCH
acting as Agent

Legal counsel to the Obligors: Kirkland & Ellis
Legal counsel to the Finance Parties: Clifford Chance

CONTENTS
Clause	Page

1. Definitions and Interpretation	1
2. The Facilities	38
3. Purpose	41
4. Conditions of Utilisation	42
5. Utilisation	43
6. Repayment	45
7. Prepayment and Cancellation	46
7A. Rate Switch	50
8. Interest	50
9. Interest Periods	53
10. Changes to the Calculation of Interest – Facility A Loans (Term SOFR)	54
10A. Changes to the Calculation of Interest – Facility A Loans (LIBOR) or Facility B Loans	55
10B. Break Costs	57
11. Fees	57
12. Tax Gross-up and Indemnities	58
13. Increased Costs	62
14. Other Indemnities	64
15. Mitigation by the Lenders	65
16. Costs and Expenses	66
17. Guarantee and Indemnity	67
18. Representations	70
19. Information Undertakings	77

20. Financial Covenants	80
21. General Undertakings	87
22. Events of Default	98
23. Changes to the Lenders	103
24. Changes to the Obligors	107
25. Role of the Agent and the Arranger	108
26. Conduct of Business by the Finance Parties	117
27. Sharing Among the Finance Parties	117
28. Payment Mechanics	120
29. Set-off	123
30. Notices	123
31. Calculations and Certificates	125
32. Partial Invalidity	126
33. Remedies and Waivers	126
34. Amendments and Waivers	126
35. Confidential Information	134
36. Confidentiality of Funding Rates and Reference Bank Quotations	139
37. Contractual Recognition of Bail-in	141
38. Non-Recourse Liability	143
39. Counterparts	143
40. USA PATRIOT Act	144
41. Acknowledgement Regarding any Supported QFCs	144
42. Beneficial Ownership	145
43. Governing Law	145
44. Enforcement	145
Schedule 1 The Original Lenders	147

TOC \f \h \z \t "General 2 L1,1"

THIS AGREEMENT is dated 16 September 2021 (and amended and restated on the Amendment and Restatement Effective Date (as defined below)) and made between:
(1)WYNN MACAU, LIMITED, an exempted company incorporated in the Cayman Islands with limited liability with registered office at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, South Church Street, George Town, Grand Cayman KY1-1104, Cayman Islands with registration number 230109 (the "Company");
(2)WM CAYMAN HOLDINGS LIMITED II, an exempted company incorporated in the Cayman Islands with limited liability with registered office at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, South Church Street, George Town, Grand Cayman KY1-1104, Cayman Islands with registration number 230468 (the "Borrower");
(3)BANK OF CHINA LIMITED, MACAU BRANCH as mandated lead arranger (the "Arranger");
(4)THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as lenders (the "Original Lenders"); and
(5)BANK OF CHINA LIMITED, MACAU BRANCH as agent of the other Finance Parties (the "Agent").
IT IS AGREED as follows:
SECTION 1
INTERPRETATION
1.DEFINITIONS AND INTERPRETATION
1.1Definitions
In this Agreement:
"2019 Indenture" means the indenture dated 17 December 2019 between the Company and Deutsche Bank Trust Company Americas, as trustee.
"Acceleration Event" means an Event of Default in respect of which the Agent has taken any action pursuant to paragraph (b) or (c) of Clause 22.14 (Acceleration).
"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
"Amendment and Restatement Agreement" means the amendment and restatement agreement dated _______27 June_____ 2023 between, among others, the Borrower, the Company and the Agent.
"Amendment and Restatement Effective Date" means the Effective Date (as defined in the Amendment and Restatement Agreement).
"Annual Financial Statements" means the financial statements for a Fiscal Year delivered pursuant to paragraph (a) of Clause 19.1 (Financial statements).
"Anti-Bribery Laws" has the meaning given to that term in Clause 21.13 (FCPA).

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"Anti-Terrorism Laws" means the Executive Order, the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 et seq.), the USA PATRIOT Act, the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), any other applicable law or regulation administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or other Governmental Authority, in each case for the purpose of controlling or preventing terrorism and related activities and any law enacted in the United States of America after the date of this Agreement for such purposes.
"Approved Corporate Administrative Fees" means, for any Fiscal Year, such amount of Corporate Administrative Fees, when added to all other Corporate Administrative Fees paid by or on behalf of Wynn Resorts Macau during such Fiscal Year, does not exceed 50 per cent. of the costs incurred by Wynn Resorts and certain of its affiliates during such Fiscal Year in relation to its participation in respect of certain corporate overheads with the Company and its subsidiaries plus fees related to design, marketing and employment services provided by Wynn Resorts and certain of its affiliates.
"Approved IP Fees" means the IP Fees as set out in the IP Agreement but without regard to any amendment, variation or supplement that would have the effect of increasing such IP Fees pursuant to the terms of the IP Agreement.
"Assignment Agreement" means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.
"Auditors" means Ernst & Young LLP or such other firm of independent accountants of international recognised standing as may be appointed by the Borrower.
"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
"Availability Period" means the period from and including the date of this Agreement to and including the date falling one Month before the Termination Date.
"Available Commitment" means, in relation to a Facility, a Lender's Commitment under that Facility minus:
(a)the amount of its participation in any outstanding Loans under that Facility; and
(b)in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made under that Facility on or before the proposed Utilisation Date, other than that Lender's participation in any Loans under that Facility that are due to be repaid or prepaid on or before the proposed Utilisation Date.
"Available Facility" means, in relation to a Facility, the aggregate for the time being of each Lender's Available Commitment in respect of that Facility.
"Base Currency" means US dollars.
"Basel II" means "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004.

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"Board of Directors" means:
(c)with respect to a corporation, the board of directors of the corporation;
(d)with respect to a limited partnership, the board of directors of the general partner of the partnership; and
(e)with respect to any other Person (other than a natural person), the board or committee of such Person serving a similar function.
"Borrower Group" means the Borrower and its Subsidiaries for the time being and "Borrower Group Member" shall mean any member of the Borrower Group.
"Break Costs" means the amount (if any) by which:
(f)the interest (excluding any portion thereof representing the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:
(g)the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.
"Business Day" means a day (other than a Saturday or Sunday):
(h)on which banks are open for general business in the Macau SAR, Singapore and, in relation to any day for payments or purchase of either HK dollars or US dollars, both Hong Kong and New York City; and
(i)(in relation to the fixing of an interest rate in respect of a Facility A Loan (Term SOFR)) which is a US Government Securities Business Day.
"Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all classes of membership interests in a limited liability company, any and all classes of partnership interests in a partnership, any and all equivalent ownership interests in a Person and any and all warrants, rights or options to purchase any of the foregoing.
"Code" means the US Internal Revenue Code of 1986.
"Commitment" means a Facility A Commitment or a Facility B Commitment.
"Common Terms Agreement" means the common terms agreement between, among others, Wynn Resorts Macau and Bank of China Limited, Macau Branch as the intercreditor agent originally dated 14 September 2004 and most recently amended and restated by the Common Terms Agreement Sixth Amendment Agreement dated 21 December 2018 between, among others, Wynn Resorts Macau and Bank of China Limited, Macau Branch as the intercreditor agent (as further amended and/or restated from time to time).
"Company's Agent" means the Borrower, appointed to act on behalf of the Company in relation to the Finance Documents pursuant to Clause 2.4 (The Company's Agent).

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"Compliance Certificate" means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).
"Concession Contract" means the concession contract dated 24 June 2002 between the Macau SAR and Wynn Resorts Macau for the operation of games of chance and other games in casinos in the Macau SAR (including any extension or renewal thereof to the extent permitted pursuant to Clause 21.24 (Amendments to documents)).
"Concession Extension" means the granting of an extension or renewal by the Macau SAR of the concession granted to Wynn Resorts Macau for the operation of games of chance and other games in casinos in the Macau SAR pursuant to the Concession Contract.
"Confidential Information" means all information relating to the Borrower, any Obligor, the Group, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:
(j)any Group Member or any of its advisers; or
(k)another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any Group Member or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:
(i)information that:
(A)is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 35 (Confidential Information); or
(B)is identified in writing at the time of delivery as non-confidential by any Group Member or any of its advisers; or
(C)is known by that Finance Party before the date the information is disclosed to it in accordance with paragraph (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; or
(D)is independently developed by a Finance Party without that Finance Party breaching Clause 35 (Confidential Information); and
(ii)any Funding Rate or Reference Bank Quotation.
"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Borrower and the Agent.

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"Corporate Administrative Fees" means any fees payable by Wynn Resorts Macau to any Corporate Services Provider pursuant to the Corporate Administrative Fees Agreements.
"Corporate Administrative Fees Agreements" means the framework agreements disclosed in the Company's filings with HKSE (prior to the date of this Agreement) regarding corporate services, design services, employment services and marketing services and any other agreements which may be needed in the future by and among Wynn Resorts Macau, the Company, Wynn Resorts and certain of its subsidiaries in respect of the abovementioned services.
"Corporate Services Provider" means Wynn Resorts and certain of its affiliates in their capacity as a party to the Corporate Administrative Fees Agreements.
"Cotai Property" means the luxury hotel resort, retail and entertainment complex and casino facilities known as "Wynn Palace" designed, developed, constructed, operated and maintained on land leased under the Cotai Land Concession Contract.
"Cotai Site" means the land described in the Cotai Land Concession Contract.
"Cotai Land Concession Contract" means the land concession contract agreed to by and between Palo, Wynn Resorts Macau and the Macau SAR dated 2 May 2012 pursuant to Dispatch number 16/2012 (including any extension or renewal thereof to the extent permitted pursuant to Clause 21.24 (Amendments to documents)).
"Cotai Site Easements" the easements appurtenant, easements in gross, licence agreements and other rights running for the benefit of Palo and/or appurtenant to the Cotai Site.
"Credit Adjustment Spread" means 0.1% per annum.
"Default" means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
"Defaulting Lender" means any Lender:
(a)which has failed to make its participation in a Loan available (or has notified the Agent or the Borrower (which has notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders' participation);
(b)which has otherwise rescinded or repudiated a Finance Document; or
(c)with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraph (a) above:
(i)its failure to pay is caused by:
(A)administrative or technical error; or
(B)a Disruption Event, and
payment is made within three Business Days of its due date; or

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(ii)the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.
"Designated Jurisdiction" means, at any time, any country, region or territory to the extent that such country, region or territory (or portion thereof) itself is the subject of any Sanctions.
"Designated Person" means a Person:
(a)listed in the annex to, or otherwise subject to the provisions of, the Executive Order;
(b)named as a "Specially Designated National and Blocked Person" on the most current list published by Office of Foreign Assets Control of the U.S. Department of the Treasury at its official website or any replacement website or other replacement official publication of such list; or
(c)with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law or who or which is the subject of any Sanctions provided that such Person is named as a "prohibited person", "prohibited entity" or equivalent or, as the case may be, who or which is named as a Person that is the subject of any Sanctions (in each case) on any list published by any Governmental Authority (including, without limitation, the authorities referred to in the definition of "Sanctions" in this Clause 1.1) pursuant to or otherwise in connection with any Anti-Terrorism Laws or any Sanctions.
"Disrupted Lender" has the meaning given to that term in (in the case of a Facility A Loan (Term SOFR)) Clause 10.2 (Market disruption) or (in the case of a Facility A Loan (LIBOR) or a Facility B Loan) Clause 10A.2 (Market disruption).
"Disruption Event" means either or both of:
(d)a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or
(e)the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)from performing its payment obligations under the Finance Documents; or
(ii)from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
"Eligible Institution" means any Lender or other person selected by the Borrower and which, in each case, is not a Group Member.
"Environment" means land, including any natural or man-made structures; water; and air.

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"Environmental Claim" means any formal claim by any Person as a result of or in connection with any material violation of Environmental Law which claim could reasonably be expected to give rise to any remedy or penalty (whether interim or final) or liability for any Group Member or any Finance Party (in its capacity as such in the transactions contemplated by the Finance Documents).
"Environmental Law" means any law or regulation of the Macau SAR with regard to:
(a)harm to the health of humans; or
(b)the pollution or protection of the Environment.
"Environmental Licence" means any material permit, licence, approval, registration, notification, exemption or any other authorisation required under any Environmental Law.
"Equity Injection" means the cash proceeds of:
(c)fully paid ordinary shares or non-redeemable preference shares in the Borrower, or fully paid redeemable shares in the Borrower with a redemption date at least six Months after the Termination Date, which are (in each case) issued to WML Corp and/or the Company, in each case, for cash; and/or
(d)Subordinated Loans.
"Event of Default" means any event or circumstance specified as such in Clause 22 (Events of Default).
"Excluded Lender" means any Defaulting Lender or Non-Consenting Lender.
"Executive Director" means Ms. Linda Chen and any successors approved by the government of the Macau SAR to hold a de minimis economic interest in Wynn Resorts Macau solely for the purposes of complying with applicable Legal Requirements in the Macau SAR.
"Executive Order" means Executive Order 13224 on Terrorist Financing: Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, Or Support Terrorism issued September 23, 2001, as amended by Order 13268.
"Existing Facilities" means the Term Loan Facilities and the Revolving Credit Facilities (as each such term is defined in the Common Terms Agreement).
"Facility" means Facility A or Facility B.
"Facility A" means the USD revolving loan facility made available under this Agreement as described in Clause 2 (The Facilities).
"Facility A Commitment" means:
(e)in relation to an Original Lender, the amount set opposite its name under the heading "Facility A Commitment" in Schedule 1 (The Original Parties) and the amount of any other Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

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(f)in relation to any other Lender, the amount of any Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.
"Facility A Loan" means a Facility A Loan (LIBOR) or a Facility A Loan (Term SOFR).
"Facility A Loan (LIBOR)" means a loan made or to be made under Facility A that is not a Facility A Loan (Term SOFR), or the principal amount outstanding for the time being of that loan.
"Facility A Loan (Term SOFR)" means a loan made or to be made under Facility A which is, or becomes, a "Facility A Loan (Term SOFR)" pursuant to Clause 7A (Rate Switch), or the principal amount outstanding for the time being of that loan.
"Facility B" means the HKD revolving loan facility made available under this Agreement as described in Clause 2 (The Facilities).
"Facility B Commitment" means:
(g)in relation to an Original Lender, the amount set opposite its name under the heading "Facility B Commitment" in Schedule 1 (The Original Lenders) and the amount of any other Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and
(h)in relation to any other Lender, the amount of any Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.
"Facility B Loan" means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.
"Facility Office" means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.
"Fallback Interest Payment (Term SOFR)" means the aggregate amount of interest that:
(i)is, or is scheduled to become, payable under paragraph (b), (c) or (d) of Clause 10.1 (Unavailability of Term SOFR); and
(j)relates to a Facility A Loan (Term SOFR).
"FATCA" means:
(k)sections 1471 to 1474 of the Code or any associated regulations;
(l)any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

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(m)any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraph (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.
"FATCA Application Date" means:
(n)in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or
(o)in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.
"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.
"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.
"Fee Letter" means any letter or letters dated on or about the date of this Agreement between the Arranger and the Borrower (or the Agent and the Borrower) setting out any of the fees referred to in Clause 11 (Fees).
"Finance Document" means this Agreement, the Subordination Agreement, any Fee Letter, any Utilisation Request and any other document designated as such by the Agent and the Borrower.
"Finance Party" means the Agent, the Arranger or a Lender.
"Financial Indebtedness" means any indebtedness for or in respect of:
(p)moneys borrowed;
(q)any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;
(r)any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument (but, in each case, excluding Trade Instruments);
(s)the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a balance sheet liability (other than any liability in respect of a lease or hire purchase contract which would, in accordance with GAAP in force prior to 1 January 2019, have been treated as an operating lease);
(t)receivables sold or discounted, but only to the extent of the recourse to the relevant Borrower Group Member;
(u)any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition which is classified as a borrowing under GAAP;

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(v)any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);
(w)any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument (excluding any Trade Instrument) issued by a bank or financial institution (each, an "instrument") provided that the underlying obligation in respect of which the instrument was issued would, under one or more of the other paragraphs of this definition, be treated as being Financial Indebtedness; and
(x)the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.
"Fiscal Year" has the meaning given to that term in Clause 20.1 (Financial definitions) of this Agreement.
"Fixed HKD/USD Exchange Rate" means an exchange rate of HKD7.80:USD1
"Funding Rate" means a Funding Rate (Facility A) or a Funding Rate (Facility B).
"Funding Rate (Facility A)" means any individual rate notified by a Disrupted Lender to the Agent pursuant to paragraph (a)(ii) of Clause 10.3 (Cost of funds).
"Funding Rate (Facility B)" means any individual rate notified by a Disrupted Lender to the Agent pursuant to paragraph (d) of Clause 10A.2 (Market disruption).
"Funds Flow Statement" means a funds flow statement (in respect of the flow of funds to occur on the date on which the Existing Facilities are repaid in full) in a form agreed between the Borrower and the Agent on or prior to the date of this Agreement.
"GAAP" means, in respect of the Borrower and other members of the Group, IFRS and, in respect of any person, generally accepted accounting principles applicable in the jurisdiction of that person from time to time.
"Governing Documents" means, collectively, as to any Person, the certificate of incorporation, the memorandum and articles of association or bylaws, any shareholders agreement, certificate of formation, limited liability company agreement, partnership agreement or other formation or constituent documents applicable to such Person.
"Governmental Authority" means, as to any Person, the government of the Macau SAR, any other national, state, provincial or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, in each case having jurisdiction over such Person, or any arbitrator with authority to bind such Person at law.
"Group" means the Company and its Subsidiaries for the time being and "Group Member" shall mean any member of the Group.

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"Guarantee Obligation" means any guarantee, indemnity, letter of credit or other legally binding assurance against loss granted by one Person in respect of any Financial Indebtedness or other liability or obligation of another Person, or any agreement to assume any Financial Indebtedness of any other Person or to supply funds or to invest in any manner whatsoever in such other Person by reason of Financial Indebtedness of such Person; provided that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing Person shall be deemed to be the lower of (1) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (2) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation (unless such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing Person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith).
"HIBOR" means, in relation to any Facility B Loan:
(y)the applicable Screen Rate as of the Specified Time for the currency of that Facility B Loan and for a period equal in length to the Interest Period of that Facility B Loan;
(z)(if no Screen Rate is available for HK dollars or for the Interest Period for that Facility B Loan) the relevant Reference Bank Rate; or
(aa)as otherwise determined pursuant to Clause 10A (Changes to the Calculation of Interest – Facility A Loans (LIBOR) or Facility B Loans),
and if, in either case, that rate is less than zero, HIBOR shall be deemed to be zero.
"Historic Term SOFR" means, in relation to any Facility A Loan (Term SOFR), the most recent Term SOFR for a period equal in length to the Interest Period of that Facility A Loan (Term SOFR) and which is as of a US Government Securities Business Day which is no more than three US Government Securities Business Days before the Quotation Day.
"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary.
"IFRS" means International Financial Reporting Standards to the extent applicable to the relevant financial statements.
"Impaired Finance Party" means a Finance Party at any time when:
(a)it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;
(b)it otherwise rescinds or repudiates a Finance Document;
(c)(if the Finance Party is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of "Defaulting Lender"; or
(d)an Insolvency Event has occurred and is continuing with respect to the Agent;
unless, in the case of paragraph (a) above:

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(i)its failure to pay is caused by administrative or technical error or a Disruption Event and payment is made within five (5) Business Days of its due date; or
(ii)the Finance Party is disputing in good faith whether it is contractually obliged to make the payment in question.
"Increase Confirmation" means a confirmation substantially in the form set out in Schedule 8 (Form of Increase Confirmation).
"Increase Lender" has the meaning given to that term in Clause 2.2 (Increase).
"Increased Costs" has the meaning given to it under Clause 13 (Increased Costs).
"Increased Costs Lender" means a Lender in respect of which:
(a)an Obligor is required to pay Increased Costs under Clause 13 (Increased Costs), or a Tax Payment; or
(b)on or after the date which is three Months before the earliest FATCA Application Date for any payment by a Party to a Lender (or to the Agent for the account of that Lender), that Lender is not, or has ceased to be, a FATCA Exempt Party and, as a consequence, a Party reasonably believes that it will be required to make a FATCA Deduction from a payment to that Lender (or to the Agent for the account of that Lender) on or after that FATCA Application Date.
"Indirect Tax" means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.
"Information Memorandum" means the lender presentation prepared by the Borrower concerning the Group which, at the Borrower's request and on its behalf, was prepared in relation to this transaction and distributed by the Arranger to selected financial institutions before the date of this Agreement.
"Insolvency Event" in relation to an entity means that the entity:
(a)is dissolved (other than pursuant to a consolidation, amalgamation or merger);
(b)becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;
(c)makes a general assignment, arrangement or composition with or for the benefit of its creditors;
(d)institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

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(e)has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:
(i)results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or
(ii)is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;
(f)has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;
(g)has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);
(h)seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);
(i)has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;
(j)causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or
(k)takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.
"Interpolated Historic Term SOFR" means, in relation to any Facility A Loan (Term SOFR), the rate (rounded to the same number of decimal places as the Term SOFR) which results from interpolating on a linear basis between:
(l)either:
(i)the most recent Term SOFR (as of a day which is not more than three US Government Securities Business Days before the Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of that Facility A Loan (Term SOFR); or
(ii)if no such Term SOFR is available for a period which is less than the Interest Period of that Facility A Loan (Term SOFR), the most recent Overnight SOFR for a day which is not more than three, and not less than two, US Government Securities Business Days before the Quotation Day; and

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(m)the most recent Term SOFR (as of a day which is not more than three US Government Securities Business Days before the Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of that Facility A Loan (Term SOFR).
"Interpolated Term SOFR" means, in relation to any Facility A Loan (Term SOFR), the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:
(a)either:
(i)Term SOFR (as of the Specified Time) for the longest period (for which Term SOFR is available) which is less than the Interest Period of that Facility A Loan (Term SOFR); or
(ii)if no such Term SOFR is available for a period which is less than the Interest Period of that Facility A Loan (Term SOFR), Overnight SOFR for the day that is two US Government Securities Business Days before the Quotation Day; and
(b)Term SOFR (as the Specified Time) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of that Facility A Loan (Term SOFR).
"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.5 (Default interest).
"IP Agreement" means the Amended and Restated Fourth Amendment to Intellectual Property Licence Agreement dated 19 September 2009.
"IP Fees" means the "Licensing Fee" as defined in the IP Agreement.
"Junior Party" has the meaning given to that term in the Subordination Agreement.
"Land Concession Contract" means the land concession contract agreed to by Wynn Resorts Macau with the Macau SAR on 4 June 2004 which forms an integral part of Dispatch number 81/2004 as amended by Dispatch number 58/2009 (including any extension or renewal thereof to the extent permitted pursuant to Clause 21.24 (Amendments to documents)).
"Legal Requirements" means all laws, statutes, orders, decrees, injunctions, licenses, permits, approvals, agreements and regulations of any Governmental Authority having jurisdiction over the matter in question.
"Legal Reservations" means:
(a)the principle that certain (including equitable) remedies may be granted or refused at the discretion of a court, the principle of reasonableness and fairness where implied by law and the limitation of enforcement by laws relating to bankruptcy, insolvency, reorganisation, court schemes, administration, moratoria and other laws generally affecting the rights of creditors;
(b)the time barring of claims under applicable statutes of limitation (or equivalent legislation), the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of acquiescence, set off or counterclaim;

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(c)similar principles, rights and defences in respect of the enforceability of a contract, agreement or undertaking under the laws of any relevant jurisdiction;
(d)the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;
(e)the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant; and
(f)any other matters which are set out as qualifications or reservations as to matters of law of general application and which are set out in the Legal Opinions.
"Legal Opinion" means any legal opinion delivered to the Agent pursuant to Clause 4 (Conditions of Utilisation) or otherwise in connection with any Finance Document.
"Lender" means:
(g)any Original Lender; and
(h)any bank, financial institution, trust, fund or other entity which has become a Party as a "Lender" in accordance with Clause 2.2 (Increase) or Clause 23 (Changes to the Lenders),
which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.
"LIBOR" means, in relation to any Facility A Loan (LIBOR):
(i)the applicable Screen Rate as of the Specified Time for the currency of that Facility A Loan (LIBOR) and for a period equal in length to the Interest Period of that Facility A Loan (LIBOR);
(j)(if no Screen Rate is available for US dollars or for the Interest Period for that Facility A Loan (LIBOR)) the relevant Reference Bank Rate; or
(k)as otherwise determined pursuant to Clause 10A (Changes to the Calculation of Interest – Facility A Loans (LIBOR) or Facility B Loans),
and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero.
"Listing Rules" means the rules as in effect from time to time governing the listing of securities on The Stock Exchange of Hong Kong Limited ("HKSE").
"LMA" means the Loan Market Association.
"Loan" means a Facility A Loan or a Facility B Loan.
"London Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London.
"Macau Gaming Laws" means Law No. 16/2001 and Administrative Regulation No. 26/2001, as amended from time to time, and other laws promulgated by any Governmental Authority of the Macau SAR and applying to gaming operations in the Macau SAR.
"Macau SAR" means the Macau Special Administrative Region.

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"Major Project Document" means any of:
(l)the Concession Contract;
(m)the Land Concession Contract;
(n)the IP Agreement; and
(o)the Cotai Land Concession Contract.
"Majority Lenders" means a Lender or Lenders whose US dollar equivalent amount of Commitments aggregate more than 50 per cent. of the US dollar equivalent amount of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 50 per cent. of the US dollar equivalent amount of the Total Commitments immediately prior to the reduction). For the purposes of the definition of "Majority Lenders", the "equivalent" of HKD in USD (and vice versa) shall be determined by the Agent by reference to the Fixed HKD/USD Exchange Rate.
"Margin" means, in respect of a Loan, 2.625% per annum, but if:
(p)the first Quarterly Date has occurred; and
(q)the Leverage Ratio as at the most recent Quarterly Date is within the range set out below and the Agent has received, in accordance with Clause 19.1 (Financial statements), the Borrower's financial statements for the period ending on such Quarterly Date together with the Compliance Certificate required under Clause 19.2 (Compliance Certificate) in respect of such financial statements, then, the Margin will be the percentage per annum set out below in the column opposite that range:

Leverage Ratio	Margin
Less than 1.5	1.875%
Greater than or equal to 1.5 but less than 2.25	2.000%
Greater than or equal to 2.25 but less than 3.0	2.125%
Greater than or equal to 3.0 but less than 3.5	2.375%
Greater than or equal to 3.5 but less than 4.0	2.625%
4.0 or above	2.875%

provided that:

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(a)(in the case of any decrease in the Margin) no Event of Default has occurred and is continuing and, prior to 1 July 2023, if any decrease would result in the Margin falling below 2.625% per annum, the Margin shall instead be deemed to be 2.625% per annum;
(b)any increase or decrease in the Margin for a Loan shall take effect on (i) (save where paragraph (a) above applies) the date immediately following the date of delivery of the Compliance Certificate for that Relevant Period pursuant to Clause 19.2 (Compliance Certificate); or (ii) if a decrease has not taken effect because of an Event of Default continuing, then such change shall take effect on the first day on which that Event of Default ceases to be continuing; or (iii) if an increase is to take effect and the Borrower fails to deliver the Compliance Certificate on or before the date required pursuant to Clause 19.2 (Compliance Certificate), then such change shall take effect on the latest date the Borrower was permitted to deliver such Compliance Certificate; and
(c)if, following receipt by the Agent of the Annual Financial Statements and related Compliance Certificate, those statements and Compliance Certificate do not confirm the basis for a reduced or increased Margin, then the provisions of paragraphs (b) and (c) of Clause 8.4 (Payment of interest) shall apply and (subject to such Clause) the Margin for that Loan shall be the percentage per annum determined using the table above and the revised Leverage Ratio calculated using the figures in that Compliance Certificate.
"Market Disruption Rate (Facility A)" means the percentage rate per annum which is the aggregate of the Reference Rate (Facility A) and the Credit Adjustment Spread.
"Material Adverse Effect" means a material adverse effect on:
(d)the business, operations, property or financial condition of the Group (taken as a whole);
(e)the ability of the Company and the Borrower (taken as a whole) to perform their payment obligations under the Finance Documents;
(f)subject to Legal Reservations, the validity or enforceability of any Finance Document or the rights and remedies of any Finance Party under any Finance Document.
"Money Laundering Laws" has the meaning given to that term in Clause 21.14 (Money Laundering Laws).
"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(g)(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;
(h)if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(i)if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

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The above rules will only apply to the last Month of any period.
"New Lender" has the meaning given to that term in Clause 23 (Changes to the Lenders).
"Non-Consenting Lender" has the meaning given to that term in Clause 34.6 (Replacement of Lender).
"Obligor" means the Borrower or the Company.
"OFAC" has the meaning given to that term in Clause 21.12 (OFAC).
"Operatives" means a shareholder, officer, employee, servant, controlling Person, executive, director, agent, authorised representative or Affiliate of any of the Obligors or of any Group Member.
"Original Financial Statements" means the audited financial statements of the Borrower for the financial year ended 31 December 2020 (being the audited balance sheets (each, on a consolidated basis) of the Borrower prepared in accordance with IFRS, as at the end of such financial year and the related audited statements of income and of cash flows (each, on a consolidated basis) for such financial year) prepared under IFRS.
"Overnight SOFR" means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published (before any correction, recalculation or republication by the administrator) by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).
"Palo" means Palo Real Estate Company Limited a company with limited liability incorporated in the Macau SAR with registration number 27319 SO.
"Party" means a party to this Agreement.
"Performance Bond" means:
(j)the guarantee to be provided under article 61 of the Concession Contract; and/or
(k)the guarantee or equivalent to be provided in connection with any renewal, extension, tender or other process conducted by the Macau SAR government in connection with the granting, extension or renewal of the Concession Contract.
"Performance Bond Facility" means:
(l)a facility extended to Wynn Resorts Macau by the Performance Bond Provider in accordance with the terms of the Performance Bond Facility Agreement for the issuance of a Performance Bond; or
(m)any other facility extended to a Borrower Group Member by a Performance Bond Provider for the issuance of a Performance Bond.
"Performance Bond Facility Agreement" means the agreement dated as of 14 September 2004 between the Performance Bond Provider and Wynn Resorts Macau.
"Performance Bond Provider" means Banco Nacional Ultramarino, S.A. or such other Person as may be acceptable to the Agent.

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"Permitted Businesses" means:
(a)the development, construction, ownership, operation, management, maintenance, refurbishment, enhancement and financing of hotel resorts and casinos in the Macau SAR as permitted under the Concession Contract;
(b)the operation of casino games of chance or other forms of gaming in one or more locations in the Macau SAR in connection with Wynn Macau, the Cotai Property or any other integrated casino resort, in each case as permitted under the Concession Contract; and
(c)the ownership, operation or oversight of food and beverage, spa, entertainment production, convention, retail, residential, foreign exchange, transportation and outsourcing of in-house facilities, businesses or other activities which are necessary for, incident to, arising out of, supportive of or connected to the development, construction, financing, ownership, operation, maintenance, refurbishment or enhancement of such hotel resorts and casinos, including the holding of shares and other interests permitted hereunder in members of the Group (directly or indirectly) engaged in any of the foregoing.
"Permitted Disposal" means any sale, lease, transfer or other disposal:
(a)comprised in the entry into of any leases or licenses with respect to any space on or within the Site or the Cotai Site where the entry into of such lease or licence is part of Wynn Resorts Macau's or, as the case may be, Palo's Permitted Businesses and is not otherwise prohibited by the terms of the Finance Documents;
(b)arising as a result of any Permitted Security;
(c)required as a result of any dedication of minor strips and/or gores of land to any Governmental Authority in Macau for public purposes;
(d)in the case of the Company only, permitted pursuant to the 2019 Indenture (in the form existing as at the date of this Agreement);
(e)which is a Permitted Selldown; or
(f)not falling within any of the above paragraphs but made with the prior written consent of the Agent (acting on the instructions of the Majority Lenders).
"Permitted Financial Indebtedness" means:
(a)until the first Utilisation Date, the Existing Facilities;
(b)Financial Indebtedness under any Finance Document, any Performance Bond Facility, any Subordinated Loan or any Guarantee Obligations represented by the guarantee required to be issued pursuant to clause 7 of the Land Concession Contract or clause 7 of the Cotai Land Concession Contract;
(c)Financial Indebtedness of any Borrower Group Member incurred for the purpose of repaying the balance of the principal amount owing to all Lenders provided the Agent is satisfied that upon the incurrence of such Financial Indebtedness or immediately thereafter that all amounts owing to the Finance Parties under the Finance Documents will be repaid and discharged in full;
(d)Financial Indebtedness of the Borrower provided that:

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(i)such Financial Indebtedness is incurred in the Borrower's ordinary course of trading;
(ii)no Event of Default has occurred and is continuing or would result from such incurrence of Financial Indebtedness;
(iii)the Leverage Ratio, as at the date of such incurrence of Financial Indebtedness, if determined on a pro forma basis after giving effect to the creation, assumption or sufferance to exist of such Financial Indebtedness (when taken together with all such other Financial Indebtedness of the Borrower Group permitted under the Finance Documents), would not exceed 4.50:1; and
(iv)the provider (or providers) of such Financial Indebtedness do not (in respect of such Financial Indebtedness) have the benefit of any Security (save for any Security referred to in paragraphs (h) and (n) of the definition of "Permitted Security" set out in this Clause 1.1) and such Financial Indebtedness does not constitute Guarantee Obligations in respect of any WML Debt;
(e)Financial Indebtedness owed by any Borrower Group Member to any other Borrower Group Member;
(f)Financial Indebtedness under, or in respect of, any Permitted Swap Transaction;
(g)Financial Indebtedness not permitted by any of the preceding paragraphs provided that:
(i)such Financial Indebtedness is incurred in the relevant Borrower Group Member's ordinary course of trading;
(ii)no Event of Default has occurred and is continuing or would result from such incurrence of Financial Indebtedness; and
(iii)the outstanding principal amount of which does not exceed USD25,000,000 (or its equivalent in other currencies) in aggregate for the Borrower Group at any time and does not constitute Guarantee Obligations in respect of any WML Debt; and
(h)other Financial Indebtedness approved in writing by the Agent (acting on the instructions of the Majority Lenders).
"Permitted Loan" means:
(a)extensions of trade credit in the ordinary course of business (including, without limitation, advances to patrons of Wynn Macau or the Cotai Property casino and gaming operations consistent with ordinary course gaming operations) provided that such extensions are in compliance with all Legal Requirements;
(b)loans and advances to employees of Wynn Resorts Macau or Palo in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount not to exceed USD5,000,000 or its equivalent at any one time outstanding;

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(c)any advance, loan or extension of credit (by way of guarantee or otherwise) by a member of the Borrower Group to another member of the Borrower Group; and
(d)any advance, loan or extension of credit (by way of guarantee or otherwise) not permitted by any of the preceding paragraphs provided that (i) no Event of Default shall have occurred and be continuing or would result therefrom, (ii) no Material Adverse Effect shall have occurred and be continuing or would result therefrom, (iii) such advance, loan or extension of credit is made in the relevant Borrower Group Member's ordinary course of trading, (iv) where such advance, loan or extension of credit is made after the delivery of the Compliance Certificate in respect of the first Quarterly Date, had such advance, loan or extension of credit been made immediately prior to the most recent Quarterly Date, the Borrower would as at that Quarterly Date still have been in compliance with Clause 20.2 (Financial condition), and (v) such advance, loan or extension of credit (by way of guarantee or otherwise) does not constitute Guarantee Obligations in respect of any WML Debt, the outstanding amount of which does not exceed USD25,000,000 (or its equivalent in other currencies) in aggregate for the Borrower Group at any time.
"Permitted Payment" means:
(a)any Restricted Payment by any Borrower Group Member (other than the Borrower) in favour of the holder(s) of shares or equity interests in such Borrower Group Member;
(b)any Restricted Payment by the Borrower, provided that:
(i)the payment is made when no Event of Default is continuing or would occur immediately after the making of the payment;
(ii)the payment is made after the delivery of the Compliance Certificate in respect of the first Quarterly Date; and
(iii)had the payment been made immediately prior to the most recent Quarterly Date, the Borrower would, as that Quarterly Date, still have been in compliance with Clause 20.2 (Financial condition);
(c)the payment of Approved IP Fees and Approved Corporate Administrative Fees provided that, in each case:
(i)no Event of Default has occurred and is continuing or would result from such payment; and
(ii)the aggregate amount paid pursuant to this paragraph (c) does not exceed in any Fiscal Year, any cap set out from time to time in any Corporate Administrative Fees Agreement or, as the case may be, the IP Agreement;

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(d)any repayment by any Subordinated Debtor (as defined in the Subordination Agreement) under any Subordinated Loan made to it solely for the purpose of the Company paying any amount with respect to WML Debt provided that (i) such repayments (when taken together) would not exceed (in aggregate) USD150,000,000 in any Fiscal Year, (ii) no Event of Default is continuing or would result from such repayment, (iii) such repayment is made after the delivery of the Compliance Certificate in respect of the first Quarterly Date, (iv) had the repayment been made immediately prior to the most recent Quarterly Date, the Borrower would, as at that Quarterly Date, still have been in compliance with Clause 20.2 (Financial condition) (for the avoidance of doubt, subject to paragraph (g) of Clause 20.4 (Equity cure)) and (v) following such repayment, such repaid amount of such Subordinated Loan is not available for redrawing and the commitment of the relevant Junior Party in respect of such Subordinated Loan (equal to the amount so repaid) is cancelled on the date of such repayment; and
(e)the payment to any of its Affiliates of the direct cost incurred by that Affiliate (excluding any internal administration charges, internal handling fees, internal mark-ups or any other internal fees, costs, charges or impositions of a similar nature levied, imposed or charged by that Affiliate) for the acquisition of any assets, or the procurement or any services, to be used by Wynn Resorts Macau or Palo in its Permitted Business at or directly related to Wynn Macau and/or the Cotai Property.
"Permitted Security" means:
(a)any Security granted in respect of the Existing Facilities, provided that such Existing Facilities have been repaid in full on the first Utilisation Date and the Borrower is cooperating with the Finance Parties in good faith to arrange for such Security to be discharged as soon as practicable;
(b)liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the relevant Borrower Group Member in conformity with applicable GAAP;
(c)carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like liens arising in the ordinary course of business for amounts which are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceeding (such contested proceedings conclusively operating to stay the sale of any such Property on account of such lien);
(d)pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation provided that if such pledges are being contested, appropriate reserves (determined in accordance with the applicable GAAP are maintained on the books of the relevant Borrower Group Member);
(e)deposits by or on behalf of any Borrower Group Member to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, appeal bonds and other obligations of a like nature incurred in the ordinary course of business;

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(f)easements, rights-of-way, restrictions, encroachments and other similar encumbrances and other minor defects and irregularities in title, in each case incurred in the ordinary course of business that, in the aggregate, do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of any Borrower Group Member;
(g)licenses of patents, trademarks and other intellectual property rights granted by any Borrower Group Member in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of any Borrower Group Member;
(h)any attachment or judgment lien not constituting an Event of Default;
(i)liens in favour of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(j)any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of the Site and Site Easements or the Cotai Site and Cotai Site Easements;
(k)any Security over or affecting any asset acquired by a Borrower Group Member after the date of this Agreement if:
(i)that Security was not created in contemplation of the acquisition of that asset by a Borrower Group Member;
(ii)the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by that Borrower Group Member; and
(iii)such Security is removed or discharged within 6 months of the date of acquisition of such asset;
(l)any Security over or affecting any asset of any company which becomes a Borrower Group Member after the date of this Agreement, where that Security is created prior to the date on which that company becomes a Borrower Group Member and if:
(i)that Security was not created in contemplation of the acquisition of that asset by that company;
(ii)the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by that company; and
(iii)such Security is removed or discharged within 6 months of that company becoming a Borrower Group Member;
(m)any Security in favour of the Macau SAR government over assets of the Borrower Group securing the obligations of Wynn Resorts Macau under the Concession Contract and required pursuant to the Concession Contract;

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(n)any Security over cash deposited with, or held for the account of, any Borrower Group Member securing reimbursement obligations owing by that Borrower Group Member under performance bonds, guaranties, commercial or standby letters of credit, bankers' acceptances or similar instruments or the guarantee required to be issued pursuant to clause 7 of the Land Concession Contract or clause 7 of the Cotai Land Concession Contract, granted in favour of the issuers of such performance bonds, guaranties, commercial letters of credit or bankers' acceptances, so long as (i) the performance bonds, guaranties, commercial or standby letters of credit, bankers' acceptances or similar instruments are issued for the benefit of a trade creditor of that Borrower Group Member or, in respect of the guarantee required to be issued pursuant to clause 7 of the Land Concession Contract or clause 7 of the Cotai Land Concession Contract, for the benefit of a Governmental Authority in the Macau SAR and (ii) the amount of cash secured by such Security does not exceed 110 % of the amount of the Financial Indebtedness secured thereby (ignoring any interest earned or paid on such cash);
(o)any netting or set-off arrangements entered into by any Borrower Group Member under any Permitted Swap Transaction or in the normal course of its banking arrangements and the standard account operating procedures of the bank for the purpose of netting debit and credit balances;
(p)any Security arising under title transfer or retention of title arrangements entered into by any Borrower Group Member in the normal course of its trading activities on the counterparty's standard or usual terms, provided that such arrangements shall be limited to Property of an aggregate value not exceeding USD5,000,000 or its equivalent;
(q)any lien arising by operation of law and in the ordinary course of business;
(r)any Quasi-Security arising as a result of a disposal which is a Permitted Disposal;
(s)any other Security over assets the book value of which (when aggregated with the book value of any other assets subject to Security given by members of the Borrower Group other than any permitted under paragraphs (a) to (r) above) does not exceed USD25,000,000 (or its equivalent) and provided that:
(i)such Security is granted in the ordinary course of trading of the relevant Borrower Group Member; and
(ii)no Event of Default has occurred and is continuing or would result from such grant of Security; and
(t)other Security approved in writing by the Agent (acting on the instructions of the Majority Lenders).
"Permitted Selldown" means, on or after the date of this Agreement, any sale, lease, transfer or other disposal (whether through a single transaction or a series of transactions and whether related or not) directly or indirectly of the outstanding Capital Stock of Wynn Resorts Macau provided that:

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(a)the Borrower beneficially owns, directly or indirectly, at least 60 per cent. of the outstanding Capital Stock of Wynn Resorts Macau (for this purpose, any class of Capital Stock of Wynn Resorts Macau which has a de minimis economic interest and which has been created and issued to the Executive Director solely for the purposes of complying with applicable Legal Requirements in the Macau SAR shall be deemed to not form part of the outstanding Capital Stock of Wynn Resorts Macau);
(b)no Event of Default has occurred and is continuing or will occur as a result of such sale, lease, transfer or other disposal;
(c)such sale, lease, transfer or other disposal does not, nor will it, result in a breach of or an event of default (howsoever described) under any Major Project Document (other than the IP Agreement);
(d)such sale, lease, transfer or other disposal is effected and (once effected) will be, in compliance with all applicable Legal Requirements (including, without limitation, those of the Macau SAR);
(e)such sale, lease, transfer or other disposal is effected after the delivery of the Compliance Certificate in respect of the first Quarterly Date; and
(f)the Leverage Ratio and the Interest Coverage Ratio as at the most recent Quarterly Date, if determined on a pro forma basis after giving effect to such sale, lease, transfer or other disposal, would not (in respect of the Leverage Ratio) exceed 4.5:1.0 or (in respect of the Interest Coverage Ratio) be less than 2.5:1.0.
"Permitted Swap Transaction" means any derivative transaction entered into to protect against or benefit from any Group Member's exposure to fluctuations in any rate, price, index or credit rating (whether in relation to interest rates, commodity prices, currency exchange or otherwise) but excluding any transaction entered into for purely speculative purposes.
"Person" means any natural person, corporation, partnership, firm, association, Governmental Authority or any other entity whether acting in an individual, fiduciary or other capacity.
"Property" means any property or assets including without limitation any right or interest (whether legal or equitable) in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.
"Property Mandatory Prepayment Event" means the occurrence of any of the following events or circumstances:
(a)any temporary administrative intervention is made by the Macau SAR under article 44 of Law no. 16/2001, of 24 September and pursuant to clause 79 of the Concession Contract;
(b)the Macau SAR takes any formal measure seeking the unilateral dissolution of the Concession Contract under article 45 of Law no. 16/2001, of 24 September and pursuant to clause 80 thereof or the Macau SAR gives notice pursuant to article 80(3) of the Concession Contract and the Company fails to comply with the terms thereof within the grace period specified therein;

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(c)any event after which Wynn Resorts Macau does not have such licenses, concessions, subconcessions or other permits or authorisations as are necessary for the Company and its Subsidiaries to own or manage casino or gaming areas or operate casino games of fortune and chance in the Macau SAR in substantially the same manner and scope as the Company and its Subsidiaries are entitled to at the date of this Agreement, for a period of thirty (30) consecutive days or more, and such event has a material adverse effect (after taking into account all resources, insurance, indemnity and assurance to the Group) on the ability of the Company and the Borrower (taken as a whole) to perform their payment obligations under the Finance Documents;
(d)the termination, rescission, revocation or modification of the Concession Contract resulting from or in connection with any renewal, extension tender or other process conducted by the Macau SAR government in connection with the granting, extension or renewal of the Concession Contract where such renewal, extension, tender or other process (i) does not result in the granting, extension or renewal of the Concession Contract or (ii) results in Wynn Resorts Macau not having such licenses, concessions, subconcessions or other permits or authorisations as are necessary for the Group to own or manage casino or gaming areas or operate casino games of fortune and chance in Macau SAR in substantially the same manner and scope as the Group is entitled to at the date of this Agreement for a period of thirty (30) consecutive days or more, and, in the case of a modification of the Concession Contract only, such event has a material adverse effect (after taking into account all resources, insurance, indemnity and assurance to the Group) on the ability of the Company and the Borrower (taken as a whole) to perform their payment obligations under the Finance Documents; and/or
(e)the Land Concession Contract or the Cotai Land Concession Contract is terminated or rescinded or Macau SAR takes any formal measure seeking any termination of (i) the Land Concession Contract pursuant to clause 15 thereof or any rescission pursuant to Clause 16 thereof or (ii) the Cotai Land Concession Contract pursuant to clause 14 thereof or any rescission pursuant to clause 15 thereof.
"Quarterly Date" means:
(f)30 June 2022; and
(g)the last day of each Fiscal Quarter ending after 30 June 2022.
"Quasi-Security" has the meaning given to that term in Clause 21.17 (Negative pledge).
"Quotation Day" means, in relation to any period for which an interest rate is to be determined, (if the currency is US dollars and the relevant Loan is a Facility A Loan (LIBOR)) two London Business Days before the first day of that period, (if the currency is US dollars and the relevant Loan is a Facility A Loan (Term SOFR)) two US Government Securities Business Days before the first day of that period or (if the currency is HK dollars) the first day of that period (unless, in each case, market practice differs in the Relevant Market for that currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days)).
"Quoted Tenor" means any period for which Term SOFR is customarily displayed on the relevant page or screen of an information service.

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"Rate Switch Date" means the date falling five Business Days after the Amendment and Restatement Effective Date.
"Reference Bank Quotation" means any quotation supplied to the Agent by a Reference Bank.
"Reference Bank Rate" means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:
(h)in relation to LIBOR as either:
(i)if:
(A)the Reference Bank is a contributor to the applicable Screen Rate; and
(B)it consists of a single figure,
the rate (applied to the relevant Reference Bank and the relevant currency and period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator; or
(ii)in any other case, the rate at which the relevant Reference Bank could fund itself in the relevant currency for the relevant period with reference to the unsecured wholesale funding market; or
(i)in relation to HIBOR as either:
(i)if:
(A)the Reference Bank is a contributor to the applicable Screen Rate; and
(B)it consists of a single figure,
the rate (applied to the relevant Reference Bank and the relevant currency and period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator; or
(ii)in any other case, the rate at which the relevant Reference Bank could fund itself in the relevant currency for the relevant period with reference to the unsecured wholesale funding market.
"Reference Banks" means, in relation to:
(a)LIBOR, the principal London office of Deutsche Bank AG; and
(b)HIBOR, the principal Hong Kong offices of Bank of China Limited, Hong Kong Branch, DBS Bank Ltd., Hong Kong Branch and Industrial and Commercial Bank of China (Asia) Limited,
or such other bank or banks designated from time to time by the Agent in consultation with the Borrower from time to time.
"Reference Rate (Facility A)" means, in relation to any Facility A Loan (Term SOFR):

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(a)Term SOFR as of the Specified Time and for a period equal in length to the Interest Period of that Facility A Loan (Term SOFR); and
(b)as otherwise determined pursuant to Clause 10.1 (Unavailability of Term SOFR), and if, in either case, the aggregate of that rate and the Credit Adjustment Spread is less than zero, the Reference Rate (Facility A) shall be deemed to be such a rate that the aggregate of the Reference Rate (Facility A) and the applicable Credit Adjustment Spread is zero.
"Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.
"Relevant Market" means:
(c)in respect of:
(i)any Facility A Loan (LIBOR), the London interbank market; and
(ii)any Facility A Loan (Term SOFR), the market for overnight cash borrowing collateralised by US Government securities; or
(d)in the case of HK dollars, the Hong Kong interbank market.
"Relevant Ratio" means:
(a)in relation to any Utilisation or cancellation of Facility A or Facility B, the ratio of the Available Facility of Facility A to the Available Facility of Facility B (and vice versa); or
(b)in relation to any repayment or prepayment of Facility A or Facility B, the ratio of the aggregate amount of the outstanding Loan(s) under Facility A to the aggregate amount of the outstanding Loan(s) under Facility B (and vice versa), in each case, determined by reference to the Fixed HKD/USD Exchange Rate.
"Repeating Representations" means each of the representations set out in Clauses 18.1 (Status) to 18.6 (Governing law and enforcement), 18.9 (No default), paragraph (b) of Clause 18.10 (No misleading information), 18.13 (No proceedings), 18.17 (Solvency) and 18.20 (Fiscal Year) to 18.24 (Investment Company Act and U.S. margin regulations).
"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.
"Responsible Officer" means, as to any Person in respect of any matter, the chief executive officer, president, managing director, chief financial officer, chief operating officer or treasurer of such Person duly authorised in respect of such matter, but in any event, with respect to financial matters, the chief financial officer or treasurer of such Person or the chief financial officer of a Borrower Group Member. Unless otherwise qualified, all references to a "Responsible Officer" shall refer to a Responsible Officer of the Borrower.

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"Resort Asset" means:
(a)Wynn Macau (including, without limitation, the Site and the land and/or buildings constituting Wynn Macau);
(b)the Cotai Property (including, without limitation, the Cotai Site and the land and/or buildings constituting the Cotai Site);
(c)any asset which is necessary for the continued operation of the business conducted at Wynn Macau or the Cotai Property;
(d)the Concession Contract;
(e)the Land Concession Contract;
(f)the Cotai Land Concession Contract; or
(g)any share or equity interest in any person that directly or indirectly owns Wynn Macau or the Cotai Property or is a counterparty to the Concession Contract, the Land Concession Contract or the Cotai Land Concession Contract.
"Restricted Payment" has the meaning given in paragraph (a) of Clause 21.28 (Restricted Payments).
"Rollover Loan" means one or more Loans:
(h)made or to be made on the same day that a maturing Loan is due to be repaid;
(i)the aggregate amount of which is equal to or less than the amount of the maturing Loan;
(j)in the same currency as the maturing Loan; and
(k)made or to be made for the purpose of refinancing that maturing Loan.
"Sanctions" means any sanctions administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty's Treasury, the Federal Government of Canada, the Government of the Hong Kong Special Administrative Region, the Government of France, the US Department of State or other relevant sanctions authority.
"Screen Rate" means, in relation to:
(l)LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for US dollars for the relevant period displayed on page LIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters; and

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(m)HIBOR, the Hong Kong interbank offered rate administered by the Hong Kong Association of Banks (or any other person which takes over the administration of that rate) for the relevant period displayed on page HKABHIBOR of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.
"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
"Site" means the land described in the Land Concession Contract.
"Site Easements" the easements appurtenant, easements in gross, licence agreements and other rights running for the benefit of Wynn Resorts Macau and/or appurtenant to the Site.
"Specified Time" means a day or time determined in accordance with Schedule 7 (Timetables).
"Subconcession" means any subconcession for the operation of games of chance and other games in casinos in the Macau SAR granted by Wynn Resorts Macau under the Concession Contract with the approval of Macau SAR.
"Subordinated Loan" means any loan advanced to any Subordinated Debtor (as defined in the Subordination Agreement) by any person which is a Subordinated Creditor (under and as defined in the Subordination Agreement) that has been subordinated pursuant to the Subordination Agreement (together, the "Subordinated Loans").
"Subordination Agreement" means the subordination agreement entered into between, among others, the Borrower and the Company, in a form approved by the Majority Lenders.
"Subsidiary" means, in relation to any company or corporation, a company or corporation:
(n)which is controlled, directly or indirectly, by the first mentioned company or corporation;
(o)more than half the issued equity share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or
(p)which is a Subsidiary of another Subsidiary of the first mentioned company or corporation, and, for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.
"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

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"Term SOFR" means the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate).
"Termination Date" means the date falling 48 Months after the date of this Agreement.
"Total Commitments" means the Base Currency amount that is the aggregate of the Total Facility A Commitments and the USD equivalent of the Total Facility B Commitments (converted from HKD to USD at the Fixed HKD/USD Exchange Rate), being a Base Currency amount of USD1,500,000,000 at the date of this Agreement.
"Total Facility A Commitments" means the aggregate of the Facility A Commitments, being USD312,500,000 at the date of this Agreement.
"Total Facility B Commitments" means the aggregate of the Facility B Commitments, being HKD9,262,500,000 at the date of this Agreement.
"Trade Instruments" means any performance bonds or advance payment bonds or documentary letters of credit issued in respect of the obligations of any Borrower Group Member arising in the ordinary course of trading of that Borrower Group Member, but excluding any Performance Bonds.
"Transfer Certificate" means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.
"Transfer Date" means, in relation to an assignment or a transfer, the later of:
(q)the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and
(r)the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.
"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.
"US" means the United States of America.
"US Government Securities Business Day" means any day other than:
(s)a Saturday or a Sunday; and
(t)a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.
"US Tax Obligor" means:
(u)the Borrower if it is resident for tax purposes in the US; or
(v)an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

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"Utilisation" means a utilisation of a Facility.
"Utilisation Date" means the date of a Utilisation, being the date on which a Loan is to be made.
"Utilisation Request" means a notice substantially in the form set out in Schedule 3 (Utilisation Request).
"Voting Stock" means, with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
"WML Corp" means WML Corp. Ltd., an exempted company incorporated with limited liability in the Cayman Islands.
"WML Debt" means Financial Indebtedness of the Company (or a Subsidiary of the Company, other than a member of the Borrower Group).
"WML Finance" means WML Finance I Limited, an exempted company incorporated with limited liability in the Cayman Islands.
"Wynn HK" means Wynn Resorts (Macau), Limited, a company incorporated in the Hong Kong SAR.
"Wynn Holdings" means Wynn Resorts (Macau) Holdings, Ltd., a company incorporated in the Isle of Man.
"Wynn International" means Wynn Resorts International, Ltd., a company incorporated in the Isle of Man.
"Wynn Macau" means the luxury hotel resort, casino, retail and entertainment complex located in peninsular Macau, owned and operated by the Wynn Resorts Macau, and including "Encore at Wynn Macau".
"Wynn Resorts" means Wynn Resorts, Limited, a company incorporated in the State of Nevada.
"Wynn Resorts Macau" means Wynn Resorts (Macau) S.A, a company incorporated in Macau.
1.2Construction
(a)Unless a contrary indication appears, any reference in this Agreement to:
(i)the "Agent", the "Arranger", any "Finance Party", any "Lender", the "Borrower", the "Company" or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;
(ii)"assets" includes present and future properties, revenues and rights of every description;
(iii)a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;
(iv)a "group of Lenders" includes all the Lenders;

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(v)"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(vi)a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);
(vii)a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, one with which entities to which the same applies customarily comply) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;
(viii)a provision of law is a reference to that provision as amended or re-enacted from time to time; and
(ix)a time of day is a reference to Hong Kong time.
(b)A reference in this Agreement to a page or screen of an information service displaying a rate shall include:
(i)any replacement page of that information service which displays that rate; and
(ii)the appropriate page of such other information service which displays that rate from time to time in place of that information service, and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Agent after consultation with the Borrower.
(c)The determination of the extent to which a rate is "for a period equal in length" to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.
(d)Section, Clause and Schedule headings are for ease of reference only.
(e)Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.
(f)A Default or an Event of Default is "continuing" if it has not been remedied or waived.

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(g)If a Default (including an Event of Default) occurs for a failure to deliver a required certificate, notice or other document in connection with another default (an “Initial Default”) then at the time such Initial Default is remedied or waived, such Default (including an Event of Default) for a failure to report or deliver a required certificate, notice or other document in connection with the Initial Default will also be cured without any further action (save for prompt (and in any case within three Business Days') written notification by the Borrower to the Agent of such remedy or waiver of that Initial Default, together with reasonable details thereof), unless an Acceleration Event has occurred and is continuing. Any Default (including an Event of Default) for the failure to comply with the time periods prescribed in Clause 19 (Information Undertakings), or otherwise to deliver any notice, certificate or other document, as applicable, even though such delivery is not within the prescribed period specified in this Agreement or any other Finance Document, shall be deemed to be cured upon the delivery of any such report required by such covenant or notice, certificate or other document, as applicable (even though such delivery is not within the prescribed period specified in this Agreement or any other Finance Document) together with written notification to the Agent by the Borrower of such late delivery, unless an Acceleration Event has occurred and is continuing.
(h)An Acceleration Event is "continuing" if the relevant Acceleration Event has occurred and the underlying notice of acceleration has not been withdrawn by the Agent (acting on the instructions of the Lenders).
(i)Any references to any matter being "permitted" shall include references to such matters not being expressly prohibited by the Finance Documents or otherwise approved by the requisite Lenders.
(j)
(i)For the purposes of determining compliance with any basket amount, threshold and any other exceptions to any undertaking under Clause 21 (General Undertakings) and any Event of Default under Clause 22 (Events of Default), the equivalent to any amount in US Dollars shall be determined as at the time of the applicable incurrence, disposal, acquisition, investment, loan, guarantee or other relevant action.
(ii)No breach of any undertaking under Clause 21 (General Undertakings) or Event of Default under Clause 22 (Events of Default) shall arise merely as a result of a subsequent change in the USD equivalent of any amount due to fluctuation in exchange rates.
(k)Any reference to a specific provision of the Concession Contract, the Land Concession Contract or the Cotai Land Concession Contract shall, upon any Concession Extension, be interpreted as a reference to any provision in the amended Concession Contract, Land Concession Contract or Cotai Land Concession Contract, or in any documentation that replaces the original Concession Contract (as applicable), Land Concession Contract or Cotai Land Concession Contract (as applicable) that is equivalent in meaning or effect.
1.3Currency symbols and definitions
(a)"US$", "USD" and "US dollars" denote the lawful currency of the United States of America.
(b)"HK$", "HKD" or "HK dollars" denote the lawful currency of Hong Kong SAR.

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1.4Third party rights
(a)Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or to enjoy the benefit of any term of this Agreement.
(b)Subject to Clause 34.3 (Other exceptions) but otherwise notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.
1.5Split Voting
A Lender may by notice to the Agent divide its participation(s) in any outstanding Loan(s) or Commitment(s) into separate amounts to reflect participations or similar arrangements and for the purposes solely of counting towards any decision or vote by that Lender require those separate amounts to be counted separately in that decision or vote for the purposes of the Finance Documents.

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SECTION 2
THE FACILITIES
2.THE FACILITIES
1.1The Facilities
Subject to the terms of this Agreement, the Lenders make available to the Borrower:
(a)a USD revolving loan facility in an aggregate amount equal to the Total Facility A Commitments; and
(b)a HKD revolving loan facility in an aggregate amount equal to the Total Facility B Commitments.
1.2Increase
(a)The Borrower may by giving prior notice to the Agent at any time, request that the Commitments relating to any Facility be increased (and the Commitments relating to that Facility shall be so increased) in an aggregate amount in the Base Currency (for the Facilities, when taken together and determined by converting any HKD amounts to USD at the Fixed HKD/USD Exchange Rate) of up to the amount of USD1,000,000,000 as follows:
(i)the increased Commitments will be assumed by one or more Eligible Institutions (each an "Increase Lender") each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender in respect of those Commitments;
(ii)each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;
(iii)each Increase Lender shall become a Party as a "Lender" and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;
(iv)the Commitments of the other Lenders shall continue in full force and effect; and
(v)any increase in the Commitments relating to a Facility shall take effect on the date specified by the Borrower in the notice referred to above or any later date on which the Agent executes an otherwise duly completed Increase Confirmation delivered to it by the relevant Increase Lender.

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(b)The Agent shall, subject to paragraph (c) below, as soon as reasonably practicable after receipt by it of a duly completed Increase Confirmation appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Increase Confirmation.
(c)The Agent shall only be obliged to execute an Increase Confirmation delivered to it by an Increase Lender once:
(i)it is satisfied that the aggregate amount of the increased Commitments set out in the Increase Confirmation, when taken together with all other amounts of Total Commitments increased pursuant to this Clause 2.2, does not exceed USD1,000,000,000 (as determined by converting any HKD amounts to USD at the Fixed HKD/USD Exchange Rate);
(ii)it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender; and
(iii)it has received a certificate from the Borrower dated no earlier than the date of the relevant Increase Confirmation and addressed to it (for and on behalf of the Finance Parties) and (if the relevant Increase Lender is not a Finance Party) the relevant Increase Lender, certifying that:
(A)no Default has occurred and is continuing nor would result from the increase in Commitment(s) contemplated by the relevant Increase Confirmation; and
(B)it is in compliance with Clause 20.2 (Financial condition) as determined on a pro forma basis at the date of the relevant Increase Confirmation after giving effect to the increase in the Commitment(s) contemplated by the relevant Increase Confirmation.
(d)Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as it would have been had it been an Original Lender.
(e)The Borrower shall promptly on demand pay the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this Clause 2.2.
(f)The Increase Lender shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 23.4 (Assignment or transfer fee) if the increase was a transfer pursuant to Clause 23.6 (Procedure for transfer) and if the Increase Lender was a New Lender.
(g)The Borrower may pay to the Increase Lender a fee in the amount and at the times agreed between the Borrower and the Increase Lender in a letter between the Borrower and the Increase Lender setting out that fee. A reference in this Agreement to a Fee Letter shall include any letter referred to in this paragraph (g).

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(h)Neither the Agent nor any Lender shall have any obligation to find an Increase Lender and in no event shall any Lender whose Commitment is replaced by an Increase Lender be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.
(i)Clause 23.5 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:
(i)an "Existing Lender" were references to all the Lenders immediately prior to the relevant increase;
(ii)the "New Lender" were references to that "Increase Lender"; and
(iii)a "re-transfer" and "re-assignment" were references to respectively a "transfer" and "assignment".
1.3Finance Parties' rights and obligations
(a)The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.
(b)The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party's participation in a Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.
(c)A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.
1.4The Company's Agent
(a)The Company, by its execution of this Agreement irrevocably appoints the Borrower (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:
(i)the Borrower on its behalf to supply all information concerning the Company contemplated by this Agreement to the Finance Parties and to give all notices and instructions, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by the Company notwithstanding that they may affect the Company, without further reference to or the consent of the Company; and
(ii)each Finance Party to give any notice, demand or other communication to the Company pursuant to the Finance Documents to the Borrower,

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and in each case, the Company shall be bound as though the Company itself had given the notices and instructions or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.
(b)Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Company's Agent or given to the Company's Agent under any Finance Document on behalf of the Company or in connection with any Finance Document (whether or not known to the Company) shall be binding for all purposes on the Company as if the Company had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Company's Agent and the Company, those of the Company's Agent shall prevail.
3.PURPOSE
1.1Purpose
(a)The Borrower shall apply all amounts borrowed by it under the Facilities towards:
(i)for financing costs, fees and expenses (including, without limitation, the commitment fee and the upfront fee, but excluding any interest pursuant to Clause 8.4 (Payment of interest)) in respect of the Facilities;
(ii)refinancing of the Existing Facilities; and
(iii)for ongoing working capital needs and general corporate purposes of the Group, as described, in respect of paragraphs (a)(i) and (ii) above, in the Funds Flow Statement.
(b)The Borrower shall not (and the Borrower shall ensure that no member of the Borrower Group will) apply any proceeds of any Loan towards the acquisition, maintenance or repair of equipment and utensils used in the operation of casino games of chance or other forms of gaming.
1.2Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
4.CONDITIONS OF UTILISATION
1.1Initial conditions precedent
(a)The Borrower may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

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(b)Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.
1.2Further conditions precedent
The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:
(a)in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and
(b)the Repeating Representations to be made by each Obligor are true in all material respects.
1.3Maximum number of Loans
The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation:
(a)10 or more Facility A Loans would be outstanding; or
(b)10 or more Facility B Loans would be outstanding.

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SECTION 3
UTILISATION
5.UTILISATION
1.1Delivery of a Utilisation Request
The Borrower may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.
1.2Completion of a Utilisation Request
(a)Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)Facility A and Facility B are utilised at the same time on a pro rata basis in accordance with the Relevant Ratio;
(ii)the proposed Utilisation Date is a Business Day within the Availability Period;
(iii)the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and
(iv)the proposed Interest Period complies with Clause 9 (Interest Periods).
(b)Only one Loan under each Facility may be requested in each Utilisation Request.
1.3Currency and amount
(a)The currencies specified in a Utilisation Request must be USD and HKD.
(b)The amount of the proposed Loans must be:
(i)in aggregate between the Facility A Loan and the Facility B Loan requested in the relevant Utilisation Request, a minimum of USD10,000,000 (as determined by converting any HKD amounts to USD at the Fixed HKD/USD Exchange Rate) and an integral multiple of USD2,000,000 (as determined by converting any HKD amounts to USD at the Fixed HKD/USD Exchange Rate) (save to the extent otherwise required to comply with the Relevant Ratio); and
(ii)in any event, such that its amount is less than or equal to the Available Facility in respect of that Facility.
1.4Lenders' participation
(a)If the conditions set out in this Agreement have been met and subject to Clause 6.1 (Repayment of Loans) each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.
(b)The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

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(c)The Agent shall notify each Lender of the amount and currency of each Loan, the amount of its participation in that Loan and, if different, the amount of that participation to be made available in accordance with Clause 28.1 (Payments to the Agent), in each case by the Specified Time.
1.5Cancellation of Commitment
The Facility A Commitments and Facility B Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.
1.6Right of cancellation in relation to a Defaulting Lender
(a)If any Lender becomes a Defaulting Lender, the Borrower may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent five Business Days' notice of cancellation of each Available Commitment of that Lender.
(b)On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall be immediately reduced to zero.
(c)The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.
(d)For the avoidance of doubt, the Parties acknowledge that there will be a change in the then prevailing Relevant Ratio immediately after such cancellation and prepayment.

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SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION
6.REPAYMENT
1.1Repayment of Loans
(a)The Borrower shall repay each Loan on the last day of its Interest Period.
(b)Without prejudice to the Borrower's obligation under paragraph (a) above, if:
(i)one or more Loans are to be made available to the Borrower:
(A)on the same day that a maturing Loan is due to be repaid by the Borrower;
(B)in the same currency as the maturing Loan; and
(C)in whole or in part for the purpose of refinancing the maturing Loan; and
(ii)    the proportion borne by each Lender's participation in the maturing Loan to the amount of that maturing Loan is the same as the proportion borne by that Lender's participation in the new Loans to the aggregate amount of those new Loans, the aggregate amount of the new Loans shall, unless the Borrower notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Loan so that:
(D)if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:
(1)the Borrower will only be required to make a payment under Clause 28.1 (Payments to the Agent) in an amount in the relevant currency equal to that excess; and
(2)each Lender's participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Loan and that Lender will not be required to make a payment under Clause 28.1 (Payments to the Agent) in respect of its participation in the new Loans; and
(E)if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:
(1)the Borrower will not be required to make a payment under Clause 28.1 (Payments to the Agent); and

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(2)each Lender will be required to make a payment under Clause 28.1 (Payments to the Agent) in respect of its participation in the new Loans only to the extent that its participation in the new Loans exceeds that Lender's participation in the maturing Loan and the remainder of that Lender's participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Loan.
7.PREPAYMENT AND CANCELLATION
1.1Illegality
If, in any applicable jurisdiction, it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:
(a)that Lender shall promptly notify the Agent upon becoming aware of that event;
(b)upon the Agent notifying the Borrower, the Available Commitment of that Lender will be immediately cancelled; and
(c)to the extent that the Lender's participation has not been transferred pursuant to Clause 34.6 (Replacement of Lenders), the Borrower shall repay that Lender's participation in the Loans made to the Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender's corresponding Commitment shall be immediately cancelled in the amount of the participations repaid.
For the avoidance of doubt, the Parties acknowledge that there will be a change in the then prevailing Relevant Ratio immediately after such cancellation and prepayment.
1.2Change of control
(a)If a Change of Control occurs:
(i)the Borrower shall promptly notify the Agent upon becoming aware of that event;
(ii)a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan); and
(iii)if the Majority Lenders so require and notify the Agent within 45 days of the Borrower notifying the Agent of that event, the Agent shall, by not less than 30 days' notice to the Borrower, cancel the Available Commitment of each Lender and declare all Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents immediately due and payable, whereupon such Available Commitments will be immediately cancelled, the Facilities shall immediately cease to be available for further utilisation and all such Loans, accrued interest and other amounts shall become immediately due and payable.
(b)For the purpose of paragraph (a) above "Change of Control" means:

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(i)a sale, lease, transfer or other disposal by the Borrower of all or substantially all of the assets or business of the Borrower Group, in each case, whether through a single transaction or a series of transactions (and whether related or not, whether direct or indirect and whether or not voluntary);
(ii)Wynn Resorts ceasing to legally and beneficially own and control, directly or indirectly, more than fifty (50) per cent. of the entire outstanding Capital Stock of the Borrower measured by voting power; or
(iii)the Borrower ceasing to beneficially own and control, directly or indirectly, the entire outstanding Capital Stock of Wynn Resorts Macau measured by voting power, other than as a result of a Permitted Selldown.
In determining whether a Change of Control (as contemplated by paragraph (b)(iii) above) has occurred, any class of Capital Stock of Wynn Resorts Macau which has a de minimis economic interest and which has been created and issued to the Executive Director solely for the purposes of complying with applicable Legal Requirements in the Macau SAR shall be deemed to not form part of the outstanding Capital Stock of Wynn Resorts Macau.
1.3Property Mandatory Prepayment Event
If a Property Mandatory Prepayment Event occurs:
(a)the Borrower shall promptly notify the Agent upon becoming aware of that event;
(b)a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan); and
(c)if a Lender so requires and notifies the Agent within 90 days of the Borrower notifying the Agent of the event, the Agent shall, by not less than 30 days' notice to the Borrower at any time after the occurrence of such Property Mandatory Prepayment Event, cancel each Available Commitment of that Lender and declare the participations of that Lender in all Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents immediately due and payable, whereupon such Available Commitments will be immediately cancelled, the Commitments of that Lender shall immediately cease to be available for further utilisation and all such Loans, accrued interest and other amounts shall become immediately due and payable.
For the avoidance of doubt, the Parties acknowledge that there will be a change in the then prevailing Relevant Ratio immediately after such cancellation and prepayment.
1.4Voluntary cancellation

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The Borrower may, if it gives the Agent not less than three Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being, in respect of Facility A, a minimum amount of USD2,000,000 and, in respect of Facility B, a minimum amount of HKD15,000,000 (save to the extent otherwise required to comply with the Relevant Ratio)) of an Available Facility provided that the ratio of the amount of the Available Facility under Facility A to be voluntarily cancelled to the amount of the Available Facility under Facility B to be voluntarily cancelled shall be equal to the Relevant Ratio (and vice versa) and both Facility A and Facility B must be voluntarily cancelled on a pro rata basis based on the Relevant Ratio at the same time. Any cancellation under this Clause 7.4 shall reduce the Commitments of the Lenders rateably under that Facility.
1.5Voluntary prepayment of Loans
The Borrower may, if it gives the Agent not less than three Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces, in respect of a Facility A Loan, the amount of the Loan by a minimum amount of USD2,000,000 and, in respect of a Facility B Loan, that reduces the amount of the Loan by a minimum amount of HKD15,000,000 (save to the extent otherwise required to comply with the Relevant Ratio)) provided that the Borrower shall prepay the Facility A Loan(s) and the Facility B Loan(s) at the same time on a pro rata basis in accordance with the Relevant Ratio.
1.6Right of repayment and cancellation in relation to a single Lender
(a)If:
(i)any sum payable to any Lender by an Obligor is required to be increased under Clause 12.2 (Tax gross-up);
(ii)any Lender becomes a Disrupted Lender or a Non-Consenting Lender; or
(iii)any Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased Costs), the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Loans.
(b)On receipt of a notice of cancellation referred to in paragraph (a) above, the Available Commitment of that Lender shall be immediately reduced to zero.
(c)On the last day of each Interest Period which ends after the Borrower has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender's participation in the Loans and that Lender's corresponding Commitment shall be immediately cancelled in the amount of the participations repaid.
(d)For the avoidance of doubt, the Parties acknowledge that there will be a change in the then prevailing Relevant Ratio immediately after such cancellation and prepayment.
1.7Restrictions

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(a)Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.
(b)Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.
(c)Unless a contrary indication appears in this Agreement, any part of a Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.
(d)The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.
(e)Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.
(f)If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.
(g)If all or part of any Lender's participation in a Loan under a Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of that Lender's Commitment (equal to the amount of the participation which is repaid or prepaid) in respect of that Facility will be deemed to be cancelled on the date of repayment or prepayment.
1.8Application of prepayments
Any prepayment of a Loan pursuant to Clause 7.2 (Change of control), Clause 7.3 (Property Mandatory Prepayment Event) or Clause 7.5 (Voluntary prepayment of Loans) shall be applied pro rata to each Lender's participation in that Loan.

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SECTION 5
COSTS OF UTILISATIONS
7A.RATE SWITCH
7A.1Switch to Reference Rate (Facility A)
Subject to Clause 7A.2 (Delayed switch for existing Facility A Loan (LIBOR)), on and from the Rate Switch Date for US dollars:
(a)use of Reference Rate (Facility A) will replace the use of LIBOR for the calculation of interest for Facility A Loans; and
(b)any Loan or Unpaid Sum in US dollars shall be a Facility A Loan (Term SOFR) and Clause 8.2 (Calculation of interest – Facility A Loan (Term SOFR)) shall apply to each such Facility A Loan or Unpaid Sum.
7A.2Delayed switch for existing Facility A Loans (LIBOR)
If the Rate Switch Date falls before the last day of an Interest Period for a Facility A Loan (LIBOR):
(a)that Loan shall continue to be a Facility A Loan (LIBOR) for that Interest Period and Clause 8.1 (Calculation of interest – Facility A Loan (LIBOR)) shall continue to apply to that Loan for that Interest Period; and
(b)any provision of this Agreement which is expressed to relate to US dollars where the Rate Switch Date has occurred shall not apply in relation to that Loan for that Interest Period.
8.INTEREST
1.1Calculation of interest – Facility A Loan (LIBOR)
The rate of interest on each Facility A Loan (LIBOR) for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)Margin; and
(b)LIBOR.
1.2Calculation of interest – Facility A Loan (Term SOFR)
The rate of interest on each Facility A Loan (Term SOFR) for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)Margin; and
(b)Reference Rate (Facility A); and
(c)Credit Adjustment Spread.
1.3Calculation of interest – Facility B Loan
The rate of interest on each Facility B Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)Margin; and

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(b)HIBOR.
1.4Payment of interest
(a)The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).
(b)If the Annual Financial Statements and related Compliance Certificate received by the Agent show that a higher Margin should have applied during a certain period (the "Applicable Period" for the purposes of this paragraph (b)), the next payment of interest falling due on each Loan shall be increased to the extent necessary (in the opinion of the Agent (acting reasonably)) to put the Lenders (but only in respect of payments to the Lenders participating in the relevant Facility or Facilities (as the case may be) both during such Applicable Period and at the time at which such increase is actually made) in the position they would have been in had the appropriate rate of the Margin applied during such Applicable Period.
(c)If the Annual Financial Statements and related Compliance Certificate received by the Agent show that a lower Margin should have applied during a certain period (the "Applicable Period" for the purposes of this paragraph (c)), the next payment of interest falling due on any Loan (the "Next Interest Payment") shall be reduced to the extent necessary (in the opinion of the Agent (acting reasonably)) to put the Company (but only in respect of payments to the Lenders participating in the relevant Facility or Facilities (as the case may be) both during such Applicable Period and at the time at which such reduction is actually made) in the position it would have been in had the appropriate rate of the Margin applied during such Applicable Period, provided that the Next Interest Payment shall not be reduced by an amount greater than the portion of the Next Interest Payment which is attributable to accrued Margin (provided further that the next payment(s) of interest due on that Loan shall, subject (in each case) to the provisos in this paragraph (c), be reduced pro tanto until such time as the aggregate amount of such reductions equal the difference between the interest paid for such Applicable Period and the interest that would have been paid for such Applicable Period had the appropriate rate of the Margin applied during such Applicable Period).
1.5Default interest
(a)If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is two per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.5 shall be immediately payable by the Obligor on demand by the Agent.
(b)If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(i)the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

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(ii)the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.
(c)Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.
1.6Notification of rates of interest
(a)The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.
(b)In respect of any Fallback Interest Payment (Term SOFR), the Agent shall promptly upon a Fallback Interest Payment (Term SOFR) being determinable notify:
(i)the Borrower of that Fallback Interest Payment (Term SOFR);
(ii)each relevant Lender of the proportion of that Fallback Interest Payment (Term SOFR) which relates to that Lender's participation in the relevant Facility A Loan (Term SOFR); and
(iii)if such Fallback Interest Payment (Term SOFR) is determined pursuant to paragraph (d) of Clause 10.1 (Unavailability of Term SOFR), the relevant Lenders and the Borrower of each applicable rate of interest relating to the determination of that Fallback Interest Payment (Term SOFR).
(c)The Agent shall promptly notify the Borrower of each Funding Rate relating to a Loan.
(d)This Clause 8.6 shall not require the Agent to make any notification to any Party on a day which is not a Business Day.
1.7Modification and/or discontinuation of certain benchmarks
Without prejudice to any other provisions of this Agreement (including this Clause 8 and Clause 34.2 (All Lender matters)), each Obligor acknowledges and agrees for the benefit of the Finance Parties that:
(a)IBOR benchmarks (i) may be subject to methodological or other changes which could affect their value, or (ii) may not comply with applicable laws and regulations (such as Regulation (EU) 2016/1011 of the European Parliament and of the Council, as amended (EU Benchmarks Regulation)) and/or (iii) may be permanently discontinued; and
(b)the occurrence of any of the aforementioned events and/or a Screen Rate Replacement Event (as defined in paragraph (d) of Clause 34.4 (Changes to reference rates)) may have adverse consequences which may materially impact the economics of the financing transaction contemplated under this Agreement.
9.INTEREST PERIODS
1.1Selection of Interest Periods

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(a)The Borrower (or the Company on behalf of the Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan.
(b)Subject to this Clause 9, the Borrower (or the Company) may select:
(i)if the Loan is in US dollars, an Interest Period of one, three or six Months; or
(ii)if the Loan is in HK dollars, an Interest Period of one, three or six Months, or, in each case, any other period agreed between the Borrower, the Agent and all the Lenders.
(c)An Interest Period for a Loan shall not extend beyond the Termination Date.
(d)Each Interest Period for a Loan shall start on the Utilisation Date.
(e)A Loan has one Interest Period only.
1.2Changes to Interest Periods
If the Agent makes any of the changes to an Interest Period referred to in this Clause 9.2, it shall promptly notify the Borrower and the Lenders.
1.3Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
10.CHANGES TO THE CALCULATION OF INTEREST – FACILITY A LOANS (TERM SOFR)
1.1Unavailability of Term SOFR
(a)Interpolated Term SOFR: If Term SOFR is not available for the Interest Period of the relevant Facility A Loan (Term SOFR), the Reference Rate (Facility A) for such Interest Period shall be Interpolated Term SOFR for a period equal in length to the Interest Period of that Facility A Loan (Term SOFR).
(b)Historic Term SOFR: If paragraph (a) above applies but Interpolated Term SOFR is not available for the Interest Period of the relevant Facility A Loan (Term SOFR), the Reference Rate (Facility A) for such Interest Period shall be Historic Term SOFR for a period equal in length to the Interest Period of that Facility A Loan (Term SOFR).
(c)Interpolated Historic Term SOFR: If paragraph (b) above applies but Historic Term SOFR is not available for the Interest Period of the relevant Facility A Loan (Term SOFR), the Reference Rate (Facility A) for such Interest Period shall be Interpolated Historic Term SOFR for a period equal in length to the Interest Period of that Facility A Loan (Term SOFR).

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(d)Cost of Funds: if paragraph (c) above applies but Interpolated Historic Term SOFR is not available for the Interest Period of the relevant Facility A Loan (Term SOFR), there shall be no Reference Rate (Facility A) for that Facility A Loan (Term SOFR) and Clause 10.3 (Cost of funds) shall apply to that Facility A Loan (Term SOFR) for that Interest Period.
1.2Market disruption
If before 5 p.m. in Hong Kong on the Business Day immediately following the Quotation Day for the relevant Interest Period the Agent receives notifications from a Lender or Lenders (whose participations in a Facility A Loan (Term SOFR) exceed 50 per cent. of that Facility A Loan (Term SOFR)) (each a "Disrupted Lender") that the cost to it of funding its participation in that Facility A Loan (Term SOFR) from whatever source it may reasonably select would be in excess of the Market Disruption Rate (Facility A) then Clause 10.3 (Cost of funds) shall apply to that Facility A Loan (Term SOFR) for the relevant Interest Period.
1.3Cost of funds
(a)If this Clause 10.3 applies, the rate of interest on each Lender's share of the relevant Facility A Loan (Term SOFR) for the relevant Interest Period shall be the percentage rate per annum which is the sum of:
(i)the Margin; and
(ii)the rate notified to the Agent by that Lender as soon as practicable and in any event within five Business Days of the first day of that Interest Period (or, if earlier, on the date falling five Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Facility A Loan (Term SOFR) from whatever source it may reasonably select.
(b)If this Clause 10.3 applies and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.
(c)Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.
(d)If this Clause 10.3 applies pursuant to Clause 10.2 (Market disruption) and:
(i)a Lender's Funding Rate is less than the Market Disruption Rate (Facility A); or
(ii)a Lender does not supply a quotation by the time specified in paragraph (a)(ii) above, the cost to that Lender of funding its participation in that Facility A Loan (Term SOFR) for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be the Market Disruption Rate (Facility A).
1.4Notification to Borrower
If Clause 10.3 (Cost of funds) applies the Agent shall, as soon as is practicable, notify the Borrower.

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10A.CHANGES TO THE CALCULATION OF INTEREST – FACILITY A LOANS (LIBOR) OR FACILITY B LOANS
10A.1Absence of quotations
Subject to Clause 10A.2 (Market disruption), if LIBOR or HIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation on the Quotation Day, the applicable LIBOR or HIBOR shall be determined on the basis of the quotations of the remaining Reference Banks. Where LIBOR or HIBOR is to be determined by reference to the Reference Banks and none or only one Reference Bank supplies a quotation, then LIBOR or, as the case may be, HIBOR shall be treated as incapable of being determined.
10A.2Market disruption
(a)If a Market Disruption Event occurs in relation to a Facility A Loan (LIBOR) or a Facility B Loan for any Interest Period, the Agent shall promptly notify the Borrower and the other Lenders of the fact and that this Clause 10A.2 is in operation.
(b)For the purpose of this Clause 10A.2, "Market Disruption Event" means:
(i)in the case of a Facility A Loan (LIBOR):
(A)it is not possible to determine LIBOR in accordance with the provisions of this Agreement and Clause 10A.1 (Absence of quotations); or
(B)before 12 p.m. on the next Business Day following the Quotation Day for the relevant Interest Period, the Agent has been notified by a Lender or Lenders (whose participations in such Facility A Loan (LIBOR) exceed 50 per cent of that Facility A Loan (LIBOR)) (each a "Disrupted Lender") that the cost to it/them of obtaining matching deposits in the London interbank market would be in excess of LIBOR;
(ii)in the case of a Facility B Loan:
(A)it is not possible to determine HIBOR in accordance with the provisions of this Agreement and Clause 10A.1 (Absence of quotations); or
(B)before the close of business in Hong Kong on the Quotation Day for the relevant Interest Period, the Agent has been notified by a Lender or Lenders (whose participations in such Facility B Loan exceed 50 per cent of that Facility B Loan) (each a "Disrupted Lender") that the cost to it/them of obtaining matching deposits in the Hong Kong interbank market would be in excess of HIBOR.
(c)Within five Business Days of the Agent notifying the Borrower in accordance with paragraph (a) above, the Borrower and the Agent shall enter into good faith negotiations for a period of up to thirty days with a view to agreeing an alternative basis for determining the rate of interest applicable to the relevant Facility A Loan(s) (LIBOR) or Facility B Loan(s). Any alternative basis agreed shall be binding on all parties hereto until (subject to the terms of such agreement) the Market Disruption Event referred to in paragraph (a) above is at an end and the Agent has notified the Borrower accordingly.

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(d)If no alternative basis is agreed pursuant to paragraph (c) above by the earlier of (i) the thirty-day period provided in paragraph (c) above and (ii) the relevant Utilisation Date (where the notification under paragraph (a) above applies to any Facility A Loan (LIBOR) or any Facility B Loan which has not been made) or the last day of the Interest Period (where the notification under paragraph (a) above applies to a Facility A Loan (LIBOR) or a Facility B Loan which is outstanding), then each Lender participating in the relevant Facility A Loan (LIBOR) or Facility B Loan shall, acting reasonably, certify an alternative basis for maintaining its participation in the relevant Facility A Loan (LIBOR) or Facility B Loan which may include an alternative method of fixing the interest rate, alternative Interest Periods or alternative currencies but such alternative basis must reflect its cost of funding its participation in the relevant Facility A Loan (LIBOR) or Facility B Loan from whatever sources it may in good faith select plus the applicable interest margin applicable to that Lender's participation in the relevant Facility A Loan (LIBOR) or Facility B Loan. Each alternative basis so certified shall be binding on the Borrower and the certifying Lender and treated as part of this Agreement.
10B.BREAK COSTS
(a)The Borrower shall, within five days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.
(b)Each Lender shall, as soon as reasonably practicable after a demand by the Agent or the Borrower, provide a certificate confirming the amount and providing reasonable supporting evidence of its Break Costs for any Interest Period in which they accrue.
11.FEES
1.1Commitment fee
(a)The Borrower shall pay to the Agent (for the account of each Lender) a fee computed at the rate of 40 per cent. of the applicable Margin (in respect of the period for which it is being calculated) on that Lender's Available Commitment for each Facility for each day during the Availability Period.
(b)The accrued commitment fee is payable in arrears on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.
(c)No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.
1.2Arrangement fee
The Borrower shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.
1.3Agency fee
The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

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1.4Fees Payable
No fees shall be payable to any Impaired Finance Party.

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SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS
12.TAX GROSS-UP AND INDEMNITIES
1.1Definitions
In this Clause 12:
"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.
"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.
"Tax Payment" means an increased payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).
Unless a contrary indication appears, in this Clause 12 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.
1.2Tax gross-up
(a)All payments to be made by an Obligor to any Finance Party under the Finance Documents shall be made free and clear of and without any Tax Deduction unless such Obligor is required to make a Tax Deduction, in which case the sum payable by such Obligor (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that such Finance Party receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.
(b)The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.
(c)If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
(d)Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
1.3Tax indemnity

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(a)Without prejudice to Clause 12.2 (Tax gross-up), if any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for the purposes of Tax to be received or receivable by such Finance Party whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Borrower shall, within 15 days of demand of the Agent, promptly indemnify the Finance Party which suffers a loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 12.3 shall not apply to:
(i)any Tax imposed on and calculated by reference to the net income actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for the purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which such Finance Party is incorporated;
(ii)any Tax imposed on and calculated by reference to the net income of the Facility Office of such Finance Party actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for the purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which its Facility Office is located; or
(iii)a FATCA Deduction required to be made by a Party.
(b)A Finance Party intending to make a claim under paragraph (a) above shall notify the Agent of the event giving rise to the claim, whereupon the Agent shall notify the Borrower thereof.
(c)A Finance Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Agent.
1.4Tax credit
If an Obligor makes a Tax Payment and the relevant Finance Party determines that:
(a)a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and
(b)that Finance Party has obtained and utilised that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.
1.5Stamp taxes
The Borrower shall:
(a)pay all stamp duty, registration and other similar Taxes payable in respect of any Finance Document; and

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(b)within 15 days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to any stamp duty, registration or other similar Tax paid or payable in respect of any Finance Document.
1.6Indirect tax
(a)All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.
(b)Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all Indirect Tax incurred by that Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.
1.7FATCA information
(a)Subject to paragraph (c) below, each Party shall, within 10 Business Days of a reasonable request by another Party:
(i)confirm to that other Party whether it is:
(A)a FATCA Exempt Party; or
(B)not a FATCA Exempt Party;
(ii)supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and
(iii)supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.
(b)If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.
(c)Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:
(i)any law or regulation;
(ii)any fiduciary duty; or
(iii)any duty of confidentiality.

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(d)If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.
(e)If the Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within 10 Business Days of:
(i)where the Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;
(ii)where the Borrower is a US Tax Obligor on a date on which any other Lender becomes a Party as a Lender, that date; or
(iii)where the Borrower is not a US Tax Obligor, the date of a request from the Agent, supply to the Agent:
(A)a withholding certificate on Form W-8, Form W-9 or any other relevant form; or
(B)any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.
(f)The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the Borrower.
(g)If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Borrower.
(h)The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraph (e), (f) or (g) above.
1.8FATCA Deduction
(i)Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

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(j)Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Finance Parties.
13.INCREASED COSTS
1.1Increased Costs
(a)Subject to Clause 13.3 (Exceptions) the Borrower shall, within fifteen Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:
(i)the introduction of or change in (or in the interpretation, administration or application of) any law or regulation after the date of this Agreement;
(ii)compliance with any request or requirement relating to the maintenance of capital or any other request from or requirement of any central bank or other fiscal, monetary, regulatory or other authority that is made after the date of this Agreement;
(iii)the implementation or application of, or compliance with, Basel III or any law or regulation that implements or applies Basel III; or
(iv)the implementation or application of, or compliance with, the Dodd-Frank Wall Street Reform and Consumer Protection Act of the United States of America and all requests, rules, guidelines or directives thereunder or issued in connection therewith (in each case, regardless of the date of implementation, application, enactment, adoption or issuance).
(b)In this Agreement:
(i)"Increased Costs" means:
(A)a reduction in the rate of return from a Facility or on a Finance Party's (or its Affiliate's) overall capital (including as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by such Lender or Affiliate);
(B)an additional or increased cost; or
(C)a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into or maintaining its Commitment or funding or performing its obligations under any Finance Document.
(ii)"Basel III" means:

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(i)the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated; and
(ii)any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".
1.2Increased Cost claims
(a)A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.
(b)Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs and the basis thereof.
1.3Exceptions
(a)Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:
(i)attributable to a Tax Deduction required by law to be made by an Obligor;
(ii)attributable to a FATCA Deduction required to be made by a Party;
(iii)compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (a) of Clause 12.3 (Tax indemnity) applied);
(iv)attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or
(v)is attributable to the implementation or application of or compliance with Basel II or any other law or regulation existing on the date of this Agreement which implements Basel II (whether such implementation, application or compliance is by a government regulator, Finance Party or any of its Affiliates or otherwise) but excluding any Increased Costs attributable to the implementation or application of Basel III or any law or regulation which implements Basel III.
(b)In this Clause 13.3, a reference to a "Tax Deduction" has the same meaning given to that term in Clause 12.1 (Definitions).
14.OTHER INDEMNITIES
1.1Currency indemnity

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(a)If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:
(i)making or filing a claim or proof against that Obligor;
(ii)obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within 15 days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
(b)Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
1.2Other indemnities
The Borrower shall (or shall procure that an Obligor will), within 15 days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:
(a)the occurrence of any Event of Default;
(b)a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing Among the Finance Parties);
(c)funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);
(d)a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower; or
(e)any claim concerning Wynn Macau or the Cotai Property (including, in each case, its participation therein) to the extent that loss or liability is suffered or incurred by that Finance Party (other than by reason of default or negligence by a Finance Party), provided that, unless any such cost, loss or liability is incurred while an Acceleration Event is continuing, any such cost, loss or liability shall be reasonable.
1.3Indemnity to the Agent
The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:
(a)investigating any event which it reasonably believes is a Default;
(b)acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

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(c)instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement, provided that, unless any such cost, loss or liability is incurred while an Acceleration Event is continuing, any such cost, loss or liability shall be reasonable.
15.MITIGATION BY THE LENDERS
1.1Mitigation
(a)Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 10 (Changes to the Calculation of Interest – Facility A Loan (Term SOFR)), Clause 10A (Changes to the Calculation of Interest – Facility A Loans (LIBOR) or Facility B Loans), Clause 12 (Tax Gross-up and Indemnities) or Clause 13 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.
(b)Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.
1.2Limitation of liability
(a)The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).
(b)A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
16.COSTS AND EXPENSES
1.1Transaction expenses
The Borrower shall, within fifteen days of receipt of a written demand, pay the Agent and the Arranger the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:
(a)this Agreement and any other documents referred to in this Agreement; and
(b)any other Finance Documents executed after the date of this Agreement.
1.2Amendment costs
If:
(a)an Obligor requests an amendment, waiver or consent; or
(b)an amendment is required pursuant to Clause 28.9 (Change of currency) and/or Clause 34.4 (Changes to reference rates), the Borrower shall, within 15 days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

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1.3Enforcement costs
The Borrower shall, within fifteen days of written demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

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SECTION 7
GUARANTEE
17.GUARANTEE AND INDEMNITY
1.1Guarantee and indemnity
The Company irrevocably and unconditionally:
(a)guarantees to each Finance Party punctual performance by the Borrower of all the Borrower's obligations under the Finance Documents;
(b)undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, the Company shall immediately on demand pay that amount as if it was the principal obligor; and
(c)agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by the Company under this indemnity will not exceed the amount it would have had to pay under this Clause 17 if the amount claimed had been recoverable on the basis of a guarantee.
1.2Continuing guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.
1.3Reinstatement
If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Company under this Clause 17 will continue or be reinstated as if the discharge, release or arrangement had not occurred.
1.4Waiver of defences
The obligations of the Company under this Clause 17 will not be affected by an act, omission, matter or thing which, but for this Clause 17, would reduce, release or prejudice any of its obligations under this Clause 17 (without limitation and whether or not known to it or any Finance Party) including:
(a)any time, waiver or consent granted to, or composition with, any Obligor or other person;
(b)the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any Group Member;

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(c)the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
(d)any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(e)any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;
(f)any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
(g)any insolvency or similar proceedings.
1.5Immediate recourse
The Company waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Company under this Clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.
1.6Appropriations
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:
(a)refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Company shall not be entitled to the benefit of the same; and
(b)hold in a non interest-bearing or an interest-bearing suspense account any moneys received from the Company or on account of the Company's liability under this Clause 17.
1.7Deferral of Company's rights
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, the Company will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17:
(a)to be indemnified by an Obligor;
(b)to claim any contribution from the Company of any Obligor's obligations under the Finance Documents;

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(c)to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;
(d)to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which the Company has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantee and indemnity);
(e)to exercise any right of set-off against any Obligor; and/or
(f)to claim or prove as a creditor of any Obligor in competition with any Finance Party.
If the Company receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 28 (Payment Mechanics).
1.8Additional security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

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SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
18.REPRESENTATIONS
Each Obligor makes the representations and warranties set out in this Clause 18 to each Finance Party on the date of this Agreement other than the representations and warranties in Clause 18.11 (Original financial statements) which shall be made upon the delivery of the Original Financial Statements to the Agent.
1.1Status
(a)It is an exempted company, duly incorporated, validly existing and in good standing under the law of its jurisdiction of incorporation.
(b)It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.
1.2Binding obligations
Subject to Legal Reservations, the obligations expressed to be assumed by it in each Finance Document to which it is a party are, legal, valid, binding and enforceable obligations.
1.3Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, the Finance Documents (to which it is a party) do not and will not conflict with:
(a)subject to Legal Reservations, any material Legal Requirement applicable to it;
(b)its or any of its Subsidiaries' constitutional documents; or
(c)any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries' assets to an extent which could reasonably be expected to have a Material Adverse Effect.
1.4Power and authority
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.
1.5Validity and admissibility in evidence
Subject to Legal Reservations, all Authorisations required:
(a)to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and
(b)to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation (other than court filings in the normal course of proceedings), have been (or will by the required date be) obtained or effected and are (or will by the required date be) in full force and effect.

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1.6Governing law and enforcement
(a)Subject to Legal Reservations, the choice of English law as the governing law of the Finance Documents to which it is a party will be recognised and enforced in its jurisdiction of incorporation.
(b)Subject to Legal Reservations, any judgment obtained in England in relation to a Finance Document to which it is a party will be recognised and enforced in its jurisdiction of incorporation.
1.7Deduction of Tax
It is not required to make any Tax Deduction (as defined in Clause 12.1 (Definitions)) from any payment it may make under any Finance Document to a Lender.
1.8No filing or stamp fees or taxes
Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, provided that, Cayman Islands stamp duty shall be payable on any Finance Document that is executed in, brought into or produced before a court in, the Cayman Islands.
1.9No default
(a)No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.
(b)To the best of its knowledge and belief, no other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries') assets are subject which might have a Material Adverse Effect.
1.10No misleading information
(a)Except as disclosed to the Agent or the Arrangers in writing prior to the date of this Agreement, to the best of its knowledge and belief:
(i)any factual information (other than information of a general economic nature) provided by any Group Member for the purposes of the Information Memorandum was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated;
(ii)the financial projections contained in the Information Memorandum have been prepared on the basis of recent historical information and on the basis of assumptions believed by it to be reasonable at the time of being prepared (it being understood that such projections may be subject to significant uncertainties and contingencies which are beyond its or the Group's control and accordingly no assurance can be given that such projections will be realised or accurate); and

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(iii)nothing has occurred or been omitted from the Information Memorandum and no information has been given or withheld that results in the information contained in the Information Memorandum being untrue or misleading in any material respect.
(b)As of the date of this Agreement and the first Utilisation Date (in respect of each Beneficial Ownership Certification delivered on or prior to the first Utilisation Date) or (in respect of each Beneficial Ownership Certification delivered after the first Utilisation Date) as at the date of that Beneficial Ownership Certification, the information included in each Beneficial Ownership Certification (as defined in Clause 42 (Beneficial Ownership)) is true and correct in all respects.
1.11Original financial statements
(a)The Original Financial Statements were prepared in accordance with IFRS consistently applied.
(b)The Original Financial Statements fairly present its consolidated financial condition as at 31 December 2020 and its consolidated results of operations during the relevant financial year ending 31 December 2020.
(c)There has been no material adverse change in the Borrower Group's business or financial condition since 31 December 2020.
1.12Pari passu ranking
Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.
1.13No proceedings
(a)No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect has or have been started or threatened in writing against it or any of its Subsidiaries; and
(b)No judgment or order of a court, arbitral body or agency which might reasonably be expected to have a Material Adverse Effect has been made against it or any of its Subsidiaries.
1.14Security, Financial Indebtedness and Immunity
(a)No Security or Quasi-Security exists over all or any of the present or future assets of any Borrower Group Member, other than Permitted Security.
(b)No Borrower Group Member has any Financial Indebtedness outstanding, other than Permitted Financial Indebtedness.
(c)The entry into by it of each Finance Document constitutes, and the exercise by it of its rights and performance of its obligations under each Finance Document will constitute, private and commercial acts performed for private and commercial purposes.
(d)It will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to any Finance Document.

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1.15Environmental Laws
To the best of its knowledge and belief:
(a)each Borrower Group Member is in compliance with all applicable material Environmental Laws in all material respects and, so far as it is aware, there are no circumstances that could at any time be reasonably expected to prevent or interfere with such compliance; and
(b)no Environmental Claim has been made against any Borrower Group Member which has not been fully discharged, released, satisfied or withdrawn, except for any Environmental Claim that would not have, or would not reasonably be expected to have, a Material Adverse Effect.
1.16Intellectual Property
Each Borrower Group Member owns, or is licensed to use, all intellectual property necessary for the conduct of its business as currently conducted. The use by the Borrower Group of the intellectual property related to or otherwise associated with the Group's use of the "Wynn" and "永利" names does not infringe on the rights of any Person. The use by the Borrower Group of intellectual property other than intellectual property related to or otherwise associated with the Borrower Group's use of the "Wynn" and "永利" names, does not infringe on the rights of any Person, except where such infringement, individually or collectively, would not reasonably be expected to have a Material Adverse Effect.
1.17Solvency
(a)No:
(i)corporate action, legal proceeding or other formal procedure or formal step described in paragraph (a) of Clause 22.7 (Insolvency proceedings); or
(ii)creditors' process described in Clause 22.8 (Creditors' process), has been taken or, to the best of its knowledge and belief of the Borrower, threatened in writing against any Group Member and none of the circumstances described in Clause 22.6 (Insolvency) applies to any Group Member.
(b)Each of the Obligors is, in accordance with IFRS consistently applied, a "going concern".
(c)The auditors of the Obligors (or any of them) have not qualified the most recent audited annual financial statements of any Obligor with a "going concern" or like qualification or exception arising out of the scope of their audit or any other material qualification.
1.18Subsidiaries
(a)The Executive Director legally and beneficially owns 20,010 Class A Shares (as defined in the Governing Documents of Wynn Resorts Macau), representing 10% of the total issued share capital and 10% of the Voting Stock of Wynn Resorts Macau.

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(b)Wynn HK legally and beneficially owns 102,051 Class B Shares (as defined in the Governing Documents of Wynn Resorts Macau), representing 51% of the total issued share capital and 51% of the Voting Stock of Wynn Resorts Macau.
(c)Wynn International legally and beneficially owns 78,039 Class C Shares (as defined in the Governing Documents of Wynn Resorts Macau), representing 39% of the total issued share capital and 39% of the Voting Stock of Wynn Resorts Macau.
(d)Wynn Holdings legally and beneficially owns 99% and beneficially owns 1%, and Wynn International, as nominee of Wynn Holdings, legally owns 1%, of the total issued share capital of Wynn HK.
(e)Wynn International legally and beneficially owns 100% of Wynn Holdings.
(f)The Borrower legally and beneficially owns 100% of the total issued share capital of Wynn International.
(g)WML Corp legally and beneficially owns 100% of the total issued share capital of the Borrower.
(h)The Company legally and beneficially owns 100% of the total issued share capital of WML Corp.
(i)Wynn Resorts Macau legally and beneficially owns 99.8%, and Wynn International and Wynn HK each legally and beneficially own 0.1%, of the total issued share capital of Palo.
(j)Save as permitted hereunder, other than Palo, Wynn Resorts Macau has no Subsidiaries and does not legally or beneficially own any Capital Stock in any Person.
1.19Insurance
(a)Wynn Resorts Macau and Palo are each insured by insurers of recognised financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are each engaged.
(b)There is no outstanding insured loss or liability incurred by either Wynn Resorts Macau or Palo which is US$10,000,000 (or its equivalent) or more which is not expected to be covered to the full extent of that loss or liability.
(c)There has been no non-disclosure, misrepresentation or breach of any term of any material insurance which would entitle any insurer of that insurance to repudiate, rescind or cancel it or to treat it as avoided in whole or in part or otherwise decline any valid claim under it by or on behalf of any Group Member.
(d)No Obligor is aware of any insurer of any material insurance being in run-off or having entered into any insolvency proceedings which are still pending or current.
1.20Fiscal Year
The fiscal year of the Borrower ends on 31 December of each calendar year.
1.21Compliance with laws and Authorisations required for business

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(a)Each Borrower Group Member is in compliance with all Legal Requirements (including Sanctions and Authorisations) in all material respects and no notices of any material violation of any Authorisation made or issued by or with a Governmental Authority relating to Wynn Macau or the Cotai Property have been issued, entered or received by any such Borrower Group Member (and which violation is continuing).
(b)All Authorisations required under any law or regulation to enable each Borrower Group Member to carry on its business (in the ordinary course of its business) have been obtained or effected and are in full force and effect where failure to do so has or would reasonably be expected to have a Material Adverse Effect.
1.22OFAC
None of its directors, officers, agents, employees or affiliates (as defined in Rule 405 under the U.S. Securities Act of 1933, as amended) (a "relevant OFAC person") are the subject of any U.S. sanctions administered by OFAC or any other Sanctions.
1.23Money Laundering Laws, Anti-Terrorism Laws and Anti-Bribery Laws
(a)No action, suit or proceeding by or before any court or Governmental Authority, authority or body or any arbitrator involving any Group Member with respect to Money Laundering Laws or Anti-Terrorism Laws is pending and, to the best of its knowledge and belief, no such actions, suits or proceedings are threatened in writing or contemplated; and
(b)To the best of its knowledge and belief, there is no such action, suit or proceeding pending which may reasonably be expected to have a Material Adverse Effect.
(c)Its' and its Subsidiaries' operations are being and have been conducted at all times in material compliance with all Money Laundering Laws.
(d)Neither it nor any of its Subsidiaries:
(i)has; and
(ii)subject to the proviso at the end of this paragraph (d), none of its (and each other Group Member's) directors, officers, agents, employees or other Persons associated with or acting on behalf of any Group Member (a "relevant FCPA person") have, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 (the "FCPA") or the Bribery Act 2010 or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment prohibited under any applicable law or regulation equivalent to the FCPA or the Bribery Act 2010, provided that (in the case of paragraph (d)(ii) above) a Group Member will not be in breach of this paragraph if the relevant Group Member did not have knowledge or reason to believe that the relevant FCPA person engaged in any of the activities set out in this paragraph (d).
(e)It and each of its Subsidiaries has in place customary procedures designed to monitor the engagement by its (and each of its Subsidiaries') directors, officers and employees in any of the activities set out in paragraph (d) above.

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1.24Investment Company Act and U.S. margin regulations
(a)No Group Member is an "investment company" or a company "controlled" by an "investment company," as defined in, or subject to regulation under, the Investment Company Act of 1940 of the United States of America, as amended.
(b)No Group Member is engaged principally, or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock.
(c)No part of the proceeds of any Facility will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for purchasing or carrying Margin Stock or for any other purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board of Governors of the Federal Reserve System of the United States (or any successor), including Regulations T, U and X.
(d)In this Clause 18.24, "Margin Stock" means margin stock or "margin security" within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System of the United States (or any successor).
1.25Repetition
The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.
19.INFORMATION UNDERTAKINGS
The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
1.1Financial statements
The Borrower shall supply to the Agent in sufficient copies for all the Lenders:
(a)as soon as the same become available, but in any event within 90 days after the end of each Fiscal Year, its audited consolidated financial statements for that Fiscal Year (being the audited balance sheets (on a consolidated basis) of the Borrower prepared in accordance with IFRS, as at the end of such Fiscal Year and the related audited statements of income and of cash flows (each, on a consolidated basis) for such Fiscal Year); and
(b)as soon as the same become available, but in any event within 45 days after the end of each Fiscal Quarter ending on or after 30 June 2022), its unaudited condensed consolidated financial statements for that Fiscal Quarter (being the unaudited (on a consolidated basis) balance sheets of the Borrower prepared in accordance with IFRS, as at the end of such quarter and the related unaudited statements of income and of cash flows (each, on a consolidated basis) for such quarter).
1.2Compliance Certificate

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(a)The Borrower shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a) or (b) of Clause 19.1 (Financial statements) commencing with the Fiscal Quarter ending 30 June 2022, a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 20 (Financial Covenants) as at the date as at which those financial statements were drawn up and, in the case of each of the Fiscal Quarters ending on 30 June 2022, 30 September 2022, 31 December 2022 and 31 March 2023, as if Clause 20 (Financial Covenants) applied to the Relevant Period ending on the last day of such Fiscal Quarter (and solely for the purposes of determining the "Margin", paragraph (d)(iv) of the definition of "Permitted Loan" in Clause 1.1 (Definitions) of this Agreement and paragraphs (b)(iii) and (d)(iv) in the definition of "Permitted Payment" in Clause 1.1 (Definitions) of this Agreement).
(b)Each Compliance Certificate shall be signed by a Responsible Officer.
1.3Requirements as to financial statements
(a)Each set of financial statements delivered by the Borrower pursuant to paragraph (a) of Clause 19.1 (Financial statements) shall be certified by a Responsible Officer as fairly presenting its financial condition as at the date as at which those financial statements were drawn up.
(b)Each set of financial statements delivered by the Borrower pursuant to paragraph (b) of Clause 19.1 (Financial statements) shall be certified by a Responsible Officer as fair in all material respects (subject, where relevant, to normal year-end audit adjustments).
(c)The Borrower shall procure that each set of financial statements of the Borrower delivered pursuant to Clause 19.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for the Borrower unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors deliver to the Agent:
(i)a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Borrower's Original Financial Statements were prepared; and
(ii)sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 20 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Borrower's Original Financial Statements.
Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.
1.4Information: miscellaneous
The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

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(a)copies of all documents required by law to be dispatched by the Company or the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched, other than to the extent that such documents have been made available on to the public on the website of the HKSE;
(b)promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened in writing or pending against any Borrower Group Member, and which, if adversely determined, has or is reasonably likely to have a Material Adverse Effect;
(c)promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency which is made against any Borrower Group Member, and which has or is reasonably likely to have a Material Adverse Effect;
(d)promptly upon receipt or dispatch (as applicable), any notice of termination (other than in respect of expiration in accordance with the terms thereof) or any notice of default sent or received by an Obligor or any other Group Member, in each case under any Major Project Document (other than the Concession Contract, the Land Concession Contract or the Cotai Land Concession Contract); and
(e)promptly on request, such further information regarding the financial condition, business and operations of any Borrower Group Member as any Finance Party (through the Agent) may reasonably request.
1.5Notification of default
(a)Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).
(b)Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by one of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).
1.6Direct electronic delivery by an Obligor
An Obligor may satisfy its obligation under this Agreement to deliver any information in relation to a Lender by delivering that information directly to that Lender in accordance with Clause 30.5 (Electronic communication) to the extent that Lender and the Agent agree to this method of delivery.
1.7"Know your customer" checks
(a)If:
(i)the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(ii)any change in the status of an Obligor (or of a Holding Company of an Obligor) after the date of this Agreement; or

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(iii)a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
(b)Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
1.8Disclosure of Customer Data
Notwithstanding anything else in this Agreement, no Obligor shall be required to disclose any data in relation to individual customers of the Group to any Finance Parties to the extent that any Group Member is prohibited from making such a disclosure without the consent of the Macau SAR government by the laws or regulations of the Macau SAR in respect of personal data and such consent has not been obtained.
1.9SFO "Safe Harbour"
Notwithstanding any other provision of this Agreement or any other Finance Document, no Obligor shall be required to provide any document or information to the Finance Parties that may otherwise be required to be provided under any Finance Document if such information is inside information (as defined in the Securities and Futures Ordinance Cap. 571 of the Laws of Hong Kong (the "SFO")) but only if and for as long as the Company is not required to disclose such inside information to the market as a result of the Safe Harbour in section 307D of the SFO.
20.FINANCIAL COVENANTS
1.1Financial definitions
In this Agreement:
"Acceptable Bank" means:
(a)a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A– or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or A3 or higher by Moody's Investors Service Limited or a comparable rating from an internationally recognised credit rating agency; or

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(b)any other bank or financial institution approved by the Agent.
"Cash" means, at any time, cash in hand or at bank and (in the latter case) credited to an account in the name of a member of the Borrower Group with an Acceptable Bank and to which a member of the Borrower Group is alone (or together with other members of the Borrower Group) beneficially entitled and for so long as:
(c)that cash is repayable within 30 days after the relevant date of calculation;
(d)repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Borrower Group or of any other person whatsoever or on the satisfaction of any other condition;
(e)there is no Security over that cash except for any Permitted Security constituted by a netting or set-off arrangement entered into by members of the Borrower Group in the ordinary course of their banking arrangements; and
(f)the cash is freely and (except as mentioned in paragraph (a) above) immediately available to be applied in repayment or prepayment of the Facilities.
"Cash Equivalent Investments" means at any time:
(g)certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;
(h)any investment in marketable debt obligations issued or guaranteed by the government of the United States of America or the United Kingdom or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;
(i)commercial paper not convertible or exchangeable to any other security:
(i)for which a recognised trading market exists;
(ii)issued by an issuer incorporated in the United States of America or the United Kingdom;
(iii)which matures within one year after the relevant date of calculation; and
(iv)which has a credit rating of either A-1 or higher by Standard & Poor's Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investors Service Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;
(j)any investment in money market funds which:
(i)have a credit rating of either A-1 or higher by Standard & Poor's Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investors Service Limited; and
(ii)invest substantially all their assets in securities of the types described in paragraphs (a) to (c) above,

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to the extent that investment can be turned into cash on not more than 30 days' notice; or
(k)any other debt security approved by the Majority Lenders, in each case, to which any member of the Borrower Group is alone (or together with other members of the Borrower Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Borrower Group or subject to any Security.
"EBITDA" means, in relation to any period, the Net Income of the Borrower Group for such period plus, without duplication and to the extent reflected as a charge in the Borrower's statement of such Net Income for such period, the sum of:
(a)income Tax expense (whether or not paid during such period) other than Tax on gross gaming revenue;
(b)amortization or write-off of debt discount and debt issuance costs and interest, commissions, discounts and other fees and charges associated with Financial Indebtedness (including the Loans);
(c)depreciation and amortization expense;
(d)amortization of intangibles (including goodwill);
(e)an amount equal to the aggregate net non-cash loss on the disposal of Property during such period (other than sales of inventory in the ordinary course of business);
(f)any extraordinary expenses or losses;
(g)any foreign currency translation losses;
(h)any corporate expenses;
(i)any expense that is non-recurring in nature;
(j)stock-based compensation;
(k)pre-opening and development expenses;
(l)Approved IP Fees; and
(m)any EBITDA Cure (if any) made pursuant to (and in accordance with) Clause 20.4 (Equity cure), and minus, without duplication and to the extent included in the statement of such Net Income for such period, the sum of:
(n)interest income;
(o)an amount equal to the aggregate net non-cash gain on the disposal of Property during such period (other than sales of inventory in the ordinary course of business);
(p)any extraordinary income or gains (including, without limitation, any upfront premium or similar income or gains derived from, or in connection with the grant of, any Subconcession); and

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(q)any foreign currency translation gains,
all (including Net Income) as determined on a consolidated basis which includes members of the Borrower Group only (before taking into account any minority interests) and otherwise in accordance with applicable GAAP provided that, if one or more Permitted Selldowns have occurred, such amount shall then be reduced pro rata to reflect the Borrower's percentage interest in the outstanding Capital Stock of Wynn Resorts Macau on the last day of such period.
"Financial Covenant" means any of the financial covenants contained in Clause 20.2 (Financial condition) (together, the "Financial Covenants").
"Financing Costs" means:
(a)interest, fees, commissions, costs and expenses payable by the Borrower under the Finance Documents;
(b)interest, fees, commissions, costs and expenses payable by Wynn Resorts Macau under the Performance Bond Facility;
(c)amounts payable by an Obligor under Clause 10 (Changes to the Calculation of Interest – Facility A Loan (Term SOFR)), Clause 10A (Changes to the Calculation of Interest – Facility A Loans (LIBOR) or Facility B Loans), Clause 12 (Tax Gross-Up and Indemnities), Clause 13 (Increased Costs) and Clause 14 (Other Indemnities);
(d)any other amounts of interest, fees, commissions, discounts, prepayment penalties or premiums and other finance payments payable in respect of any Financial Indebtedness permitted to be incurred under paragraphs (b) (excluding any Subordinated Loans (save as set out in paragraph (e) below)), (d), (g) and/or (h) of the definition of "Permitted Financial Indebtedness" in Clause 1.1 (Definitions);
(e)any amounts of interest, fees, commissions, discounts, payment penalties, prepayment penalties, premiums or other payments of any nature whatsoever for the purpose of making any payment pursuant to paragraph (d) of the definition of "Permitted Payment" in Clause 1.1 (Definitions);
(f)net amounts payable by any Borrower Group Member under any Permitted Swap Transaction; and
(g)any value added or other taxes payable by the Borrower or any other Borrower Group Member in respect of paragraphs (a) through (e) above and, save to the extent already included in paragraph (c) above, any withholding tax on a party under a Finance Document or any other agreement relating to the provision of Financial Indebtedness referred to above in respect of which the Borrower or any other Borrower Group Member has an obligation to gross up.
"Fiscal Quarter" means any one of the four consecutive three calendar month periods comprised in a Fiscal Year, provided that the first Fiscal Quarter shall end on 30 June 2022.
"Fiscal Year" means the fiscal year of the Borrower ending on 31 December of each calendar year.
"Interest Coverage Ratio" means, in relation to any period, the ratio of EBITDA to Financing Costs for such period.

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"Leverage Ratio" means, in relation to any period, the ratio of Total Net Debt on the last day of such period to EBITDA for such period.
"Net Income" means, in relation to any period, the net income (or loss) of the Borrower Group for such period, determined on a consolidated basis which includes members of the Borrower Group only and otherwise in accordance with GAAP before any reduction in respect of preferred equity dividends.
"Relevant Period" means each period of four consecutive Fiscal Quarters ending on a Quarterly Date.
"Relevant Period (Financial Condition)" means each period of four consecutive Fiscal Quarters ending on a Quarterly Date falling on or after 30 June 2023.
"Total Net Debt" means, in relation to the Borrower Group at any time, the aggregate principal amount of all Financial Indebtedness of each Borrower Group Member at such time (without double counting) but:
(a)excluding Financial Indebtedness referred to in paragraph (g) of the definition thereof;
(b)excluding Financial Indebtedness arising in respect of any Performance Bond Facility (save in relation to any drawing under the Performance Bond);
(c)excluding Financial Indebtedness arising in respect of any Subordinated Loans;
(d)excluding such Financial Indebtedness to the extent it is owed to another Borrower Group Member; and
(e)deducting the aggregate amount of Cash and Cash Equivalent Investments held by any Borrower Group Member at that time.
1.2Financial condition
The Borrower shall ensure that:
(a)Leverage Ratio - The Leverage Ratio as at the last day of any Relevant Period (Financial Condition) is not greater than 4.5:1.0.
(b)Interest Coverage Ratio - The Interest Coverage Ratio for each Relevant Period (Financial Condition) is not less than 2.5:1.0.
1.3Financial testing
(a)Subject to paragraph (b) below, the Financial Covenants shall be calculated in accordance with GAAP and tested by reference to each of the financial statements delivered pursuant to paragraphs (a) and (b) of Clause 19.1 (Financial statements) and/or each Compliance Certificate delivered pursuant to Clause 19.2 (Compliance Certificate).
(b)For the purpose of calculating the Financial Covenants in Clause 20.2 (Financial condition) for the Quarterly Dates falling 30 June 2023 and 30 September 2023, EBITDA shall be calculated, at the option of the Borrower, by reference to either:
(i)the amount of EBITDA for the four full consecutive Fiscal Quarters ending on such Quarterly Date; or

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(ii)the amount of EBITDA as disclosed in the financial statements and/or Compliance Certificates for the Fiscal Quarter ending on such Quarterly Date, annualised on a straight line basis, provided that, paragraph (ii) above shall not be applicable for the purposes of determining the "Margin".
(c)For the purpose of calculating the Financial Covenant in paragraph (b) of Clause 20.2 (Financial condition) for the Quarterly Dates falling 30 June 2022 and 30 September 2022, Financing Costs shall be determined based on the amount of Financing Costs from the first Utilisation Date until the relevant Quarterly Date, annualised on a straight line basis.
1.4Equity cure
(a)If the requirements of any of the financial covenants in Clause 20.2 (Financial condition) are not met (or would but for this Clause 20.4 not be met) in respect of any Relevant Period (the "Breach Period") but cash proceeds of any Equity Injection are received by the Borrower (the "Cure Amount") after the end of the Breach Period and no later than the date falling 10 Business Days after the date on which the relevant Compliance Certificate in respect of such Breach Period is delivered (or if earlier, after the date on which the relevant Compliance Certificate in respect of such Breach Period is required to be delivered) pursuant to Clause 19.2 (Compliance Certificate), then the financial covenants under Clause 20.2 (Financial condition) will be tested or, as applicable, retested by giving effect to the following adjustments:
(i)(for the purpose of calculating the Leverage Ratio) the Cure Amount shall (at the Borrower's sole direction) be added to EBITDA for the last Fiscal Quarter of the Breach Period ("EBITDA Cure"); and
(ii)(for the purpose of calculating the Interest Coverage Ratio) the Cure Amount shall (at the Borrower's sole discretion) be applied as an EBITDA Cure in respect of such Breach Period, in each case, solely for the purposes of ascertaining compliance with the financial covenants in Clause 20.2 (Financial condition) and not for any other purpose. If, after giving effect to the adjustments referred to above, the requirements of the financial covenants in Clause 20.2 (Financial condition) in respect of that Breach Period are met, then such requirements shall be deemed to have been satisfied as at the original date of determination (and as at the Quarterly Date on which such Breach Period ends) as though there had been no failure to comply and any Default or Event of Default occasioned thereby shall be deemed to have been remedied for all purposes under the Finance Documents.
(b)Where a Cure Amount is received by the Borrower in respect of any Breach Period, then in respect of each Relevant Period ending on each Quarterly Date that falls less than 12 Months after the last day of such Breach Period (such Relevant Period being a "Subsequent Relevant Period" relating to such Breach Period), if the Borrower has elected EBITDA Cure in respect of such Breach Period, then for the purposes of calculating the Leverage Ratio and the Interest Coverage Ratio for such Subsequent Relevant Period, the EBITDA for such Subsequent Relevant Period shall be deemed to be increased by the amount of such Cure Amount.

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(c)The Borrower shall not be entitled to exercise any rights it may have to prevent or cure breaches of Financial Covenants on more than two occasions in any four consecutive Quarterly Dates (without prejudice to a relevant Cure Amount continuing to be included in any Subsequent Relevant Period).
(d)If the Borrower exercises its rights to prevent or cure breaches of Financial Covenants on more than two occasions in respect of any four consecutive Quarterly Dates (without prejudice to a relevant Cure Amount continuing to be included in any Subsequent Relevant Period), it shall not be entitled to exercise any rights it may have to prevent or cure breaches of Financial Covenants in respect of any of the immediately following four Quarterly Dates.
(e)Any Cure Amount received by the Borrower in accordance with this Clause 20.4 may exceed the amount required to rectify any breach or non-compliance with the financial undertakings in Clause 20.2 (Financial condition) in respect of any Relevant Period.
(f)No Cure Amount shall be required to be applied in prepayment of the Loans.
(g)No Cure Amount may be used, at any time, to make (or for the purposes of making) a Permitted Payment. Without limiting the foregoing, no Cure Amount shall be included or taken into account for any purpose (other than as set out in paragraphs (a) and (b) above) and (without limitation) the effect of each Cure Amount shall be ignored or excluded (to the extent it would otherwise be taken into account or included under the terms of any Finance Document) in any calculation (other than those specified in paragraphs (a) and (b) above) for the purposes of (or definitions set out in) the Finance Documents.
(h)Save as contemplated by paragraph (d) above, there is no limit on the number of EBITDA Cures that may be made during the life of the Facilities.
21.GENERAL UNDERTAKINGS
The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
1.1Authorisations and Permits
Each Obligor shall promptly:
(a)obtain, comply with and do all that is necessary to maintain in full force and effect; and
(b)upon request by the Agent, supply copies to the Agent of, any Authorisation required under any law or regulation of its jurisdiction of incorporation to: (i) enable it to perform its obligations under the Finance Documents to which it is a party and (ii) subject to Legal Reservations, ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document to which it is a party.
1.2Compliance with laws

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(a)Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply has or would materially impair its ability to perform its obligations under the Finance Documents.
(b)Without prejudice to Clauses 21.12 (OFAC), 21.13 (FCPA), 21.14 (Money Laundering Laws) and 21.15 (Anti-Terrorism Laws), the Borrower shall ensure that it (and each other Group Member) is in compliance in all material respects with all applicable laws in respect of Sanctions, all applicable Anti-Bribery Laws, all applicable Money Laundering Laws and all applicable Anti-Terrorism Laws.
1.3Payment of Obligations
To the extent not otherwise subject to valid subordination, standstill, intercreditor or similar arrangements, each Obligor shall pay, discharge or otherwise satisfy (and ensure each other Group Member shall pay, discharge or otherwise satisfy) at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate (under the circumstances) proceedings and reserves in conformity with applicable GAAP with respect thereto have been provided on the books of such Group Member.
1.4Conduct of Business and Maintenance of Existence, etc.
Each Obligor shall:
(a)preserve, renew and keep in full force and effect (and ensure each other Group Member shall preserve, renew and keep in full force and effect) its corporate or limited liability company existence; and
(b)take all reasonable action to maintain all rights, privileges, franchises, Authorisations and licenses necessary (and ensure each other Group Member shall take all reasonable action to maintain all rights, privileges, franchises, Authorisations and licenses necessary) in the normal conduct of its business, except to the extent that failure to do so could not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.
1.5Insurance
Each Obligor shall (and shall ensure that each Group Member will):
(a)maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business (as reasonably determined by that Obligor or, as the case may be, Group Member); and
(b)ensure that all such insurances and reinsurances must be with reputable independent insurance companies or underwriters.
1.6Inspection of Property; Books and Records; Discussions
Each Obligor shall:
(a)keep (and ensure each other Group Member shall keep) proper books of records and account in which full, true and correct entries in conformity with applicable GAAP and all Legal Requirements; and

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(b)subject to any Macau Gaming Laws, data protection laws or other applicable Legal Requirements restricting such actions and, where no Event of Default has occurred which is continuing, prior reasonable request and notice, procure (and ensure each other Group Member procures) that the Agent or its nominees (for purposes of this paragraph (b), each a "Relevant Person") be allowed reasonable rights of inspection and access during normal business hours to the Site, the Cotai Site, the Cotai Property, the Auditors and Company and Group Member officers, the Borrower's and each other Group Member's accounting books and records and any other documents relating to Wynn Resorts Macau or Palo (or their respective businesses or assets) as they may reasonably require, and so as not unreasonably to interfere with the operations of the Group and to take copies of any documents inspected. Any information and documents made available for inspection by a Relevant Person pursuant to this paragraph (b) shall be made available subject to customary confidentiality undertakings being executed by such Relevant Person.
1.7Environmental Laws
Each Obligor shall:
(a)comply (and ensure each other Group Member complies) with all applicable Environmental Laws and Environmental Licences (save for any failure to comply that could not reasonably be expected to have a Material Adverse Effect);
(b)provide copies of any notices from any Governmental Authority of non-compliance with any material Environmental Law or Environmental Licence and any notices of any material Environmental Claims to the Agent; and
(c)deliver to the Agent with reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Agent in relation to any matters disclosed pursuant to this Clause 21.7.
1.8Compliance with Major Project Documents and Concession Contracts
Each Obligor shall:
(a)comply (and ensure that each other Group Member complies), duly and promptly, in all material respects with its material obligations and enforce all of its material rights under all Major Project Documents;
(b)from time to time obtain, maintain, retain, observe, keep in full force and effect and comply (and ensure that each other Group Member) in all material respects with the terms, conditions and provisions of all Authorisations made or issued by or with a Governmental Authority as shall now or hereafter be necessary under applicable laws; and
(c)comply (and ensure each other Group Member complies) with all Legal Requirements related to the Cotai Land Concession Contract, the Land Concession Contract and the Concession Contract.
1.9Pari Passu Ranking
Each Obligor shall procure that its obligations under the Finance Documents do and shall rank at least pari passu with all its other present and future unsecured and unsubordinated obligations, except for obligations mandatorily preferred by law applying to companies generally.

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1.10Further Assurances
The Borrower shall from time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Agent may reasonably request, for the purposes of implementing or effectuating the provisions of the Finance Documents. Upon the exercise by the Agent, or any Finance Party of any power, right, privilege or remedy pursuant to any of the Finance Documents which requires any consent, approval, notification, registration or authorisation of any Governmental Authority, the Borrower shall execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Agent or such other Finance Party may reasonably be required to obtain from the Company, the Borrower or any other Borrower Group Member for such governmental consent, approval, notification, registration or authorisation.
1.11Termination of Concession Contract and other Concession Contract matters
(a)The Borrower shall notify the Agent promptly upon any Group Member receiving:
(i)notice of any formal consultations with the Macau SAR in relation to any termination and cessation of the Concession Contract (but for the avoidance of doubt, not including consultations relating to the potential extension of the Concession Contract);
(ii)notice of any formal consultations with the Macau SAR in relation to any termination or rescission of the Land Concession Contract or in relation to any termination or rescission of the Cotai Land Concession Contract (but for the avoidance of doubt, not including consultations relating to the potential extension of the Concession Contract);
(iii)notice of any negotiations with the Macau SAR pursuant to Article 83 of the Concession Contract;
(iv)any notice from the Macau SAR pursuant to clause 3 of article 80 of the Concession Contract; or
(v)any notice from the Macau SAR pursuant to clause 4 of article 80 of the Concession Contract, and keep the Agent fully appraised thereof.
(b)The Borrower shall promptly upon receipt of a request from the Agent (acting on the instructions of the Majority Lenders), supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests), a copy of each written notice which is delivered under or in connection with the Concession Contract, the Land Concession Contract or the Cotai Land Concession Contract (and which is relevant and material to the interest of the Finance Parties (taken as a whole)). For these purposes (and without prejudice to, or limitation of, the foregoing), it is acknowledged that any notices in connection with or pursuant to Article 82 of the Concession Contract are relevant and material to the interest of the Finance Parties (taken as a whole).
(c)Nothing in this Clause 21.11 shall require the Borrower to take any action that will render any party to be in breach of the Listing Rules or any other applicable laws and regulations.
1.12OFAC

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(a)The Company shall ensure that it (and ensure that each other Group Member):
(i)is not the subject of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury ("OFAC") or any other Sanctions; and
(ii)is not located, organised or residing in any Designated Jurisdiction, or participating in or facilitating a transaction or business in a Designated Jurisdiction or, subject to the proviso below, involving any Person who is the subject of Sanctions, provided that the Company will not (and no other Group Member will) be in breach of the relevant part of paragraph (ii) above, if the relevant Group Member does not have knowledge or reason to believe that the relevant Person is the subject of Sanctions.
(b)The Company shall ensure that it shall not (and that no other Group Member shall) directly or indirectly use the proceeds of the Facilities, or lend, contribute or otherwise make available such proceeds to any other person, for the purpose of financing the activities of any person that, at the time of such financing, is the subject of any U.S. sanctions administered by OFAC or any other Sanctions, or in any Designated Jurisdiction.
(c)Without prejudice to paragraph (b) above, the Company shall ensure that none of its funds or assets (and none of the funds or assets of any other Group Member) which are used to pay any amount due pursuant to this Agreement or any other Finance Document shall constitute funds knowingly obtained from transactions with or relating to Designated Persons or Designated Jurisdiction.
(d)The Company shall ensure that it (and each other Group Member):
(i)has in place customary procedures designed to identify if any of its (or any other Group Member) directors, officers and agents, at the time of its engagement with or appointment of such relevant OFAC persons, is the subject of any U.S. sanctions administered by OFAC or any other Sanctions; and
(ii)will terminate its engagement with or appointment of any of its relevant OFAC person promptly upon it or any other Group Member having knowledge of such relevant OFAC person being the subject of any U.S. sanctions administered by OFAC or any other Sanctions.
1.13FCPA
(a)The Company shall ensure that it (and each other Group Member):
(i)does not; and
(ii)subject to the proviso at the end of this paragraph (a), none of its (and each other Group Member's) directors, officers, agents, employees or other Persons associated with or acting on behalf of any Group Member (a "relevant FCPA person") shall,

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use any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; make any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violate any provision of the U.S. Foreign Corrupt Practices Act of 1977 (the "FCPA") or the Bribery Act 2010 (the "Bribery Act") or make any bribe, rebate, payoff, influence payment, kickback or other unlawful payment prohibited under any applicable law or regulation equivalent to the FCPA or the Bribery Act (such law or regulation, together with the FCPA and the Bribery Act, being "Anti-Bribery Laws"), provided that (in the case of paragraph (a)(ii) above) a Group Member will not be in breach of this paragraph (a) if the relevant Group Member does not have knowledge or reason to believe that the relevant FCPA person is engaged in any of the activities set out in this paragraph (a).
(b)Without prejudice to paragraph (a) above or (c) below, the Borrower will not directly or indirectly use, lend or contribute the proceeds raised or otherwise utilised under this Agreement for any purpose that would breach the Anti-Bribery Laws (or any of them).
(c)The Company shall ensure that it (and each other Group Member):
(i)has in place customary procedures designed to monitor the engagement by its (and each other Group Member's) directors, officers and employees in any of the activities set out in paragraph (a) above; and
(ii)will terminate or, if prohibited under applicable law from so terminating, take appropriate remedial or disciplinary action (including, without limitation, promptly relieving such relevant FCPA person of his or her duties and other responsibilities) and commence the termination of (and diligently pursue such action and termination) its (and each other Group Member's) engagement with or appointment of any of its (and each other Group Member's) relevant FCPA person promptly upon it or any other Group Member having knowledge that that relevant FCPA person has engaged in any of the activities set out in paragraph (a) above.
1.14Money Laundering Laws
(a)The Company shall ensure that it (and each other Group Member) is in material compliance with all applicable anti-money laundering laws (including but not limited to applicable financial record keeping and reporting requirements and money laundering statutes in Macau, and, to the best of its (and each other Group Member's) knowledge and belief, all jurisdictions in which it, or each Group Member, conducts business or which are otherwise applicable to it or each other Group Member) and all applicable rules, regulations and guidelines issued, administered or enforced by any Governmental Authority pursuant to such laws (collectively, "Money Laundering Laws").
(b)The Company shall ensure that it (and each other Group Member) is in material compliance with the U.S. International Money Laundering Abatement and the U.S. Terrorism Financing Act of 2001.
(c)Without prejudice to paragraphs (a) and (b) above, the Borrower shall not permit or authorise any person directly or indirectly to:
(i)use the proceeds under this Agreement to violate any Money Laundering Laws; or

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(ii)lend, invest, contribute or otherwise make available the proceeds raised or otherwise utilised under this Agreement to or for the benefit of any Subsidiaries, any joint venture partner or any other person in a manner that would result in a violation of any Money Laundering Laws.
1.15Anti-Terrorism Laws
(a)Subject to the proviso at the end of this paragraph (a), the Company shall ensure that neither it nor any other Group Member, nor any of its or their respective brokers or other agents acting or benefiting in any capacity in connection with any Loan:
(i)is in violation of any Anti-Terrorism Law;
(ii)is a Designated Person; or
(iii)is dealing in any property or interest in property blocked pursuant to any Anti-Terrorism Law, provided that such Group Member will not be in breach of this paragraph (a) in respect of the circumstances or activities of any brokers or agents of any Group Member which are restricted under paragraphs (a)(i) to (iii) above (inclusive) if that Group Member does not have knowledge of the relevant circumstances or activities.
(b)The Company shall ensure that it (and each other Group Member):
(i)has in place customary procedures designed to identify, at the time of engagement with or appointment of its (and each other Group Member's) broker or agent acting or benefiting in any capacity in connection with any Loans, if any of the circumstances or activities that are restricted under paragraphs (a)(i) to (iii) above (inclusive) applies to or is undertaken by such broker or agent; and
(ii)terminates its (and each other Group Member's) engagement with or appointment of any such broker or agent promptly upon it, any other Group Member having knowledge that any of the circumstances or activities that are restricted under paragraphs (a)(i) to (iii) above (inclusive) applies to or is undertaken by that broker or agent.
1.16Listed Status
The Company shall maintain its listing status on The Stock Exchange of Hong Kong Limited at all times.
1.17Negative pledge
In this Clause 21.17, "Quasi-Security" means an arrangement or transaction described in paragraph (b) below.
(a)The Borrower shall not (and the Borrower shall ensure that no other Borrower Group Member will) create or permit to subsist any Security over any of its assets.
(b)The Borrower shall not (and the Borrower shall ensure that no other Borrower Group Member will):

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(i)sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other Group Member;
(ii)sell, transfer or otherwise dispose of any of its receivables on recourse terms;
(iii)enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or
(iv)enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.
(c)Paragraphs (a) and (b) above do not apply to any Permitted Security.
1.18Disposals
(a)No Obligor shall (and the Borrower shall ensure that no other Borrower Group Member will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of all or any part of any Resort Asset.
(b)Paragraph (a) above does not apply to any Permitted Disposal.
1.19Limitation on Transactions with Affiliates
The Borrower shall not (and the Borrower shall ensure that no other Borrower Group Member will) enter into any single transaction, or series of transactions, whether related or not (including, without limitation, any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, the entry into of any contract or the amendment, novation, supplementation, extension or restatement of any existing contract) with any Affiliate of the Company unless:
(a)the relevant transaction is:
(i)a genuine commercial transaction on terms that are not less favourable to the Borrower or applicable Borrower Group Member than those that might be obtained at the time in a comparable arm's length transaction with Persons who are not Affiliates of the Company; and
(ii)    is not prohibited by the Listing Rules, or
(b)the relevant transaction is between the Company or the Borrower and any of their respective Subsidiaries.
1.20Merger
(a)No Obligor shall (and the Borrower shall ensure that no other Borrower Group Member will) enter into any amalgamation, demerger, merger or corporate reconstruction.
(b)Paragraph (a) above does not apply to any sale, lease, transfer or other disposal permitted pursuant to Clause 21.18 (Disposals).

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1.21Change of business
(a)The Borrower shall procure that no substantial change is made to the general nature of the business of the Company or the Group from that carried on at the date of this Agreement.
(b)The Borrower must ensure that the Group continues to own and operate Wynn Macau and the Cotai Property as integrated casino resorts.
1.22Permitted Swap Transactions
The Borrower shall not (and shall ensure that no Borrower Group Member shall) enter into any derivatives transaction other than a Permitted Swap Transaction.
1.23IP Rights
(a)The Company shall (and shall ensure that each Group Member shall) take such steps as are necessary and commercially reasonable (including, where appropriate, the institution of legal proceedings) to prevent third parties infringing the Group's intellectual property rights.
(b)The Company must ensure that it and, where relevant, its Subsidiaries have the legal right to use the trade names "Wynn" and "永利" in connection with the pursuit of the Group's resort casino business and other related lodging and ancillary businesses in Macau.
1.24Amendments to documents
Each Obligor shall not (and shall ensure that no Borrower Group Member shall):
(a)amend its memorandum or articles of association or other constitutional documents; or
(b)amend, waive or replace any term of any Major Project Document (including as a result of any Concession Extension), in a manner which will, or is reasonably likely to, have a Material Adverse Effect.
1.25Taxes
(a)The Borrower shall (and shall procure that each Group Member shall) pay all Taxes due and payable (or, where payments of Tax must be made by reference to estimated amounts, such estimated Tax (calculated in good faith) as due and payable for the relevant period) by it prior to the accrual of any fine or penalty for late payment, unless (and only to the extent that):
(i)payment of those Taxes is being contested in good faith;
(ii)adequate reserves are being maintained for those Taxes and the costs required to contest them to the extent required by applicable GAAP; and
(iii)failure to pay those Taxes does not constitute a Material Adverse Effect.
(b)No Obligor may change its residence for Tax purposes.
1.26Financial Indebtedness and investments

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(a)The Borrower shall not, and shall ensure that no Borrower Group Member shall, incur or allow to remain outstanding any Financial Indebtedness, other than Permitted Financial Indebtedness.
(b)The Borrower shall not, and shall ensure that no Borrower Group Member shall, make any advance, loan or extension of credit (including by way of guarantee or otherwise) to any other Person, other than Permitted Loans.
1.27Permitted Businesses
(a)The Borrower shall not, and shall ensure that no Borrower Group Member shall, enter into any business activities, whether directly or indirectly, other than Permitted Businesses.
(b)The Borrower shall not, and shall ensure that no Borrower Group Member shall, establish any representative office other than (in the case of Wynn Resorts Macau) marketing offices or any other place of business in a jurisdiction outside the Macau SAR or its place of incorporation unless such office or place of business has been established and is operated in accordance with all applicable laws and regulations (where failure to do so would have an adverse effect on the interests of the Finance Parties under the Finance Documents) and the terms of the Concession Contract, and, in each case, is notified to the Agent within 30 days of such establishment.
1.28Restricted Payments
(a)Except as permitted under paragraph (b) below, the Borrower shall not (and will ensure that no other Borrower Group Member will):
(i)declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);
(ii)repay or distribute any dividend or share premium reserve;
(iii)pay or allow any Borrower Group Member to pay any management, advisory or other fee to or to the order of any of the shareholders of the Borrower;
(iv)redeem, repurchase, defease, retire or repay any of its share capital;
(v)make any repayment of, or pay any interest on or other amount in respect of any Performance Bond Facility or any Subordinated Loans or any WML Debt;
(vi)make any payment of IP Fees; or
(vii)make any payment of Corporate Administrative Fees,
(collectively, the "Restricted Payments").
(b)Paragraph (a) above does not apply to a Permitted Payment.

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(c)The Company shall not declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital) or repay or distribute any dividend or share premium reserve (each, a "Distribution") unless:
(i)the Debt to Asset Ratio of the Borrower Group immediately following the declaration, making and payment of the relevant Distribution is less than 100%;
(ii)the Leverage Ratio as at the last day of the Relevant Period that was the subject of the most recently delivered Compliance Certificate (the "Most Recent Relevant Period") was not greater than 4.5:1.0; and
(iii)the Interest Cover Ratio for the Most Recent Relevant Period was not less than 2.5:1.0, in each case, determined on a pro forma basis after giving effect to any dividend, distribution or commercially equivalent payment made by the Borrower (or any other member of the Borrower Group) to any of its direct or indirect shareholders that is to be used to directly or indirectly fund all or part of the relevant Distribution.
(d)In this Clause 21.28:
(i)"Debt to Asset Ratio" means the ratio of the Total Liabilities of the Borrower Group to the Total Assets of the Borrower Group, determined by reference to the financial statements most recently delivered under paragraph (a) or (b) of Clause 19.1 (Financial statements);
(ii)"Total Assets" means, at any time, the total assets of the Borrower Group as shown in the Borrower's consolidated financial statements most recently delivered under paragraph (a) or (b) of Clause 19.1 (Financial statements); and
(iii)"Total Liabilities" means, at any time, the total liabilities of the Borrower Group as shown in the Borrower's consolidated financial statements most recently delivered under paragraph (a) or (b) of Clause 19.1 (Financial statements).
1.29Provision of Original Financial Statements
The Borrower shall procure that copies of the Original Financial Statements are provided to the Agent (in form and substance reasonably satisfactory to the Agent (acting on the instructions of the Majority Lenders)) by no later than the date falling 60 days from the first Utilisation Date under this Agreement.
22.EVENTS OF DEFAULT
Each of the events or circumstances set out in Clause 22 is an Event of Default (save for Clause 22.14 (Acceleration)).
1.1Non-payment

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An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:
(a)its failure to pay is caused by:
(i)administrative or technical error; or
(ii)a Disruption Event; and
payment is made within three Business Days of its due date;
(b)in the case of a payment of interest on any Loan, payment is made within five Business Days after such interest becomes due in accordance with the terms of this Agreement; or
(c)in the case of a payment of any amount (other than an amount of principal or interest on any Loan) under the Finance Documents, payment is made within 10 days after such amount becomes due in accordance with the terms of the Finance Documents (or any of them).
1.2Financial covenants
Subject to Clause 20.4 (Equity cure), any requirement of Clause 20.2 (Financial condition) is not satisfied.
1.3Other obligations
(a)An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.1 (Non-payment) or Clause 22.2 (Financial covenants)).
(b)No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 30 days of the earlier of (A) the Agent giving notice to an Obligor and (B) an Obligor becoming aware of the failure to comply.
1.4Misrepresentation
(a)Any representation or written statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.
(b)No Event of Default under paragraph (a) above will occur if the misrepresentation is capable of remedy and remedied within 30 days of the earlier to occur of (A) the Agent giving notice to an Obligor and (B) an Obligor becoming aware of such misrepresentation.
1.5Cross default
(a)Any Financial Indebtedness of any Obligor or any Borrower Group Member is not paid when due nor within any originally applicable grace period.
(b)Any Financial Indebtedness of any Obligor or any Borrower Group Member is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

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(c)Any commitment for any Financial Indebtedness of any Obligor or any Borrower Group Member is cancelled or suspended by a creditor of any Obligor or any Borrower Group Member as a result of an event of default (however described).
(d)Any creditor of any Obligor or any Borrower Group Member becomes entitled to declare any Financial Indebtedness of any Obligor or any Borrower Group Member due and payable prior to its specified maturity as a result of an event of default (however described).
(e)An event of default (however described) occurs in respect of any WML Debt.
(f)No Event of Default will occur under this Clause 22.5 in respect of any Financial Indebtedness:
(i)if that Financial Indebtedness constitutes Subordinated Loans;
(ii)if that Financial Indebtedness is in respect of any derivative transaction which is terminated as a result of an event of default (however described) with respect to any counterparty or credit support provider for or specified entity of any counterparty rather than with respect to an Obligor, a Borrower Group Member or a Junior Party; or
(iii)if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (e) above (excluding any falling within any of paragraphs (f)(i) to (f)(ii) above) is less than US$25,000,000 (or its equivalent in any other currency or currencies).
1.6Insolvency
(a)A Group Member:
(i)is unable or admits inability to pay its debts as they fall due;
(ii)suspends making payments on any of its debts; or
(iii)by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.
(b)The value of the assets of the Borrower Group (on a consolidated basis) is less than its liabilities (excluding the Subordinated Loans, but including all other contingent and prospective liabilities) on a consolidated basis.
(c)A moratorium is declared in respect of any indebtedness of any Group Member.
1.7Insolvency proceedings
Any corporate action, legal proceedings or other procedure or step is taken in relation to:

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(a)the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Group Member other than a solvent liquidation or reorganisation of any Group Member which is not an Obligor;
(b)a composition, compromise, assignment or arrangement with any creditor of any Group Member for reasons of financial difficulty;
(c)the appointment of a liquidator (other than in respect of a solvent liquidation of a Group Member which is not an Obligor), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Group Member or any of its assets having an aggregate value of at least US$50,000,000 (or its equivalent); or
(d)enforcement of any Security over any assets of any Group Member having an aggregate value of at least US$50,000,000 (or its equivalent), or any analogous procedure or step is taken in any jurisdiction.
This Clause 22.7 shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 60 days of commencement.
1.8Creditors' process
Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a Group Member having an aggregate value of at least US$50,000,000 (or its equivalent) and is not discharged within 30 days.
1.9Unlawfulness
It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.
1.10Repudiation
An Obligor repudiates a Finance Document or evidences an intention in writing to repudiate a Finance Document.
1.11Expropriation
The authority or ability of the Borrower or any Borrower Group Member to conduct its business or operations as currently conducted and as proposed to be conducted, or a material part thereof, is wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any Governmental Authority.
1.12Judgments
One or more judgments or decrees are entered against any Obligor or any other Group Member involving (for the Group taken as a whole) a liability (that is not paid or covered by insurance) of US$50,000,000 or its equivalent or more, and all such judgments or decrees, in either case, shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof.
1.13Material adverse change

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Any other event or circumstance (other than, at any time prior to the time limit for exercising any cure pursuant to Clause 20.4 (Equity cure), any circumstances where it is reasonably likely that any of the financial covenants set out in Clause 20 (Financial Covenants) may not be complied with) occurs which has a Material Adverse Effect.
1.14Acceleration
On and at any time after the occurrence of an Event of Default which is continuing the Agent shall if so directed by the Majority Lenders, by notice to the Borrower:
(a)cancel the Available Commitment of each Lender whereupon each such Available Commitment shall immediately be cancelled and each Facility shall immediately cease to be available for further utilisation;
(b)declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or
(c)declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

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SECTION 9
CHANGES TO PARTIES
23.CHANGES TO THE LENDERS
1.1Assignments and transfers by the Lenders
Subject to this Clause 23, a Lender (the "Existing Lender") may:
(a)assign any of its rights; or
(b)transfer by novation any of its rights and obligations,
to another bank or financial institution (including, without limitation, any insurer or reinsurer) or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").
1.2Borrower consent
(a)The consent of the Borrower is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is:
(i)to another Lender (other than a Defaulting Lender); or
(ii)an Affiliate of any Lender (other than a Defaulting Lender); or
(iii)made at a time when an Event of Default is continuing.
(b)The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent ten Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.
1.3Other conditions of assignment or transfer
(a)An assignment will only be effective on:
(i)receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it had been an Original Lender; and
(ii)performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.
(b)A transfer will only be effective if the procedure set out in Clause 23.6 (Procedure for transfer) is complied with.
(c)If:
(i)a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

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(ii)as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax Gross-up and Indemnities) or Clause 13 (Increased Costs),
then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (c) shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of any of the Facilities.
(d)Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.
1.4Assignment or transfer fee
The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of US$5,000.
1.5Limitation of responsibility of Existing Lenders
(a)Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;
(ii)the financial condition of any Obligor;
(iii)the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or
(iv)the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.
(b)Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

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(ii)will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
(c)Nothing in any Finance Document obliges an Existing Lender to:
(i)accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or
(ii)support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.
1.6Procedure for transfer
(a)Subject to the conditions set out in Clause 23.2 (Borrower consent) and Clause 23.3 (Other conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.
(b)The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.
(c)On the Transfer Date:
(i)to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the "Discharged Rights and Obligations");
(ii)each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;
(iii)the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and
(iv)the New Lender shall become a Party as a "Lender".

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1.7Procedure for assignment
(a)Subject to the conditions set out in Clause 23.2 (Borrower consent) and Clause 23.3 (Other conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.
(b)The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.
(c)On the Transfer Date:
(i)the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;
(ii)the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the "Relevant Obligations") and expressed to be the subject of the release in the Assignment Agreement; and
(iii)the New Lender shall become a Party as a "Lender" and will be bound by obligations equivalent to the Relevant Obligations.
(d)Lenders may utilise procedures other than those set out in this Clause 23.7 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 23.6 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 23.2 (Borrower consent) and Clause 23.3 (Other conditions of assignment or transfer).
1.8Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Borrower
The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation, send to the Borrower a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.
1.9Security over Lenders' rights
In addition to the other rights provided to Lenders under this Clause 23, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

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(a)any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and
(b)any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:
(i)release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or
(ii)require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.
24.CHANGES TO THE OBLIGORS
No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

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SECTION 10
THE FINANCE PARTIES
25.ROLE OF THE AGENT AND THE ARRANGER
1.1Appointment of the Agent
(a)Each of the Arranger and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.
(b)Each of the Arranger and the Lenders authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.
1.2Instructions
(a)The Agent shall:
(i)unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:
(A)all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and
(B)in all other cases, the Majority Lenders; and
(ii)not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.
(b)The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.
(c)Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.
(d)The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.
(e)In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

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(f)The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.
1.3Duties of the Agent
(a)The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.
(b)Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.
(c)Without prejudice to Clause 23.8 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Borrower), paragraph (b) above shall not apply to any Transfer Certificate, any Assignment Agreement or any Increase Confirmation.
(d)Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.
(e)If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.
(f)If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.
(g)The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).
1.4Role of the Arranger
Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.
1.5No fiduciary duties
(a)Nothing in any Finance Document constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.
(b)Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
1.6Business with the Group
The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Group Member.
1.7Rights and discretions
(a)The Agent may:

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(i)rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;
(ii)assume that:
(A)any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and
(B)unless it has received notice of revocation, that those instructions have not been revoked; and
(iii)rely on a certificate from any person:
(A)as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or
(B)to the effect that such person approves of any particular dealing, transaction, step, action or thing, as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.
(b)The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(i)no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment));
(ii)any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and
(iii)any notice or request made by the Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.
(c)The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.
(d)Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.
(e)The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.
(f)The Agent may act in relation to the Finance Documents through its officers, employees and agents.

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(g)Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.
(h)Without prejudice to the generality of paragraph (g) above, the Agent:
(i)may disclose; and
(ii)on the written request of the Borrower or the Majority Lenders shall, as soon as reasonably practicable, disclose, the identity of a Defaulting Lender to the Borrower and to the other Finance Parties.
(i)Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
(j)Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.
1.8Responsibility for documentation
Neither the Agent nor the Arranger is responsible or liable for:
(a)the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person in or in connection with any Finance Document or the Information Memorandum or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;
(b)the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or
(c)any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.
1.9No duty to monitor
The Agent shall not be bound to enquire:
(a)whether or not any Default has occurred;
(b)as to the performance, default or any breach by any Party of its obligations under any Finance Document; or
(c)whether any other event specified in any Finance Document has occurred.

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1.10Exclusion of liability
(a)Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable for:
(i)any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;
(ii)exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or
(iii)without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of:
(A)any act, event or circumstance not reasonably within its control; or
(B)the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.
(b)No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this paragraph (b) subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.
(c)The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.
(d)Nothing in this Agreement shall oblige the Agent or the Arranger to carry out:
(i)any "know your customer" or other checks in relation to any person; or

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(ii)any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or for any Affiliate of any Lender, on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.
(e)Without prejudice to any provision of any Finance Document excluding or limiting the Agent's liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.
1.11Lenders' indemnity to the Agent
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 28.10 (Disruption to payment systems etc.), notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).
1.12Resignation of the Agent
(a)The Agent may resign and appoint one of its Affiliates acting through an office in Macau or Hong Kong as successor by giving notice to the Lenders and the Borrower.
(b)Alternatively the Agent may resign by giving 30 days' notice to the Lenders and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.
(c)If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Borrower) may appoint a successor Agent (acting through an office in Macau or Hong Kong).
(d)The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.
(e)The Agent's resignation notice shall only take effect upon the appointment of a successor.

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(f)Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (d) above) but shall remain entitled to the benefit of Clause 14.3 (Indemnity to the Agent) and this Clause 25 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
(g)After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.
(h)The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:
(i)the Agent fails to respond to a request under Clause 12.7 (FATCA information) and the Borrower or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
(ii)the information supplied by the Agent pursuant to Clause 12.7 (FATCA information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or
(iii)the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Agent, requires it to resign.
1.13Confidentiality
(a)In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.
(b)If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.
1.14Relationship with the Lenders
(a)The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:
(i)entitled to or liable for any payment due under any Finance Document on that day; and

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(ii)entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.
(b)Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 30.5 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 30.2 (Addresses) and paragraph (a)(ii) of Clause 30.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.
1.15Credit appraisal by the Lenders
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
(a)the financial condition, status and nature of each Group Member;
(b)the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;
(c)whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and
(d)the adequacy, accuracy or completeness of the Information Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.
1.16Deduction from amounts payable by the Agent

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If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.
1.17Role of Reference Banks
(a)No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.
(b)No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.
(c)No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this Clause 25.17 subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.
1.18Third party Reference Banks
A Reference Bank which is not a Party may rely on Clause 25.17 (Role of Reference Banks), Clause 34.3 (Other exceptions) and Clause 36 (Confidentiality of Funding Rates and Reference Bank Quotations) subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.
26.CONDUCT OF BUSINESS BY THE FINANCE PARTIES
No provision of this Agreement will:
(a)interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
27.SHARING AMONG THE FINANCE PARTIES
1.1Payments to Finance Parties
If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with Clause 28 (Payment Mechanics) (a "Recovered Amount") and applies that amount to a payment due under the Finance Documents then:
(a)the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

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(b)the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 28 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and
(c)the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.5 (Partial payments).
1.2Redistribution of payments
The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with Clause 28.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.
1.3Recovering Finance Party's rights
On a distribution by the Agent under Clause 27.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.
1.4Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the "Redistributed Amount"); and
(b)as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.
1.5Exceptions
(a)This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 27, have a valid and enforceable claim against the relevant Obligor.
(b)A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)it notified that other Finance Party of the legal or arbitration proceedings; and

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(ii)that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

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SECTION 11
ADMINISTRATION
28.PAYMENT MECHANICS
1.1Payments to the Agent
(a)On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.
(b)Payment shall be made to such account in the principal financial centre of the country of that currency and with such bank as the Agent, in each case, specifies.
1.2Distributions by the Agent
Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to an Obligor) and Clause 28.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank specified by that Party in the principal financial centre of the country of that currency.
1.3Distributions to an Obligor
The Agent may (with the consent of the Obligor or in accordance with Clause 29 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.
1.4Clawback and pre-funding
(a)Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.
(b)Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.
(c)If the Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:

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(i)the Agent shall notify the Borrower of that Lender's identity and the Borrower shall on demand refund it to the Agent; and
(ii)the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.
1.5Partial payments
(a)If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:
(i)first, in or towards payment pro rata of any unpaid amount owing to the Agent under the Finance Documents;
(ii)secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;
(iii)thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and
(iv)fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.
(c)Paragraphs (a) and (b) above will override any appropriation made by an Obligor.
1.6No set-off by Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
1.7Business Days
(a)Any payment under any Finance Document which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).
(b)During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
(c)If the Termination Date falls on a day that is not a Business Day, the Termination Date shall fall on the immediately preceding Business Day instead.
1.8Currency of account

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(a)Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.
(b)A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.
(c)Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.
(d)Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(e)Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.
1.9Change of currency
(a)Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and
(ii)any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).
(b)If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.
1.10Disruption to payment systems etc.
If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:
(a)the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;
(b)the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;
(c)the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

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(d)any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 34 (Amendments and Waivers);
(e)the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 28.10; and
(f)the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.
29.SET-OFF
While an Event of Default is continuing, a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
30.NOTICES
1.1Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.
1.2Addresses
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(a)in the case of an Obligor, that identified with its name below;
(b)in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and
(c)in the case of the Agent, that identified with its name below, or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.
1.3Delivery
(a)Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)if by way of fax, when received in legible form; or

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(ii)if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;
and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.
(b)Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's signature below (or any substitute department or officer as the Agent shall specify for this purpose).
(c)All notices from or to an Obligor shall be sent through the Agent.
(d)Any communication or document made or delivered to the Borrower in accordance with this Clause 30.3 will be deemed to have been made or delivered to each of the Obligors.
(e)Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.
1.4Notification of address and fax number
Promptly upon changing its address or fax number, the Agent shall notify the other Parties.
1.5Electronic communication
(a)Any communication or document to be made or delivered by one Party to another under or in connection with the Finance Documents may be made or delivered by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:
(i)notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and
(ii)notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.
(b)Any such electronic communication or delivery as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery.
(c)Any such electronic communication or document as specified in paragraph (a) above made or delivered by one Party to another will be effective only when actually received (or made available) in readable form and in the case of any electronic communication or document made or delivered by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

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(d)Any electronic communication or document which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication or document is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.
(e)Any reference in a Finance Document to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with this Clause 30.5.
1.6English language
(a)Any notice given under or in connection with any Finance Document must be in English.
(b)All other documents provided under or in connection with any Finance Document must be:
(i)in English; or
(ii)if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
31.CALCULATIONS AND CERTIFICATES
1.1Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.
1.2Certificates and determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.
1.3Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days (where due in US dollars) and 365 days (where due in HK dollars) or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.
32.PARTIAL INVALIDITY
If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
33.REMEDIES AND WAIVERS

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No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.
34.AMENDMENTS AND WAIVERS
1.1Required consents
(a)Subject to Clause 34.2 (All Lender matters) and Clause 34.3 (Other exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.
(b)The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 34.
1.2All Lender matters
Subject to Clause 34.4 (Changes to reference rates) and Clause 34.5 (Concession Reorganisation), an amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:
(a)the definition of "Anti-Terrorism Laws", "Majority Lenders", "Relevant Ratio" or "Sanctions" in Clause 1.1 (Definitions);
(b)an extension to the date of payment of any amount under the Finance Documents;
(c)a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;
(d)a change in currency of payment of any amount under the Finance Documents;
(e)an increase in any Commitment, an extension of the Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the relevant Facility;
(f)any provision which expressly requires the consent of all the Lenders;
(g)Clause 2.3 (Finance Parties' rights and obligations), Clause 5.1 (Delivery of a Utilisation Request), Clause 7.1 (Illegality), Clause 7.3 (Property Mandatory Prepayment Event), Clause 7.8 (Application of prepayments), Clause 21.12 (OFAC), Clause 21.13 (FCPA), Clause 21.14 (Money Laundering Laws), Clause 21.15 (Anti-Terrorism Laws), Clause 23 (Changes to the Lenders), Clause 24 (Changes to the Obligors), Clause 27 (Sharing Among the Finance Parties), this Clause 34, Clause 43 (Governing Law) or Clause 44.1 (Jurisdiction);
(h)the nature or scope of the guarantee and indemnity granted under Clause 17 (Guarantee and Indemnity), shall not be made without the prior consent of all the Lenders;

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(i)the definition of "Money Laundering Laws" in paragraph (a) of Clause 21.14 (Money Laundering Laws); or
(j)the definition of "Anti-Bribery Laws" in paragraph (a) of Clause 21.13 (FCPA).
1.3Other exceptions
An amendment or waiver which relates to the rights or obligations of the Agent or the Arranger or a Reference Bank (each in their capacity as such) may not be effected without the consent of the Agent, the Arranger or that Reference Bank, as the case may be.
1.4Changes to reference rates
(a)Subject to Clause 34.3 (Other exceptions), if a Published Rate Replacement Event has occurred in relation to any Published Rate, any amendment or waiver which relates to:
(i)providing for the use of a Replacement Reference Rate in place of that Published Rate; and
(ii)
(A)aligning any provision of any Finance Document to the use of that Replacement Reference Rate;
(B)enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);
(C)implementing market conventions applicable to that Replacement Reference Rate;
(D)providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or
(E)adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Obligors.
(b)If any Lender fails to respond to a request for an amendment or waiver described in paragraph (a) above within ten Business Days (or such longer time period in relation to any request which the Company and the Agent may agree) of that request being made:

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(i)its Commitment shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and
(ii)its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.
(c)In this Clause 34.4:
"Published Rate" means:
(a)HIBOR;
(b)Overnight SOFR; or
(c)Term SOFR for any Quoted Tenor.
"Published Rate Replacement Event" means, in relation to a Published Rate:
(a)the methodology, formula or other means of determining that Published Rate has, in the opinion of the Majority Lenders and the Obligors, materially changed;
(b)
(i)
(A)the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or
(B)information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;
(ii)the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;
(iii)the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or
(iv)the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used;

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(c)the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:
(i)the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Obligors) temporary; or
(ii)that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than the Reference Rate Contingency Period; or
(d)in the opinion of the Majority Lenders and the Obligors, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.
"Reference Rate Contingency Period" means 30 days.
"Relevant Nominating Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.
"Replacement Reference Rate" means a reference rate which is:
(a)formally designated, nominated or recommended as the replacement for a Published Rate by:
(i)the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or
(ii)any Relevant Nominating Body,
and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Reference Rate" will be the replacement under paragraph (ii) above;
(b)in the opinion of the Majority Lenders and the Obligors, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Published Rate; or
(c)in the opinion of the Majority Lenders and the Obligors, an appropriate successor to a Published Rate.
1.5Concession Reorganisation
(a)Subject to Clause 34.3 (Other exceptions), if a Concession Reorganisation Event has occurred, any amendment or waiver which relates to:
(i)the definitions in Clause 1.1 (Definitions) of any of "Wynn Macau", "Wynn Resorts Macau", the "Site", "Palo", the "Cotai Property", the "Cotai Site", "Site Easements", "Cotai Site Easements", the "Concession Contract", the "Land Concession Contract" and/or the "Cotai Land Concession Contract";

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(ii)    Clause 21.8 (Compliance with Major Project Documents and Concession Contracts), Clause 21.19 (Limitation on Transactions with Affiliates) and/or 21.24 (Amendments to documents); and/or
(iii)    any other provision of any Finance Document,
in each case, in order to provide for a Concession Reorganisation, may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Borrower.
(b)In this Clause 34.5:
"Concession Reorganisation Event" means any Governmental Authority in the Macau SAR notifies Wynn Resorts Macau in writing prior to the extension or renewal of the Concession Contract that a Concession Reorganisation is required as a condition to the extension or renewal of the Concession Contract; and
"Concession Reorganisation" means any transaction or series of transactions in which Wynn Resorts Macau disposes to another directly or indirectly wholly owned Subsidiary of the Borrower all of Wynn Resorts Macau's assets and undertaking (including its Resort Assets) in accordance with all applicable Legal Requirements.
1.6Replacement of Lenders
(a)If:
(i)any Lender becomes a Non-Consenting Lender (as defined in paragraph (d) below);
(ii)any Lender becomes a Disrupted Lender; or
(iii)an Obligor becomes obliged to repay any amount in accordance with Clause 7.1 (Illegality) or to pay additional amounts pursuant to Clause 12.2 (Tax gross-up), Clause 12.3 (Tax indemnity) or Clause 13 (Increased Costs) to any Lender, then the Borrower may, on five Business Days' prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 23.6 (Procedure for transfer) all (and not part only) of its rights and obligations under this Agreement to an Eligible Institution (a "Replacement Lender") which is acceptable to the Borrower and which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 23 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Loans and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents (including without limitation, any amounts contemplated by sub-paragraph (iii) above).
(b)The replacement of a Lender pursuant to this Clause 34.6 shall be subject to the following conditions:
(i)the Borrower shall have no right to replace the Agent;

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(ii)neither the Agent nor the Lender shall have any obligation to the Borrower to find a Replacement Lender;
(iii)in the event of a replacement of a Lender such replacement must take place no later than 60 days after the date on which that Lender is deemed a Lender;
(iv)in no event shall the Lender replaced under this Clause 34.6 be required to pay or surrender to such Lender any of the fees received by such Lender pursuant to the Finance Documents; and
(v)the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer.
(c)A Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.
(d)In the event that:
(i)the Borrower or the Agent (at the request of the Borrower) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;
(ii)the consent, waiver or amendment in question requires the approval of all the Lenders; and
(iii)Lenders whose Commitments aggregate in the case of a consent, waiver or amendment requiring the approval of all the Lenders, more than 66⅔ per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66⅔ per cent. of the Total Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a "Non-Consenting Lender".
1.7Disenfranchisement of Excluded Lender
(a)In ascertaining whether the agreement of Lender(s) holding any given percentage (including unanimity) of the Total Commitments or the Commitments (in respect of any or all of the Facilities) has been obtained to approve any request from the Group, the Commitment and the participations in the Utilisations (in respect of the Facilities) of any Excluded Lender (unless it has ceased to be an Excluded Lender in accordance with the definition thereof) shall be deemed to be zero in calculating the Total Commitments, the Commitments and the participations in the Utilisations, in each case, of the relevant threshold or class of Lenders required to approve such request and its status as a Lender shall be ignored (and it shall be deemed not to be a Lender).
(b)For the purposes of this Clause 34.7, the Agent may assume that the following Lenders are Defaulting Lenders:
(i)any Lender which has notified the Agent that it has become a Defaulting Lender; or

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(ii)any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraph (a) or (c) of the definition of Defaulting Lender has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.
1.8Replacement of a Defaulting Lender
(a)The Borrower may, at any time a Lender has become and continues to be a Defaulting Lender, by giving five Business Days' prior written notice to the Agent and such Lender:
(i)replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;
(ii)require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender; or
(iii)require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Facilities, to an Eligible Institution (a "Replacement Lender") which is acceptable to the Borrower and which confirms its willingness to assume and does assume all the obligations, or all the relevant obligations, of the transferring Lender in accordance with Clause 23 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer which is either:
(i)    in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Loans and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents; or
(ii)    in an amount agreed between that Defaulting Lender, the Replacement Lender and the Borrower and which does not exceed the amount described in paragraph (i) above.
(b)Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 34.8 shall be subject to the following conditions:
(i)the Borrower shall have no right to replace the Agent;
(ii)neither the Agent nor the Defaulting Lender shall have any obligation to the Borrower to find a Replacement Lender;
(iii)the transfer must take place no later than 60 days after the notice referred to in paragraph (a) above;
(iv)in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

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(v)the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.
(c)The Defaulting Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.
1.9Excluded Commitments
If any Lender fails to respond to such a request or such a vote within 21 days of that request being made (unless the Borrower and the Agent agree to a longer time period in relation to any request):
(a)its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the relevant Facility/ies when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and
(b)its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.
35.CONFIDENTIAL INFORMATION
1.1Confidentiality
Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 35.2 (Disclosure of Confidential Information) and Clause 35.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.
1.2Disclosure of Confidential Information
Any Finance Party may disclose:
(a)to any of its Affiliates and Related Funds, head office, other branches, regional offices and any of its or their officers, directors, employees, professional advisers, auditors, insurers, insurance brokers, reinsurers, other service providers, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;
(b)to any person:

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(i)to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent, and, in each case, to any of that person's Affiliates, Related Funds, Representatives and professional advisers;
(ii)with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;
(iii)appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 25.14 (Relationship with the Lenders));
(iv)who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;
(v)to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;
(vi)to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
(vii)to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 23.9 (Security over Lenders' rights);
(viii)who is a Party; or
(ix)with the consent of the Borrower;
in each case, such Confidential Information as that Finance Party shall consider appropriate if:
(A)in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

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(B)in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;
(C)in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;
(c)to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party; and
(d)to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.
1.3Disclosure to numbering service providers
(a)Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities (or any of them) and/or one or more Obligors the following information:
(i)names of Obligors;
(ii)country of domicile of Obligors;
(iii)place of incorporation of Obligors;
(iv)date of this Agreement;
(v)Clause 43 (Governing Law);
(vi)the names of the Agent and the Arranger;
(vii)date of each amendment and restatement of this Agreement;
(viii)amounts of, and names of, the Facilities (and any tranches);

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(ix)amount of Total Commitments;
(x)currencies of the Facilities;
(xi)type of Facilities;
(xii)ranking of Facilities;
(xiii)Termination Date for the Facilities;
(xiv)changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and
(xv)such other information agreed between such Finance Party and the Borrower, to enable such numbering service provider to provide its usual syndicated loan numbering identification services.
(b)The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities (or any of them) and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.
(c)Each Obligor represents that none of the information set out in paragraphs (i) to (xv) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.
(d)The Agent shall notify the Borrower and the other Finance Parties of:
(i)the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities (or any of them) and/or one or more Obligors; and
(ii)the number or, as the case may be, numbers assigned to this Agreement, the Facilities (or any of them) and/or one or more Obligors by such numbering service provider.
1.4Entire agreement
This Clause 35 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.
1.5Inside information
Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.
1.6Notification of disclosure
Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

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(a)of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 35.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
(b)upon becoming aware that Confidential Information has been disclosed in breach of this Clause 35.
1.7Continuing obligations
The obligations in this Clause 35 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:
(a)the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and
(b)the date on which such Finance Party otherwise ceases to be a Finance Party.
36.CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS
1.1Confidentiality and disclosure
(a)The Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.
(b)The Agent may disclose:
(i)any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the Borrower pursuant to Clause 8.6 (Notification of rates of interest); and
(ii)any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender or Reference Bank, as the case may be.
(c)The Agent may disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:

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(i)any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, insurers, insurance brokers, other service providers, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;
(ii)any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;
(iii)any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;
(iv)any person to the extent that such information has been publicly disclosed other than in breach of this Clause 36;
(v)to any rating agency or direct or indirect provider of credit protection to such Finance Party or any of its Affiliates; and
(vi)any person with the consent of the relevant Lender or Reference Bank, as the case may be.
(d)The Agent's obligations in this Clause 36 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 8.6 (Notification of rates of interest) provided that (other than pursuant to paragraph (b)(i) above) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.
1.2Related obligations
(a)The Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Agent, any Reference Bank Quotation for any unlawful purpose.

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(b)The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:
(i)of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 36.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
(ii)upon becoming aware that any information has been disclosed in breach of this Clause 36.
1.3No Event of Default
No Event of Default will occur under Clause 22.3 (Other obligations) by reason only of an Obligor's failure to comply with this Clause 36.
37.CONTRACTUAL RECOGNITION OF BAIL-IN
(a)Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:
(i)any Bail-In Action in relation to any such liability, including (without limitation):
(A)a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(B)a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(C)a cancellation of any such liability; and
(ii)a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.
(b)In this Clause 37:
"Article 55 BRRD" means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.
"Bail-In Action" means the exercise of any Write-down and Conversion Powers.
"Bail-In Legislation" means:

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(i)in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;
(ii)in relation to the United Kingdom, the UK Bail-In Legislation; and
(iii)in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.
"EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway.
"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time.
"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers.
"UK Bail-In Legislation" means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).
"Write-down and Conversion Powers" means:
(i)in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;
(ii)in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and
(iii)in relation to any other applicable Bail-In Legislation:

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(A)any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and
(B)any similar or analogous powers under that Bail-In Legislation.
38.NON-RECOURSE LIABILITY
Notwithstanding any provision in the Finance Documents to the contrary no Operative shall be personally liable for payments due hereunder or under any of the Finance Documents or for the performance of any obligation hereunder or thereunder, save, in relation to any Operative, pursuant to any Finance Document to which such Operative is party. The sole recourse of the Finance Parties for satisfaction of any of the obligations of any of the Obligors hereunder and under the other Finance Documents shall be against the Obligors, and not against any assets or property of any Operative save to the extent such Operative is party to a Finance Document and is expressed to be liable for such obligation thereunder.
39.COUNTERPARTS
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

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SECTION 12
GOVERNING LAW AND ENFORCEMENT
40.USA PATRIOT ACT
Each Lender hereby notifies each Obligor that pursuant to the requirements of the USA PATRIOT Act, such Lender is required to obtain, verify and record information that identifies each Obligor, which information includes the name and address of each Obligor and other information that will allow such Lender to identify each Obligor in accordance with the USA PATRIOT Act.
41.ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCS
To the extent that the Finance Documents provide support, through a guarantee or otherwise, for any hedge agreement or any other agreement or instrument that is a QFC (such support, "QFC Credit Support", and each such QFC, a "Supported QFC"), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the U.S. Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the "U.S. Special Resolution Regimes") in respect of such Supported QFC and QFC Credit Support:
(a)In the event a Covered Entity that is party to a Supported QFC (each, a "Covered Party") becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Finance Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Finance Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)As used in this Clause 41, the following terms have the following meanings:
"BHC Act Affiliate" of a party means an "affiliate" (as such term is defined under, and interpreted in accordance with, 12 U.S.C.1841(k)) of such party.
"Covered Entity" means any of the following: (i) a "covered entity" as that term is defined in, and interpreted in accordance with, 12C.F.R. § 252.82(b); (ii) a "covered bank" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a "covered FSI" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

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"Default Right" has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
"QFC" has the meaning assigned to the term "qualified financial contract" in, and shall be interpreted in accordance with, 12 U.S.C.5390(c)(8)(D).
42.BENEFICIAL OWNERSHIP
(a)In this Clause 42:
"Beneficial Ownership Certification" means a certification regarding beneficial ownership as required by the U.S. Beneficial Ownership Regulation; and
"Beneficial Ownership Regulation" means 31 C.F.R. § 1010.230.
(b)At least five days prior to the first Utilisation Date (and no earlier than the date of this Agreement), if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation or if the Agent (for itself or on behalf of any Lender) at any time so requests a Beneficial Ownership Certification, it shall deliver a Beneficial Ownership Certification in relation to it within 30 days of the date of this Agreement or the date of such request (as the case may be).
(c)The Borrower will promptly notify the Agent and each Lender of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification.
43.GOVERNING LAW
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
44.ENFORCEMENT
1.1Jurisdiction
(a)The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a "Dispute").
(b)The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
(c)Notwithstanding paragraphs (a) and (b) above, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.
1.2Service of process
Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

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(a)irrevocably appoints Law Debenture Corporate Services Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and
(b)agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.
1.3Waiver of immunity
Each Obligor irrevocably and unconditionally:
(a)agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;
(b)consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and
(c)waives all rights of immunity in respect of it or its assets.
1.4Waiver of trial by jury
EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY FINANCE DOCUMENT. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY COURT.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

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Schedule 1
THE ORIGINAL LENDERS

Name of Original Lender	Facility A Commitment (USD)	Facility B Commitment (HKD)
Bank of China Limited, Macau Branch	NIL	3,510,000,000
Industrial and Commercial Bank of China (Macau) Limited	NIL	1,950,000,000
United Overseas Bank Limited	250,000,000	NIL
Bank of Communications Co., Ltd. Macau Branch	NIL	1,170,000,000
Bank of America, N.A.	NIL	702,000,000
The Bank of Nova Scotia	NIL	499,200,000
Sumitomo Mitsui Banking Corporation	62,500,000	NIL
Banco Nacional Ultramarino, S.A.	NIL	429,000,000
Deutsche Bank AG, Singapore Branch	NIL	417,300,000
BNP Paribas, acting through its Hong Kong branch	NIL	390,000,000
Banco Comercial de Macau, S.A.	NIL	195,000,000

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Schedule 2
CONDITIONS PRECEDENT
1.Original Obligors and other entities
(a)A copy of the constitutional documents and statutory registers of each Obligor, WML Corp, WML Finance and Wynn Resorts Macau.
(b)A copy of a resolution of the board of directors of each Obligor (or, in respect of the Company, an extract of its board resolutions), WML Corp, WML Finance and Wynn Resorts Macau:
(i)approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;
(ii)authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and
(iii)authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.
(c)A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.
(d)A certificate of each Obligor (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Obligor to be exceeded.
(e)A certificate of an authorised signatory of the relevant Obligor, WML Corp, WML Finance and Wynn Resorts Macau certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.
(f)In respect of each Obligor, WML Corp and WML Finance, a copy of a certificate of good standing issued by the Registrar of Companies in the Cayman Islands dated no earlier than one month of the date of this Agreement.
2.Legal opinions
(a)A legal opinion of Clifford Chance, legal advisers to the Arranger and the Agent in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement.
(b)A legal opinion of Walkers (Hong Kong), legal advisers to the Arranger and the Agent in the Cayman Islands, substantially in the form distributed to the Original Lenders prior to signing this Agreement.
(c)A legal opinion of Mr Henrique Saldanha, Macanese legal adviser to the Arranger and the Agent in Macau, substantially in the form distributed to the Original Lenders prior to signing this Agreement.
3.Other documents and evidence

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(a)This Agreement, the Subordination Agreement and any Fee Letter, duly executed by the parties thereto.
(b)Evidence that any process agent referred to in Clause 44.2 (Service of process) has accepted its appointment.
(c)A copy of a prepayment consent letter in respect of the Existing Facilities substantially in the form circulated to the Agent prior to the date of this Agreement and countersigned by the intercreditor agent under the Existing Facilities (the "Prepayment Consent Letter"), together with copies of a Prepayment Notice and a Confirmation Notice.
(d)The Funds Flow Statement in a form agreed between the Agent and the Borrower detailing the proposed movements of funds on the date on which the Existing Facilities are to be refinanced in full.
(e)Evidence that the proceeds of the first Utilisation in respect of each Facility, together with other cash sources available to the Group, will be sufficient to discharge the Existing Facilities in full in the manner contemplated by the Prepayment Consent Letter.
(f)Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and Clause 16 (Costs and Expenses) have been paid or will be paid by the first Utilisation Date.

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Schedule 3
UTILISATION REQUEST
From:    WM Cayman Holdings Limited II as Borrower
To:    [Agent]
Dated:
Dear Sirs
USD1,500,000,000 Facility Agreement
dated [ ] (the "Agreement")
1.We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.
2.We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Aggregate Amount of Loan (in USD, at the Fixed HKD/USD Exchange Rate):	[ ] or, if less, the aggregate of the Available Facilities
Amount of Facility A Loan	USD[ ] or, if less, the Available Facility
Amount of Facility B Loan	HKD[ ] or, if less, the Available Facility
Interest Period:	[ ]

3.We confirm that each condition specified in Clause 4.2 (Further conditions precedent) of the Agreement is satisfied on the date of this Utilisation Request.
4.[This Loan is to be made in [whole]/[part] for the purpose of refinancing [identify maturing Loan]/[The proceeds of this Loan should be credited to [account]]
5.This Utilisation Request is irrevocable.
Yours faithfully

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authorised signatory for
WM Cayman Holdings Limited II

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Schedule 4
FORM OF TRANSFER CERTIFICATE
To:    [           ] as Agent
From:    [The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")
Dated:
WM Cayman Holdings Limited II –
USD1,500,000,000 Facility Agreement
dated [ ] (the "Agreement")
1.We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.
2.We refer to Clause 23.6 (Procedure for transfer) of the Agreement:
(a)The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation, and in accordance with Clause 23.6 (Procedure for transfer) of the Agreement, all of the Existing Lender's rights and obligations under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender's Commitment and participations in Loans under the Agreement as specified in the Schedule.
(b)The proposed Transfer Date is [                ].
(c)The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) of the Agreement are set out in the Schedule.
3.The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 23.5 (Limitation of responsibility of Existing Lenders) of the Agreement.
4.    This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.
5.    This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.
6.    This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

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THE SCHEDULE
Commitment/rights and obligations to be transferred
[Insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]
By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [           ].
[Agent]
By:

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Schedule 5
FORM OF ASSIGNMENT AGREEMENT
To:    [ ] as Agent and WM Cayman Holdings Limited II as Borrower, for and on behalf of each Obligor
From:    [the Existing Lender] (the "Existing Lender") and [the New Lender] (the "New Lender")
Dated:
WM Cayman Holdings Limited II –
USD1,500,000,000 Facility Agreement
dated [ ] (the "Agreement")
1.We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.
2.We refer to Clause 23.7 (Procedure for assignment) of the Agreement:
(a)The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender's Commitment and participations in Loans under the Agreement as specified in the Schedule.
(b)The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender's Commitment and participations in Loans under the Agreement specified in the Schedule.
(c)The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.
3.The proposed Transfer Date is [ ].
4.On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.
5.The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) of the Agreement are set out in the Schedule.
6.The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 23.5 (Limitation of responsibility of Existing Lenders) of the Agreement.
7.    This Assignment Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 23.8 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Borrower) of the Agreement, to the Borrower (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.
8.    This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

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9.    This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
10.    This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

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THE SCHEDULE
Rights to be assigned and obligations to be released and undertaken
[Insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]
By:	By:

This Assignment Agreement is accepted by the Agent and the Transfer Date is confirmed as [      ].
Signature of this Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.
[Agent]
By:

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Schedule 6
FORM OF COMPLIANCE CERTIFICATE
To:    [         ] as Agent
From:    WM Cayman Holdings Limited II as Borrower
Dated:
Dear Sirs
WM Cayman Holdings Limited II –
USD1,500,000,000 Facility Agreement
dated [ ] (the "Agreement")
1.We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.
2.We confirm that: [Insert details of covenants to be certified]
3.We confirm that, as at [insert reference date], the aggregate principal amount of outstanding Subordinated Loans was [•].
4.[We confirm that no Default is continuing.]

Signed:
Responsible Officer
of
WM Cayman Holdings Limited II

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Schedule 7
TIMETABLES

	Loans in US dollars	Loans in HK dollars

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	U – 5, 5:00pm (or, in the case of the first Utilisation Date, any later date and time agreed between the Borrower and the Agent)	U – 5, 5:00pm (or, in the case of the first Utilisation Date, any later date and time agreed between the Borrower and the Agent)
Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lender's participation)	U – 4, 5:00pm (or, in the case of the first Utilisation Date, any later date and time agreed between the Borrower and the Agent)	U – 4, 5:00pm (or, in the case of the first Utilisation Date, any later date and time agreed between the Borrower and the Agent)
Reference Rate (Facility A), LIBOR or HIBOR is fixed	Quotation Day (in the case of LIBOR) prior to 11:00 a.m. (London time) or (in the case of Reference Rate (Facility A)) prior to 5:00 p.m. (New York time)	Quotation Day, 11:00 a.m. (Hong Kong time)

"U - X" refers to the number of Business Days before the relevant Utilisation Date/the first day of the relevant Interest Period.

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Schedule 8
FORM OF INCREASE CONFIRMATION
To:    [ ] as Agent and WM Cayman Holdings Limited II as Borrower, for and on behalf of each Obligor
From:    [the Increase Lender] (the "Increase Lender")
Dated:
WM Cayman Holdings Limited II –
USD1,500,000,000 Facility Agreement
dated [ ] (the "Agreement")
1.We refer to the Agreement. This is an Increase Confirmation. Terms defined in the Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.
2.We refer to Clause 2.2 (Increase) of the Agreement.
3.The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the "Relevant Commitment") as if it had been an Original Lender under the Agreement in respect of the Relevant Commitment.
4.The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the "Increase Date") is [     ].
5.On the Increase Date, the Increase Lender becomes party to the Finance Documents as a Lender.
6.The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 30.2 (Addresses) of the Agreement are set out in the Schedule.
7.The Increase Lender expressly acknowledges the limitations on the Lenders' obligations referred to in paragraph (i) of Clause 2.2 (Increase) of the Agreement.
8.    This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.
9.    This Increase Confirmation and any non-contractual obligations arising out of or in connection with it are governed by English law.
10.    This Increase Confirmation has been entered into on the date stated at the beginning of this Increase Confirmation.

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THE SCHEDULE
Relevant Commitment/rights and obligations to be assumed by the Increase Lender
[Insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments]
[Increase Lender]
By:
This Increase Confirmation is accepted by the Agent and the Increase Date is confirmed as [     ].
Agent
By:

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SIGNATURE PAGES

The Company
WYNN MACAU, LIMITED
By:    Signature

    Authorised Signatory

Address:    Wynn Macau, Rua Cidade de Sintra, NAPE
Macau
Tel:        +853 2888 9966
Fax:        +853 2832 9966
Attention:    Chief Financial Officer

With a copy to:
Wynn Resorts (Macau) S.A.
Address:    Wynn Macau, Rua Cidade de Sintra, NAPE
    Macau
Tel:    +853 2888 9966
Fax:    +853 2832 9966
Attention:    Legal Department of Wynn Resorts (Macau) S.A.

WYNN 2023 SIGNATURE PAGES FACILITY AGREEMENT

The Borrower
WM CAYMAN HOLDINGS LIMITED II
By:    Signature

    Authorised Signatory

Address:    Wynn Macau, Rua Cidade de Sintra, NAPE
Macau
Tel:        +853 2888 9966
Fax:        +853 2832 9966
Attention:    Chief Financial Officer

With a copy to:
Wynn Resorts (Macau) S.A.
Address:    Wynn Macau, Rua Cidade de Sintra, NAPE
    Macau
Tel:    +853 2888 9966
Fax:    +853 2832 9966
Attention:    Legal Department of Wynn Resorts (Macau) S.A.

WYNN 2023 SIGNATURE PAGES FACILITY AGREEMENT

The Arrangers
BANK OF CHINA LIMITED, MACAU BRANCH
By:        Signature

Address:    20/F Bank of China Building
Avenida Doutor Mario Soares, Macau
Tel:         +853 8792 1639 / 8792 1661
Fax:         +853 8792 1659 / 8792 0308
Attention:     Mr. James Wong / Ms.Jade Gan

With a copy to:

Address:     17/F Bank of China Building
Avenida Doutor Mario Soares, Macau
Tel:         +853 8792 1705 / 8792 1373
Fax:         +853 8792 1677
Attention:     Ms. Venus Huang / Ms. Grace Su

WYNN 2023 SIGNATURE PAGES FACILITY AGREEMENT

The Original Lenders
BANK OF CHINA LIMITED, MACAU BRANCH
By:        Signature

Address:    20/F Bank of China Building
Avenida Doutor Mario Soares, Macau
Tel:         +853 8792 1639 / 8792 1661
Fax:         +853 8792 1659 / 8792 0308
Attention:     Mr. James Wong / Ms.Jade Gan

With a copy to:

Address:     17/F Bank of China Building
Avenida Doutor Mario Soares, Macau
Tel:         +853 8792 1705 / 8792 1373
Fax:         +853 8792 1677
Attention:     Ms. Venus Huang / Ms. Grace Su

WYNN 2023 SIGNATURE PAGES FACILITY AGREEMENT

INDUSTRIAL AND COMMERCIAL BANK OF CHINA (MACAU) LIMITED
By:        Signature

Address:    18/F.,ICBC Tower,Macau Landmark, 555 Avenida da Amizade,Macau
Tel:    +853 8398 2723/ +853 8398 2296/ +853 8398 2158/ +853 8398 2452/ +853 8398 2224/ +853 8398 2499/ +853 8398 2491/ +853 8398 7447
Fax:         +853 8398 2160/ +853 2858 4496
Attention:    Kevin Kuok / Nick Wu / Janet Lei / Linda Chan / Lillian Hong / Selena Ren / Mandy Lai / Vanessa Chao

WYNN 2023 SIGNATURE PAGES FACILITY AGREEMENT

UNITED OVERSEAS BANK LIMITED
(incorporated in Singapore with limited liability)
By:        Signature

Address:    28/F, Champion Tower, 3 Garden Road, Central, Hong Kong
Tel:    +852 2820 9195 / +852 2820 9190 / +852 2820 9161 / +852 2820 9178 / +852 2820 9176 / +852 2820 9141 / +852 2820 9135 / +852 2820 9180 / +852 2820 9177 / +852 2820 9114 / +852 2820 9171 / +852 2820 9157
Fax:         +852 2596 0113 / +852 2820 9117 / +852 2501 5738
Attention:    Anthony Tse / Christina Lui / Ann Wong / Kelvin Wong (Corporate Banking HK)
CC: Karie Leung / Amy Wong / Cyrus Chau (Credit Administration & Control) Dennis Yue / Percy Ning / Terry Wong / Tommy Fung / Wenda Ng (Wholesale Loan Operations)

WYNN 2023 SIGNATURE PAGES FACILITY AGREEMENT

BANK OF COMMUNICATIONS CO., LTD. MACAU BRANCH
By:        Signature

Address:    16/F, AIA Tower, 251A-301 Avenida Comercial De Macau
Tel:        (853) 28286611
Fax:         (853) 28286686
Attention:    Wynn Macau Syndication 2021

WYNN 2023 SIGNATURE PAGES FACILITY AGREEMENT

BANK OF AMERICA, NATIONAL ASSOCIATION, HONG KONG BRANCH
By:        Signature

Address:    52/F, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong
Tel:        +852-3508-4071 / +852-3508-6442
Fax:         +852-3009-0073
Attention:    Jeffrey Tam / Alan Wong

WYNN 2023 SIGNATURE PAGES FACILITY AGREEMENT

THE BANK OF NOVA SCOTIA
(A chartered bank incorporated under the laws of Canada, whose shareholders’ liability is limited, acting out of its Hong Kong Branch with registered address at Suite 2401, Central Tower, 28 Queen’s Road Central, Hong Kong)
By:        Signature

Address:    Suite 2401, Central Tower, 28 Queen’s Road Central, Hong Kong
Tel:        2861 4100
Fax:         2527 2526
Attention:    Winton So / Philip Ng / Kenneth Ho

WYNN 2023 SIGNATURE PAGES FACILITY AGREEMENT

SUMITOMO MITSUI BANKING CORPORATION
By:        Signature
Name:
Title:

For Credit Matters:
Address:    277 Park Avenue, New York, NY 10172
Tel:        212-224-4735
Fax:
Attention:    John Corrigan

For Operational Matters:
Address:    277 Park Avenue, New York, NY 10172
Tel:        212-256-7371
Fax:         212-224-4391
Attention:    Keshia Octelene

WYNN 2023 SIGNATURE PAGES FACILITY AGREEMENT

BANCO NACIONAL ULTRAMARINO, S.A.
By:        Signature

Address:    No. 22, Avenida de Almeida Ribeiro, Macau
Tel:        (853) 83989146 / 83989106
Fax:         (853) 28331206 / 28356867
Attention:    Teren Cheong / Violet Choi

WYNN 2023 SIGNATURE PAGES FACILITY AGREEMENT

DEUTSCHE BANK AG, SINGAPORE BRANCH
By:        Signature

Address:    One Raffles Quay, South Tower #14-00, Singapore 048583
Tel:        +65 6423 5990 / +65 6423 6802
Fax:         +65 6221 2306 / +65 6536 1328
Attention:    Xuan-Ren Chen / Adeline Chua

WYNN 2023 SIGNATURE PAGES FACILITY AGREEMENT

BNP PARIBAS
(a public limited company (société anonyme) incorporated in the Republic of France with the liability of its members being limited and having a branch at 63/F Two International Finance Centre, 8 Finance Street, Hong Kong)

By: Signature	By: Signature

Address:    63/F, Two International Finance Centre, 8 Finance Street, Central, Hong Kong
Tel:        +852 2909 8770/+852 2909 8790/+852 2909 8510
Fax:         +852 2970 0296
Attention:    Charmaine Lo/ Chris Lau/ Kathleen Cheung

WYNN 2023 SIGNATURE PAGES FACILITY AGREEMENT

BANCO COMERCIAL DE MACAU, S.A.
By:        Signature

Address:    Avenida da Praia Grande, No.572, Macau
Tel:        (853) 87910-233 / 251 / 255 / 259 / 861 / 273 / 280 / 293 / 296
Fax:         (853) 28715-521 / 87910-276
Attention:    Mr. Sam Lee / Mr. Simon Chong / Mr. Alex Chou / Ms. Victoria Kuang / Mr. Vincent Leung / Mr. Winson Wong / Ms. Wing Ku / Ms. Natalie Cheng / Ms. Camilla Chow

WYNN 2023 SIGNATURE PAGES FACILITY AGREEMENT

The Agent
BANK OF CHINA LIMITED, MACAU BRANCH
By:        Signature

Address:    20/F Bank of China Building
Avenida Doutor Mario Soares, Macau
Tel:         +853 8792 1639 / 8792 1661
Fax:         +853 8792 1659 / 8792 0308
Attention:     Mr. James Wong / Ms.Jade Gan

With a copy to:

Address:     17/F Bank of China Building
Avenida Doutor Mario Soares, Macau
Tel:         +853 8792 1705 / 8792 1373
Fax:         +853 8792 1677
Attention:     Ms. Venus Huang / Ms. Grace Su

WYNN 2023 SIGNATURE PAGES FACILITY AGREEMENT

SIGNATURES
The Company
For and on behalf of
WYNN MACAU, LIMITED
By: /s/ Craig S. Billings
Name: Craig S. Billings
Title: Director

SIGNATURE PAGES TO PROJECT LANTAU II (WYNN 2023) AMENDMENT AND RESTATEMENT AGREEMENT

The Borrower
For and on behalf of
WM CAYMAN HOLDINGS LIMITED II
By: /s/ Craig Fullalove

Name: Craig Fullalove
Title: Authorised Signatory

SIGNATURE PAGES TO PROJECT LANTAU II (WYNN 2023) AMENDMENT AND RESTATEMENT AGREEMENT

The Subordinated Creditors
For and on behalf of
WYNN MACAU, LIMITED
By: /s/ Craig S. Billings

Name: Craig S. Billings
Title: Director

SIGNATURE PAGES TO PROJECT LANTAU II (WYNN 2023) AMENDMENT AND RESTATEMENT AGREEMENT

For and on behalf of
WML CORP. LTD.
By: /s/ Craig S. Billings

Name: Craig S. Billings
Title: Director

SIGNATURE PAGES TO PROJECT LANTAU II (WYNN 2023) AMENDMENT AND RESTATEMENT AGREEMENT

For and on behalf of
WML FINANCE I LIMITED
By: /s/ Craig S. Billings
Name: Craig S. Billings
Title: Director

SIGNATURE PAGES TO PROJECT LANTAU II (WYNN 2023) AMENDMENT AND RESTATEMENT AGREEMENT

The Subordinated Debtors
For and on behalf of
WM CAYMAN HOLDINGS LIMITED II
By: /s/ Craig Fullalove

Name: Craig Fullalove
Title: Authorised Signatory

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For and on behalf of
WYNN RESORTS (MACAU) S.A.
By: /s/ Craig S. Billings
Name: Craig S. Billings
Title: Director

SIGNATURE PAGES TO PROJECT LANTAU II (WYNN 2023) AMENDMENT AND RESTATEMENT AGREEMENT

The Agent
For and on behalf of
BANK OF CHINA LIMITED, MACAU BRANCH
By: /s/ Huang Jia Yu, Venus
Name: Huang Jia Yu, Venus
Title: Deputy Director of Integrated Resorts Business Division, Corporate Banking Department

Address:	18/F Bank of China Building Avenida Doutor Mario Soares, Macau
Tel:	+853 8792 1688 / 8792 1771 / 8792 1718
Fax:	+853 8792 1659
Attention:	Ms Jennie Chan / Ms Yan Chan / Ms Nora Pang

With a copy to:

Address:	17/F Bank of China Building Avenida Doutor Mario Soares, Macau
Tel:	+853 8792 1705 / 8792 1737 /8792 1733
Fax:	+853 8792 1677
Attention:	Ms. Venus Huang / Ms. Christine Chong / Mr. Jason Zhao

SIGNATURE PAGES TO PROJECT LANTAU II (WYNN 2023) AMENDMENT AND RESTATEMENT AGREEMENT